As filed with the Securities and Exchange Commission on November 20, 2001


                                                Registration No. 333-72208

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             Amendment No. 1


                                    to

                                   FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ---------------
                       SIZELER PROPERTY INVESTORS, INC.
            (Exact name of registrant as specified in its charter)
         Maryland                   6798                   72-1082589
      (State or other         (Primary Standard         (I.R.S. Employer
       jurisdiction              Industrial            Identification No.)
    of incorporation or      Classification No.)
       organization)
                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                          SIDNEY W. LASSEN, Chairman
                       Sizeler Property Investors, Inc.
                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)
                               ---------------
                                  Copies to:
                           WILLIAM I. SCHAPIRO, Esq.
                       Jaeckle Fleischmann & Mugel, LLP
                            800 Fleet Bank Building
                             Twelve Fountain Plaza
                         Buffalo, New York 14202-2292
                                (716) 856-0600
   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                        CALCULATION OF REGISTRATION FEE
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
  Title of each class                              Proposed         Proposed       Amount of
  of securities to be         Amount to be     maximum offering maximum aggregate registration
       registered              registered       price per unit   offering price       fee
----------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------
10.0% Series B
 Cumulative Redeemable
 Preferred Stock........      $61,900,000            100%        $61,900,000 (1)  $15,475 (2)
----------------------------------------------------------------------------------------------
9.0% Convertible
 Subordinated Debentures
 due July 15, 2009......          (3)                (3)               (3)            (3)
----------------------------------------------------------------------------------------------
Common Stock and
 associated share
 purchase rights........  2,938,818 shares (4)       (4)               (4)            (4)

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(1) Pursuant to Rule 457(f)(1) under the Securities Act of 1933, as amended, this amount is the market value of the maximum amount of 8% convertible subordinated debentures due 2003 that may be received by the registrant from tendering holders.
(2) The registration fee has been calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
(3) Up to $32,327,000 in aggregate principal amount of 9.0% convertible subordinated debentures due July 15, 2009 may be issued in this exchange offer. The total of Series B preferred stock and 9.0% convertible subordinated debentures to be issued upon completion of this exchange offer will be equal to or less than $61,900,000. Therefore, no additional registration fee is required pursuant to Rule 457 under the Securities Act of 1933, as amended.

(4) The $32,327,000 in aggregate principal amount of 9.0% convertible subordinated debentures due July 15, 2009 are presently convertible into the 2,938,818 shares of common stock based upon a conversion price of $11.00 per share. The actual number of shares of common stock issued on conversion depends on a number of factors including the amount of 9.0% convertible subordinated debentures due July 15, 2009 issued in the exchange offer, any adjustments to the conversion price and whether holders convert. No additional registration fee is required pursuant to Rule 457 under the Securities Act of 1933, as amended.


   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus and exchange offer is not complete and may +
+be changed. We may not complete this exchange offer and issue these           +
+securities until the registration statement filed with the Securities and + +Exchange Commission is effective. This prospectus is not an offer to sell + +these securities and it is not soliciting an offer to buy these securities in +
+any jurisdiction where the offer or sale is not permitted.                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                             SUBJECT TO COMPLETION

Prospectus                Dated November 20, 2001

                                  $61,900,000

                        SIZELER PROPERTY INVESTORS, INC.

                               Offer to Exchange
           9.0% Convertible Subordinated Debentures due July 15, 2009
                                     and/or
              10.0% Series B Cumulative Redeemable Preferred Stock
                              for all Outstanding
            8% Convertible Subordinated Debentures due July 15, 2003
                             (CUSIP No. 830137AA3)

           Exchange Offer Expiration: December   , 2001 at 8:00 a.m.,
                      New York City time, unless extended.

Material Terms of the Exchange Offer

  . We are offering to exchange your 8% convertible subordinated debentures due July 15, 2003 for either of the following two options:

    + $1,000 in principal amount of 9% convertible subordinated debentures due
      July 15, 2009 for each $1,000 in principal amount of the old debentures that you tender, up to a maximum of $32,327,000 in aggregate principal amount of new debentures; or

    + 40 shares of 10% Series B cumulative redeemable preferred stock for each $1,000 in principal amount of the old debentures that you tender.

  . You may choose to exchange your old debentures entirely for new debentures, entirely for Series B preferred stock, or you may choose any combination thereof.

  . You do not have to tender all of your old debentures to participate in this exchange offer.

  . We will exchange all old debentures that are validly tendered, not withdrawn, and accepted, prior to the expiration of the exchange offer.

  . You may withdraw your tender of old debentures or change your choice of consideration options at any time before the expiration of the exchange offer.

  . We may cancel this exchange offer or change the terms of this exchange offer at any time prior to expiration. See "This Exchange Offer--Amendment of this Exchange Offer."

  . If holders of old debentures choose to validly tender, in the aggregate, more than $32,327,000 in principal amount of old debentures in exchange for new debentures, we will exchange the new debentures for old debentures on a pro rata basis. Old debentures tendered for new debentures that are not accepted because of proration may, at the option of the holder, be exchanged for shares of Series B preferred stock or returned to the holder. See "This Exchange Offer--Possible Proration of New Debentures."

  . We believe that the exchange of old debentures will not be a taxable event for U.S. federal income tax purposes, but you should see "Material United States Federal Tax Consequences" on page 62 for more information.

  . We intend to apply to list the new debentures and the Series B preferred stock on the New York Stock Exchange.

  . We will not receive any proceeds from the exchange offer. See "Use of Proceeds."

  . If the conditions to this exchange offer are satisfied, or waived by us, we will accept for exchange any and all old debentures that are validly tendered and not withdrawn before 8:00 a.m., New York City time, on the expiration date of this exchange offer. To validly tender your old debentures please follow the instructions described in this prospectus and the letter of transmittal. See "This Exchange Offer--Procedures for Exchanging Old Debentures." If the conditions are not satisfied or waived or if we otherwise terminate this exchange offer, tendered old debentures will be returned, without expense to you.

  Both acceptance and rejection of this exchange offer involve a high degree of risk. See "Risk Factors" beginning on page 17 of this prospectus for a discussion of risk factors that you should consider in connection with this exchange offer and an investment in the new debentures and shares of Series B preferred stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 2001.

   Each broker-dealer that receives registered new debentures or Series B preferred stock for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new debentures or Series B preferred stock. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended. A participating broker-dealer may use this prospectus in connection with resales of new debentures or Series B preferred stock received in exchange for the outstanding old debentures where those old debentures were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date of this prospectus and ending on the close of business on the day that is 180 days following the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any of those resales. See "Plan of Distribution."

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ABOUT THIS PROSPECTUS......................................................   5

WHERE YOU CAN FIND MORE INFORMATION........................................   5

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE............................   6

PROSPECTUS SUMMARY.........................................................   7
  Sizeler Property Investors, Inc..........................................   7
  Reason for this Exchange Offer...........................................   7
  Background of this Exchange Offer........................................   7
  No Board Recommendation..................................................   7
  Effects of this Exchange Offer on Owners of the Old Debentures...........   8
  Summary of the Terms of this Exchange Offer..............................   8
  Summary Description of the New Debentures................................  12
  Summary Description of the Series B Preferred Stock......................  13
  Summary Historical Financial Data........................................  15
  Ratio of Earnings to Fixed Charges.......................................  16

RISK FACTORS...............................................................  17
  Risks Relating to the Exchange Offer.....................................  17
  Risks Associated with the New Debentures.................................  17
  Risks Associated with the Series B Preferred Stock.......................  17
  Risks Associated with Retaining the Old Debentures.......................  18
  Real Estate Industry Risks...............................................  18
  Risks Associated with our Properties.....................................  19
  Financing Risks..........................................................  20
  Other Risks..............................................................  20

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS............................  21

USE OF PROCEEDS............................................................  21

RATIO OF EARNINGS TO FIXED CHARGES.........................................  22

CAPITALIZATION.............................................................  23

THIS EXCHANGE OFFER........................................................  24
  About Sizeler Property Investors, Inc....................................  24
  Purpose of this Exchange Offer...........................................  24
  Securities Offered in this Exchange Offer................................  24
  Possible Proration of New Debentures.....................................  24

                                                                          Page
                                                                          ----
  Market and Trading Information Regarding the Old Debentures............  24
  Conditions to this Exchange Offer......................................  25
  Background of this Exchange Offer......................................  25
  No Board Recommendation................................................  25
  Period for Tendering Old Debentures....................................  26
  Procedures for Exchanging Old Debentures...............................  26
  Withdrawals of Tenders.................................................  28
  Interest on Old and New Debentures and Dividends on Series B Preferred
   Stock.................................................................  29
  Amendment of this Exchange Offer.......................................  29
  Future Transactions Involving Old Debentures...........................  30
  "Blue Sky" Compliance..................................................  30
  Exchange Agent.........................................................  30
  Financial Advisor......................................................  31
  Information Agent......................................................  31
  Fees and Expenses......................................................  31
  Transfer Taxes.........................................................  32
  United States Federal Tax Considerations...............................  32
  Appraisal Rights.......................................................  32

SELECTED FINANCIAL DATA..................................................  33

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS....................  35

COMPARISON OF THE OLD DEBENTURES, THE NEW DEBENTURES AND THE SERIES B
 PREFERRED STOCK.........................................................  40

TERMS OF THE DEBENTURES..................................................  45

TERMS OF THE SERIES B PREFERRED STOCK....................................  49
  Maturity...............................................................  49
  Rank...................................................................  49
  Dividends..............................................................  50
  Liquidation Preference.................................................  51
  Redemption.............................................................  51
  Procedures for Redemption..............................................  51
  Voting Rights..........................................................  53
  Conversion.............................................................  54
  Restrictions on Ownership and Transfer.................................  54
  Transfer and Dividend Paying Agent.....................................  54
BENEFICIAL OWNERSHIP OF OLD DEBENTURES BY DIRECTORS AND EXECUTIVE
 OFFICERS................................................................  54
RECENT TRANSACTIONS IN THE OLD DEBENTURES................................  54

DESCRIPTION OF CAPITAL STOCK.............................................  55

BOOK-ENTRY; DELIVERY AND FORM............................................  55
  General................................................................  55
  Definitive Registered Debentures.......................................  56
  Description of Book-Entry System.......................................  57
  Payments on the Global Debentures......................................  57
  Redemption of Global Debentures........................................  58
  Transfers..............................................................  58
  Action by Owners of Book-Entry Interests...............................  58
  Reports................................................................  59
  Notices................................................................  59

                                                                            Page
                                                                            ----
  Business Day.............................................................  59
  Action by Book-Entry Depositary..........................................  59
  Resignation of Book-Entry Depositary.....................................  59
  Expenses of Book-Entry Depositary........................................  60
  Amendment and Termination of the Deposit Agreements......................  60
  Information Concerning DTC, Euroclear and Clearstream....................  60
  Global Clearance and Settlement Under Book-Entry System..................  61

MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES............................  62
  Introductory Notes.......................................................  62
  Taxation of the Company..................................................  62
  Potential Taxation of Company on the Exchange............................  67
  Taxation of Stockholders.................................................  67
  Backup Withholding Tax and Information Reporting.........................  71
  Taxation of Domestic Debenture Holders...................................  72
  Taxation of Non-U.S. Debenture Holders...................................  75

FEDERAL INCOME TAX CONSIDERATIONS OF THE EXCHANGE TRANSACTION..............  76
  Domestic Debenture Holders...............................................  76
  Foreign Debenture Holders................................................  76

PLAN OF DISTRIBUTION.......................................................  77

LEGAL MATTERS..............................................................  77

EXPERTS....................................................................  77

                             ABOUT THIS PROSPECTUS

   You should read this prospectus carefully. This prospectus contains information you should consider when making a decision about the exchange offer. You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy any securities to any person in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

   Information contained on our website does not constitute part of this prospectus.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed with the SEC a registration statement under the Securities Act with respect to the securities offered hereunder. As permitted by the SEC's rules and regulations, this prospectus does not contain all the information set forth in the registration statement. For further information regarding our company and our securities, please refer to the registration statement and the contracts, agreements and other documents filed as exhibits to the registration statement. Additionally, we file annual, quarterly and special reports, proxy statements and other information with the SEC.

   You may read and copy all or any portion of the registration statement or any other materials that we file with the SEC at the SEC's public reference rooms in Washington, D.C., Chicago, Illinois, and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC's website (http://www.sec.gov). We also have a website (through which you may access our SEC filings). Please note that our website contains various financial data and analyses computed or prepared by third parties and that we may not have verified and confirmed the accuracy of all such data. Therefore, we disclaim all responsibility for its accuracy. In addition, you may look at our SEC filings at the offices of the New York Stock Exchange, Inc., which is located at 20 Broad Street, New York, New York 10005. Our SEC filings are available at the NYSE because our common stock is listed and traded on the NYSE under the symbol "SIZ".

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The SEC allows us to "incorporate by reference" the information contained in documents that we file with them: that means we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information.

   We incorporate by reference the documents listed below and any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until the expiration date of this exchange offer.

  .   Our Annual Report on Form 10-K for the year ended December 31, 2000.

  .   Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

  .   Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.

  .   Our Quarterly Report on Form 10-Q for the quarter ended September 30,
      2001.


  .   Our Current Report on Form 8-K dated June 26, 2001.

   You may request a free copy of these filings (other than exhibits, unless they are specifically incorporated by reference in the documents) by writing or telephoning either:

                   Georgeson Shareholder Communications Inc.
                          17 State Street, 10th Floor
                           New York, New York 10004
               Bankers and brokers call collect: (212) 440-9800
                   All others call toll-free: (800) 223-2064

                                      or

                       Sizeler Property Investors, Inc.
                      Attention: Chief Financial Officer
                            2542 Williams Boulevard
                            Kenner, Louisiana 70062
                                (504) 471-6200

                               PROSPECTUS SUMMARY

   The following summary highlights some information from this prospectus. It may not contain all of the information that may be important to you. To understand this exchange offer fully and for a more complete description of the legal terms of this exchange offer, you should read carefully this entire prospectus and the other documents to which we have referred you, including the letter of transmittal accompanying this prospectus. See "Where You Can Find More Information" on page 5.

Sizeler Property Investors, Inc.

   We are a self-administered and self-managed equity real estate investment trust that acquires, develops, owns and operates income-producing retail shopping centers and apartment properties in the southeastern region of the United States. We are a self-administered REIT in that we provide our own investment and administrative services internally through our own employees. We are also self-managed as we internally provide, through a wholly-owned subsidiary, the management, leasing and development services that our properties require through our own employees. Our investment objective is to acquire and develop high-quality properties at attractive initial yields with potential for future growth in cash flows. As of September 30, 2001, our existing portfolio contained 15 retail shopping centers with approximately 2.6 million square feet of gross leasable area and 14 apartment properties containing approximately 3,400 units. During the nine month period ended September 30, 2001, our retail and apartment properties were, on average, approximately 92% and 97% leased, respectively. Our principal executive offices are located at 2542 Williams Boulevard, Kenner, Louisiana 70062. Our telephone number is (504) 471-6200.


Reason for this Exchange Offer

   We are making this exchange offer to refinance the old debentures.

Background of this Exchange Offer

   On May 13, 1993, we issued and sold $65 million in principal amount of the old debentures in a public offering for cash. Subsequently, $2.1 million in principal amount of the old debentures were converted into shares of our common stock and $1 million in principal amount of the old debentures has been acquired by one of our subsidiaries, leaving $61.9 million in principal amount of the old debentures outstanding. The old debentures mature on July 15, 2003.

   On May 15, 2001, our Board of Directors retained Cohen & Steers Capital Advisors, LLC as our financial advisor, for the purpose of advising us with respect to certain matters, including the evaluation of the old debentures and the possibility of refinancing the old debentures. In considering the refinancing of the old debentures, the Board recognized that these debentures mature in approximately two years. On August 9, 2001, Cohen & Steers presented the Board of Directors with a proposal to refinance the old debentures through an exchange offer. Pursuant to the proposed exchange offer, holders of old debentures would be offered, in exchange for their old debentures, the choice of new debentures with substantially the same terms as the old debentures except for an extended maturity date, a reduced conversion price and a higher interest rate, and/or shares of preferred stock. The Board concluded that the proposed exchange offer was a more preferable strategy than other means of discharging the old debentures, such as selling company properties or incurring additional indebtedness to raise sufficient proceeds to pay the old debentures. After discussion the Board approved the proposed exchange offer on the terms described in this prospectus. See "This Exchange Offer."

No Board Recommendation

   Our Board of Directors expresses no opinion and is remaining neutral regarding any recommendation to you whether or not to tender any or all of your old debentures under this exchange offer because the risks and benefits to you will depend on your particular situation or status. The Board of Directors has not obtained a fairness opinion from any financial advisor about the fairness of the exchange to you or to us. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer. You must make your own decision whether to tender any or all of your old debentures and the likely value of the new debentures, the shares of Series B preferred stock, your liquidity needs and your investment objectives.

Effects of this Exchange Offer on Owners of the Old Debentures

   If this exchange offer is 100% successful, none of the old debentures will remain outstanding and we intend to remove them from listing on the New York Stock Exchange. If fewer than 100% of the old debentures are exchanged, the remaining old debentures will continue to be subordinated to our senior indebtedness, now existing or incurred in the future, and the old debentures will have equal rank with the new debentures and be senior to the Series B preferred stock. All old debentures surrendered in exchange for new debentures and/or shares of Series B preferred stock will be retired and cancelled and cannot be reissued.

   If you choose not to accept this exchange offer, your old debentures will remain outstanding and convertible at your option into shares of common stock. The old debentures are convertible into shares of our common stock at a price of $13.00 per share. As of the close of business on November 13, 2001, the closing price for a share of our common stock on the New York Stock Exchange was $9.62.


   A summary of the terms of the new debentures and the Series B preferred stock is contained in "--Summary Description of the New Debentures" and "-- Summary Description of the Series B Preferred Stock." The terms of the old debentures, the new debentures and the Series B preferred stock, and the principal differences between the old debentures, the new debentures and the Series B preferred stock are described in more detail under the headings "Comparison of the Old Debentures, the New Debentures and the Series B Preferred Stock," "Terms of the Debentures," and "Terms of the Series B Preferred Stock."

   See "Unaudited Pro Forma Consolidated Financial Statements" for pro forma financial information which reflects the effect of this exchange offer on our business.

Summary of the Terms of this Exchange Offer

   We summarize below the terms of this exchange offer. You should read the detailed description of the offer in the section entitled "This Exchange Offer." In addition, you should read the section entitled "Risk Factors" for a discussion of certain risk factors that you should consider in connection with this exchange offer.

Purpose of this exchange
 offer......................  We are making this exchange offer to refinance the old debentures.

Securities for which we are
 making this exchange
 offer......................  $61.9 million in aggregate principal amount of
                              8.0% convertible subordinated debentures due July 15, 2003.

Securities offered under
 this exchange offer........  Up to $32.327 million in aggregate principal amount of 9.0% convertible subordinated
                              debentures due July 15, 2009 (if the maximum aggregate principal amount of new debentures are issued) and up to 2,476,000 shares of 10.0% Series B cumulative redeemable preferred stock (if all of the old debentures are exchanged for Series B preferred stock). You may exchange your old debentures entirely for new debentures or entirely for Series B preferred stock, or you may choose any combination thereof. Additionally, you do not have to tender all of your old debentures to participate in this exchange offer.

Proration...................  If holders of old debentures choose to validly tender, in the aggregate, more than $32.327 million in aggregate principal amount of old debentures in exchange for new debentures, then we will exchange the new debentures for old debentures on a pro rata basis. See "This Exchange Offer--Possible Proration of New Debentures." Old debentures tendered for new debentures that are not accepted because of proration may, at the option of the holder, be exchanged for shares of Series B preferred stock or returned to the holder.


Conditions to this
 exchange...................  This exchange offer is subject to the following conditions:

                              . this exchange offer complies with applicable laws and interpretations of the staff of the SEC;

                              .   this exchange offer complies with all
                                  applicable state securities or "blue sky" laws;

                              .   no litigation has been instituted or
                                  threatened or law enacted that could prohibit this exchange offer, materially adversely affect our business, or limit the tax deductibility of interest on the new debentures or materially impair the benefits to us of this exchange offer;

                              . no event has occurred affecting our business that would reasonably be expected to prohibit, prevent or significantly delay this exchange offer or materially impair the benefits of this exchange offer; and

                              . after the date of this Prospectus, no tender or exchange offer for our equity securities or any business combination involving us has been proposed or announced or has occurred.

                              Subject to the satisfaction or waiver of the
                              conditions, we will accept for exchange any and all old debentures that are validly tendered and not withdrawn before 8:00 a.m., New York City
                              time, on December   , 2001, the expiration date
                              of this exchange offer. However, we reserve the right to:

                              . delay the acceptance of the old debentures for exchange;

                              . terminate this exchange offer and return all old debentures tendered to us;

                              . extend the expiration date and retain all old debentures that have been tendered, subject to the right of owners of old debentures to withdraw their tendered old debentures;

                              .   refuse to accept the old debentures and
                                  return all old debentures that have been tendered to us; or

                              . waive any condition or otherwise amend the terms of this exchange offer in any respect.

                              We will not waive or amend any condition after the expiration date of this exchange offer.

Accrued interest............  The last payment of interest on the old debentures was made on July 15, 2001 and all payments of interest on the old debentures have been made when due since the old debentures were issued. This payment covered accrued interest at the rate of 8.0% from January 16, 2001 through July 15, 2001. The first payment of interest on the new debentures will be made on January 15, 2002 in arrears to registered holders as of January 1, 2002. This payment will cover accrued interest at a rate of 8.0% from July 16, 2001 until the expiration date of the exchange offer and then at the rate of 9.0% effective from the expiration date of the exchange offer until January 15, 2002. The first dividend payment on the shares of Series B preferred stock will be paid quarterly in arrears beginning February 15, 2002 at a rate of 8.0% from July 16, 2001 until the expiration date of the exchange offer and at the rate of 10.0% from the expiration date of the exchange offer until February 15, 2002. Subsequent quarterly dividend payments will be $0.625 (equivalent to $2.50 per share annually or 10% of the liquidation preference of $25.00 per share) per share of Series B preferred stock. We anticipate that dividend payments on the Series B preferred stock will be payable to stockholders of record as determined approximately two weeks prior to the payment date.

Procedures for tendering
 old debentures.............  Certificates for old debentures along with letters of transmittal and any other required documentation should be sent to the exchange agent. See "This Exchange Offer--Procedures for Exchanging Old Debentures." Letters of transmittal and other documentation relating to the old debentures and this exchange offer should not be sent to us.

                              We anticipate that tenders will be effected by book entry transfers. If you hold your old debentures through a broker, dealer, commercial bank, trust company or other nominee, you must contact them regarding the procedures to follow in tendering your old debentures. Questions regarding how to tender your old debentures and requests for information should be directed to the exchange agent. See "This Exchange Offer-- Procedures for Exchanging Old Debentures."

Acceptance of old
 debentures and delivery of
 new debentures/Series B
 preferred stock............  We will accept all old debentures validly tendered, and not withdrawn, on or prior to 8:00 a.m., New York City time, on the expiration date. See "This Exchange Offer--Procedures for Exchanging Old Debentures." The exchange agent will deliver the appropriate credit for new debentures issued in this exchange offer to the accounts of the owners of the new debentures at the Depository Trust Company, Euroclear or Clearstream and deliver the appropriate certificates for shares of Series B preferred stock as soon as practicable after the expiration date.

Expiration date.............  The expiration date is 8:00 a.m., New York City
                              time on December   , 2001 unless extended. See
                              "This Exchange Offer--Amendment of this Exchange Offer."

Withdrawal rights...........  The tender of old debentures may be withdrawn at any time prior to our acceptance of the tendered old debentures for payment.

Old debentures not tendered
 or accepted for exchange...  If you do not tender your old debentures in this exchange offer, or if your old debentures are not accepted for exchange, you will continue to hold your old debentures and will be entitled to all the rights and will be subject to all the limitations applicable to the old debentures. Any old debentures not accepted for exchange for any reason will be returned without expense to you as promptly as practicable after the expiration or termination of this exchange offer.

Use of proceeds.............  We will not receive any proceeds from this exchange offer.

Appraisal rights............  You will not have any dissenters' rights or appraisal rights in connection with this exchange offer.

United States tax
 consequences of this
 exchange offer.............  Please see the discussion of the United States federal income tax consequences of this exchange offer in the section entitled "Material United States Federal Tax Consequences." The tax consequences to you will depend on the facts of your own situation. You should consult your own tax advisor for a full understanding of the tax consequences to you of this exchange offer.

Listing of old debentures...  If this exchange offer is 100% successful, none of the old debentures will remain outstanding and, in such event, we intend to remove the old debentures from listing with the New York Stock Exchange.

No established markets......  Although we intend to apply to list the new debentures and the Series B preferred stock on the New York Stock Exchange, we cannot assure you that any active trading markets in the new debentures or the Series B preferred stock will develop.

Exchange agent..............  Chase Manhattan Trust Company, National
                              Association is the exchange agent for this exchange offer. Its address and telephone numbers are located in the section "This Exchange Offer-- Exchange Agent."

Information agent...........  Georgeson Shareholder Communications, Inc. is the
                              information agent for this exchange offer. Its address and telephone numbers are located in the section "This Exchange Offer--Information Agent."

Other proposal to acquire
 old debentures........       We have filed with the Securities and Exchange
                              Commission a registration statement to cover a proposed public offering for cash of new debentures and Series B preferred stock. We intend to use the net proceeds of that offering to purchase or redeem old debentures that we will not have acquired in this exchange offer. Because we cannot predict how many old debentures we will acquire in this exchange offer and what net proceeds will result from our proposed public offering, we do not know whether these transactions will enable us to acquire all of the outstanding old debentures.
                              See "Unaudited Pro Forma Consolidated Financial
                              Statements."


Summary Description of the New Debentures

   9.0% Convertible Subordinated Debentures due July 15, 2009.

New debentures offered......  Up to $32.327 million in aggregate principal amount available in exchange for the old debentures.

Maturity....................  July 15, 2009.

Exchange ratio..............  $1,000 of new debentures up to the maximum aggregate principal amount will be issued for each $1,000 of old debentures tendered.

Proration...................  If holders of old debentures choose to validly tender, in the aggregate, more than $32.327 million in principal amount of old debentures in exchange for new debentures, then we will exchange the new debentures for old debentures on a pro rata basis. See "This Exchange Offer-- Possible Proration of New Debentures." Old debentures tendered for new debentures that are not accepted because of proration may, at the option of the holder, be exchanged for shares of Series B preferred stock or returned to the holder.

Ranking.....................  The new debentures will rank in right of payment behind our senior indebtedness and all of our other existing and future senior debt, but equal with the old debentures and any future subordinated debentures issued by us. The new debentures will be unsecured. The new debentures will rank senior to the Series B preferred stock.

Interest payments...........  Interest payments will be made on the new debentures semi-annually on the same payment dates as the old debentures--July 15th and January 15th of each year. The first interest payment will include the accrued interest from July 16, 2001 until the expiration date of the exchange offer due on old debentures exchanged into new debentures plus the accrued interest from the expiration date of the exchange offer until January 15, 2002 due on the new debentures.

Conversion..................  The new debentures are convertible at any time prior to maturity, unless previously redeemed, into our common stock at a price of $11.00 per share, subject to adjustments.

Optional redemption.........  We may redeem the new debentures at any time after the third anniversary of the expiration date of the exchange offer, in whole or in part, for 100% of their principal amount plus accrued and unpaid interest, if any, up to the date of redemption, on at least 30 days' prior written notice by mail.

Covenants...................  The new debentures will include limitations on our ability, and certain of our subsidiaries' ability, to:

                              . pay dividends on stock or repurchase stock after an event of default has occurred and is continuing or would exist immediately after;

                              .   merge, consolidate or transfer all or
                                  substantially all of our assets unless the successor entity expressly assumes all obligations under the indenture governing the new debentures.

Events of default...........  The following are events of default under the indenture governing the new debentures:

                              . our failure to pay principal at maturity when such failure continues for five business days;

                              . our failure to pay interest when due and such failure continues for 30 days;

                              . our failure to comply with any other covenant for 60 days after written notice; or

                              . certain events of bankruptcy, insolvency or reorganization.

Listing.....................  We intend to apply to list the new debentures on the New York Stock Exchange.

Summary Description of the Series B Preferred Stock

   10.0% Series B Cumulative Redeemable Preferred Stock.

Preferred stock offered.....  Up to 2,476,000 shares of 10.0% Series B cumulative redeemable preferred stock, par value $0.0001 per share.

Exchange ratio..............  40 shares of Series B preferred stock will be issued for each $1,000 of old debentures tendered.

Ranking.....................  The Series B preferred stock, with respect to dividend rights and rights upon liquidation, will rank: (i) senior to our common stock and our Series A preferred stock, (ii) equal with all other classes of our preferred stock, and (iii) junior to the new debentures, the old debentures, any other indebtedness of ours or our subsidiaries and any other shares of our stock ranking senior.

                              From time to time we may issue additional shares of Series B preferred stock for any corporate purpose. The additional shares may be sold for cash, exchanged for our outstanding securities, or for real property or other assets that we desire to acquire. All such additional shares of Series B preferred stock will rank equally with the shares of Series B preferred stock issued in this exchange offer.

Liquidation preference......  Upon any voluntary or involuntary liquidation, dissolution or winding up of us, before any payment to the holders of common stock, the holders of the preferred stock shall be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders.

Dividends...................  $0.625 per share paid quarterly in arrears in cash on the 15th day of February, May, August and November of each year (equivalent to

                              $2.50 per share annually or 10% of the
                              liquidation preference of $25.00 per share). The first quarterly dividend payment will include an amount equal to the accrued portion of interest due on any old debentures exchanged into shares of Series B preferred stock. Such dividends will be cumulative from the issue date (i.e., the expiration date of the exchange offer), whether or not the dividends are declared or paid in any period. The dividend record date will be not less than 10 days prior to the payment date nor more than 60 days prior to the payment date each quarter and will be publicly announced each quarter by us. We anticipate that the record date will be approximately two weeks prior to the payment date. So long as the shares of Series B preferred stock are outstanding, no dividends will be declared and paid on our common stock unless all dividends accrued and unpaid on the shares of Series B preferred stock have been paid in full.

Optional redemption.........  We may redeem the shares of Series B preferred stock at a price equal to the liquidation preference at any time following the fifth anniversary of the issue date. In addition, we will pay accrued and unpaid dividends, if any, up to the date of the redemption.

Mandatory redemption........  None.

Covenants...................  The shares of Series B preferred stock will include limitations on our ability to:

                              . authorize, create or increase the authorized or issued amount of any class of capital stock ranking senior to the Series B preferred stock; and

                              . amend, alter or repeal the provisions of our Charter, including the Articles Supplementary establishing the Series B preferred stock, so as to materially and adversely affect any right, preference or privilege of the shares of Series B preferred stock.

Conversion..................  The shares of Series B preferred stock will not be convertible into our common stock or any of our other securities.

Voting for directors........  If six quarterly dividends (whether or not consecutive) on the shares of Series B preferred stock are in arrears, whether or not declared, the number of directors constituting our Board of Directors will be increased by two and the holders of the shares of Series B preferred stock (including any other classes or series of preferred stock holding similar voting rights) will be entitled to elect the two additional directors to serve on the Board of Directors.

Listing.....................  We intend to apply to list the Series B preferred stock on the New York Stock Exchange.

Summary Historical Financial Data

   We have derived the summary historical financial data as of and for each of the five years ended December 31, 2000, 1999, 1998, 1997 and 1996 from our audited consolidated financial statements. The summary historical financial data as of and for the nine months ended September 30, 2000 and 2001 have been derived from our unaudited consolidated financial statements. The summary historical data below should be read in conjunction with "Selected Financial Data," and our consolidated financial statements and related notes incorporated by reference in this prospectus.



                              Nine Months Ended                Years Ended December 31,
                         --------------------------- ------------------------------------------------
                         September 30, September 30,
                             2001          2000        2000      1999      1998      1997      1996
                         ------------- ------------- --------  --------  --------  --------  --------
                                   In thousands except per share, units and percentages
Operating Data:
 Total revenue..........   $ 39,302      $ 38,282    $ 51,441  $ 49,969  $ 47,791  $ 46,443  $ 44,456
 Property operating
  expenses..............     15,215        14,291      19,442    18,971    17,905    17,139    16,317
                           --------      --------    --------  --------  --------  --------  --------
 Net operating income
  (NOI) (2).............     24,087        23,991      31,999    30,998    29,886    29,304    28,139
 Depreciation and
  amortization..........      8,481         8,333      11,173    10,845    10,145     9,621     9,119
 Interest expense.......     11,581        11,838      15,850    15,018    14,554    14,608    14,542
 General and
  administrative
  expense...............      1,912         2,183       2,648     2,788     2,431     2,520     2,194
                           --------      --------    --------  --------  --------  --------  --------
 Earnings from
  operations............      2,113         1,637       2,328     2,347     2,756     2,555     2,284
 Other items (4)........        506            --          --        --        --        --      (449)
                           --------      --------    --------  --------  --------  --------  --------
 Net earnings
  attributable to shares
  of common stock--basic
  and diluted (1).......   $  2,619      $  1,637    $  2,328  $  2,347  $  2,756  $  2,555  $  1,835
                           ========      ========    ========  ========  ========  ========  ========
 Common stock cash
  distributions paid....   $  5,665      $  5,389    $  7,234  $  6,938  $  7,330  $  7,413  $  7,425

Balance Sheet Data:
 Real estate owned, at
  cost..................   $347,576      $346,789    $348,759  $338,389  $328,477  $310,312  $303,476
 Total assets...........    276,610       284,911     285,417   284,943   284,935   275,485   277,604
 Mortgage notes
  payable...............    111,776       109,683     113,163    84,712    89,869    90,615    68,080
 Unsecured notes payable
  to banks..............     31,512        39,109      35,716    59,988    49,178    32,342    52,639
 Unsecured convertible
  subordinated
  debentures............     61,878        61,878      61,878    61,878    62,878    62,878    62,878
 Shareholders' equity...     66,682      $ 67,855    $ 67,119  $ 70,953  $ 76,217  $ 84,527  $ 89,367

Other Data:
 Funds from operations
  attributable to shares
  of common stock (1)...   $ 10,109      $  9,528    $ 12,907  $ 12,603  $ 12,284  $ 11,509  $ 10,771
 Net operating income
  (2)...................   $ 24,087      $ 23,991    $ 31,999  $ 30,998  $ 29,886  $ 29,304  $ 28,139
 Weighted average shares
  of common stock
  outstanding...........      8,204         7,925       7,950     7,888     8,331     8,423     8,433

Cash Flows:
 Net cash provided by
  operating activities..   $  6,867      $  8,971    $ 14,010  $ 13,193  $ 12,456  $ 12,945  $ 13,504
 Net cash provided by
  (used in) investing
  activities............      1,248        (8,521)    (10,496)   (9,925)  (16,966)   (6,757)   (7,476)
 Net cash provided by
  (used in) financing
  activities............     (8,316)       (1,130)     (2,955)   (3,081)    4,532    (5,528)   (6,834)

Multi-family segment:
 Gross investment.......   $138,476      $136,148    $136,870  $134,092  $129,510  $113,446  $109,236
 Total units............      3,398         3,398       3,398     3,397     3,341     3,157     3,157
 Percent leased.........        97%           96%         97%       96%       96%       97%       98%
 Operating revenue......   $ 17,923      $ 17,263    $ 22,944  $ 21,902  $ 20,341  $ 19,872  $ 19,070
 Operating expenses.....   $  7,261      $  7,023    $  9,397  $  8,943  $  8,140  $  7,751  $  7,488
 Net operating income
  (2)...................   $ 10,662      $ 10,240    $ 13,547  $ 12,959  $ 12,201  $ 12,121  $ 11,582
 Percent of total NOI...        44%           43%         42%       42%       41%       41%       41%

Retail segment:
 Gross investment (3)...   $210,007      $211,556    $212,805  $205,214  $199,880  $197,770  $195,188
 Total square footage...      2,571         2,693       2,680     2,720     2,668     2,668     2,667
 Percent leased.........        92%           91%         92%       95%       95%       95%       92%
 Operating revenue......   $ 21,240      $ 20,921    $ 28,353  $ 27,831  $ 27,308  $ 26,432  $ 25,255
 Operating expenses.....   $  7,907      $  7,212    $  9,958  $  9,815  $  9,629  $  9,105  $  8,703
 Net operating income
  (2)...................   $ 13,333      $ 13,709    $ 18,395  $ 18,016  $ 17,679  $ 17,327  $ 16,552
 Percent of total NOI...        56%           57%         58%       58%       59%       59%       59%

--------
(1) Funds from operations has been an industry-wide standard used to measure operating performance of a REIT since its adoption by the National Association of Real Estate Investment Trusts in 1991. In October 1999 NAREIT revised the definition of funds from operations. The revision had no effect on our calculation of funds from operations. We calculate funds from operations as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America (GAAP), plus depreciation on real estate assets, and after adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity. The funds from operations measure presented by us, while consistent with NAREIT's definition, will not be comparable to similarly titled measure of other REITs that do not compute funds from operations in a manner consistent with ours.
(2) Net operating income is based on the operating revenues and expenses directly associated with the operations of the real estate properties (excluding corporate general and administrative expenses, depreciation and interest expense).
(3) Includes our investment in an unconsolidated real estate entity.

(4) In 1996, we recorded an extraordinary charge related to the early extinguishment of debt. In 2001, we recorded a gain related to the sale of one of our real estate properties.


Ratio of Earnings to Fixed Charges

   Our ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.11, 1.14, 1.16, 1.17 and 1.15,
respectively. For each of the nine months ended September 30, 2001 and 2000, our ratio of earnings to fixed charges was 1.15 and 1.10, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization of debt issuance costs. There were no shares of preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratio of earnings to fixed charges. See "Ratio of Earnings to Fixed Charges."


   Ratio of EBITDA to Fixed Charges. Our ratio of EBITDA to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.78, 1.84,
1.83, 1.82 and 1.73, respectively. For each of the nine months ended September 30, 2001 and 2000, our ratio of EBITDA to fixed charges was 1.84 and 1.75, respectively. See "Ratio of Earnings to Fixed Charges." "EBITDA," as used here, is earnings before interest expense, income taxes, depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation as a substitute for net income, cash flows or other consolidated or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

                                 RISK FACTORS

   Before you decide to participate in the exchange offer, you should consider carefully the risks described below, together with the information provided in the other parts of this prospectus. From time to time, we may make forward-looking statements (within the meaning of Section 27A of the Securities Act and Section 21F of the Exchange Act) in documents filed under the Securities Act, the Exchange Act, press releases or other public statements. If we make forward-looking statements, we assume no obligation to update forward-looking statements. Stockholders should not place undue reliance on forward-looking statements as they involve numerous risks and uncertainties that could cause actual results to differ materially from the results stated or implied in the forward-looking statements. In addition to specific factors that may be disclosed simultaneously with any forward-looking statement, some of the factors related to us and our businesses that could cause actual results to differ materially from a forward-looking statement are set forth below.

Risks Relating to the Exchange Offer

   The exchange offer is subject to certain contingencies. The exchange offer may require certain approvals or consents from governmental regulatory agencies and other third parties. There can be no assurance that all required conditions, consents or regulatory approvals will be obtained or achieved in a timely manner. Moreover, the exchange offer may be modified or withdrawn in certain circumstances subject to the discretion of our Board of Directors. See "This Exchange Offer--Conditions to this Exchange Offer."

   Our Board of Directors expresses no opinion and is not making any recommendation regarding this exchange offer. Our Board of Directors expresses no opinion and is remaining neutral regarding any recommendation to you whether or not to tender any or all of your old debentures under this exchange offer because the risks and benefits to you will depend on your particular situation or status. The Board of Directors has not obtained a fairness opinion from any financial advisor about the fairness of the exchange to you or to us. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer. We cannot assure you that if you tender your old debentures you will receive more value than if you choose to keep them.

Risks Associated with the New Debentures

   The new debentures will rank in right of payment behind our senior debt, both existing and incurred in the future. If we default on our senior debt, we may not be able to fulfill our obligations under the new debentures. We may not pay any principal, or any other amounts owing on, or purchase, redeem or otherwise retire the new debentures, if principal or interest on our senior debt is not paid when due. In addition, the owners of our senior debt will be entitled to receive payment of all amounts due to them before the owners of the new debentures upon any payment or distribution of our assets to our creditors upon our bankruptcy or liquidation or other insolvency or reorganization proceedings. The terms of the new debentures, our Charter and our Bylaws do not limit the amount of senior indebtedness that we may incur.

   We may not be able to repay or refinance the new debentures when they become due for payment. We can give no assurance that we will have the cash resources required to meet our obligations to repay the new debentures when they are due. Our ability to service our indebtedness following this exchange offer, including our payment obligations under the new debentures and other financial obligations, will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control.

Risks Associated with the Series B Preferred Stock

   The market value of the Series B preferred stock could be substantially affected by general market conditions, including changes in interest rates, government regulatory action and changes in tax laws. An increase in market interest rates may lead purchasers of the Series B preferred stock to require a higher annual dividend yield on the Series B preferred stock as a percentage of the purchase price, which could adversely affect the market price of the Series B preferred stock. Moreover, numerous other factors, such as government regulatory action and changes in tax laws could have a significant impact on the future market price of the Series B preferred stock or other securities.

Risks Associated with Retaining the Old Debentures

   The old debentures will continue to rank in right of payment behind all of our existing and future senior debt, including our senior bank debt, and equal with the new debentures. We may not pay any principal or interest on, or any amounts owing on, or purchase, redeem or otherwise retire the old debentures if our senior debt is not paid when due. In addition, if we are in default on any of our obligations under our senior debt, we may be prohibited from making payments to the owners of the old debentures for specified periods of time. Also, the terms of the old debentures, our Charter and our Bylaws do not limit the amount of senior indebtedness that we may incur.

   After the completion of the exchange offer, future transactions involving the old debentures are uncertain. We may make offers and purchase any old debentures that remain outstanding after the expiration of the exchange offer. Such transactions are solely within our discretion and may be made in the open market, through private negotiations, or in additional exchange offers. It is possible that future purchases, if any, of old debentures may be on less or more favorable terms than the terms of this exchange offer. Furthermore, we anticipate that the liquidity of the market for any old debentures remaining outstanding after this exchange offer will be limited.

Real Estate Industry Risks

   We face risks associated with local real estate conditions in areas where we own properties. We may be affected adversely by general economic conditions and local real estate conditions. For example, an oversupply of retail space or apartments in a local area or a decline in the attractiveness of our properties to shoppers, residents or tenants would have a negative effect on us.

   Other factors that may affect general economic conditions or local real estate conditions include:

  .   population and demographic trends;

  .   employment and personal income trends;

  .   income tax laws;

  .   availability and costs of financing;

  .   construction costs; and

  .   weather conditions that may increase or decrease energy costs.

   We may be unable to compete with our larger competitors and other alternatives available to tenants or potential tenants of our properties. The real estate business is highly competitive. We compete for interests in properties with other real estate investors and purchasers, many of whom have greater financial resources, revenues, and geographical diversity than we have. Furthermore, we compete for tenants with other property owners. All of our shopping center and apartment properties are subject to significant local competition. We also compete with a wide variety of institutions and other investors for capital funds necessary to support our investment activities and asset growth. In addition, our portfolio of retail properties faces competition from other properties within each submarket where they are located. Our apartment portfolio competes with providers of other forms of housing, such as single family housing. Competition from single family housing increases when low interest rates make mortgages more affordable.

   We are subject to significant regulation that inhibits our activities. Local zoning and use laws, environmental statutes and other governmental requirements restrict our expansion, rehabilitation and reconstruction activities. These regulations may prevent us from taking advantage of economic opportunities. Legislation such as the

Americans with Disabilities Act may require us to modify our properties. Future legislation may impose additional requirements. We cannot predict what requirements may be enacted or what changes may be implemented to existing legislation.

Risks Associated with our Properties

   We may be unable to renew leases or relet space as leases expire. When a lease expires, a tenant may refuse to renew it. We may not be able to relet the property on similar terms, if we are able to relet the property at all. We have established an annual budget for renovation and reletting expenses that we believe is reasonable in light of each property's operating history and local market characteristics. This budget, however, may not be sufficient to cover these expenses.

   We have been and may continue to be affected negatively by tenant bankruptcies and leasing delays. At any time, a shopping center tenant may experience a downturn in its business that may weaken its financial condition. Similarly, a general decline in the economy may result in a decline in the demand for apartments. As a result, our commercial and residential tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any such event could result in the termination of that tenant's lease and losses to us.

   We receive a substantial portion of our shopping center income as rents under long-term leases. If retail tenants are unable to comply with the terms of their leases because of rising costs or falling sales, we may deem it advisable to modify lease terms to allow tenants to pay a lower rental or a smaller share of operating costs, taxes and insurance.

   Coverage under our existing insurance policies may be inadequate to cover losses. We generally maintain insurance policies related to our business, including casualty, general liability and other policies covering our business operations, employees and assets. However, we would be required to bear all losses that are not adequately covered by insurance. Although we believe that our insurance programs are adequate, we cannot assure you that we will not incur losses in excess of our insurance coverage, or that we will be able to obtain insurance in the future at acceptable levels and reasonable cost.

   We face risks due to lack of geographic diversity. All of our properties are located in Louisiana, Florida and Alabama. General economic conditions and local real estate conditions in these geographic regions have a particularly strong effect on us.

   We face possible environmental liabilities. Current and former real estate owners and operators may be required by law to investigate and clean up hazardous substances released at the properties they own or operate. They may also be liable to the government or to third parties for substantial property damage, investigation costs and cleanup costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or to borrow using the real estate as collateral.

   We have no way of determining at this time the magnitude of any potential liability to which we may be subject arising out of unknown environmental conditions or violations with respect to the properties we formerly owned. Environmental laws today can impose liability on a previous owner or operator of a property that owned or operated the property at a time when hazardous or toxic substances were disposed of, or released from, the property. A conveyance of the property, therefore, does not relieve the owner or operator from liability.

   We are not currently aware of any environmental liabilities relating to our investment properties which would have a material adverse effect on the our business, assets, or results of operations. However, we cannot assure you that environmental liabilities will not arise in the future.

Financing Risks

   We face risks generally associated with our debt. We finance a portion of our investments in real estate through debt. Although we have never missed a required payment of principal or interest or otherwise defaulted on a required payment related to our indebtedness, this debt creates risks, including:

  .   rising interest rates on our floating rate debt;

  . failure to repay or refinance existing debt as it matures, including our outstanding convertible debentures, which may result in forced disposition of properties on disadvantageous terms;

  .   refinancing terms less favorable than the terms of existing debt; and

  .   failure to meet required payments of principal and/or interest.

   We may issue shares of preferred stock with greater rights than shares of our common stock which may affect holders of the debentures if holders convert the debentures into common stock. Our Board of Directors may issue shares of preferred stock without stockholder approval. Our Board of Directors may determine the relative rights, preferences and privileges of each class or series of shares of preferred stock. Because our Board of Directors has the power to establish the preferences and rights of the shares of preferred stock, preferred shares may have preferences, distributions, powers and rights senior to the rights of a common stockholder.

   We may amend our business policies without your approval. Our Board of Directors determines our growth, investment, financing, capitalization, borrowing, REIT status, operating and distribution policies. Although the Board of Directors has no present intention to amend or revise any of these policies, these policies may be amended or revised without notice to stockholders. Accordingly, stockholders may not have control over changes in our policies. We cannot assure you that changes in our policies will serve fully the interests of all stockholders.

Other Risks

   We are subject to restrictions that may impede our ability to effect a change in control. Certain provisions contained in our Charter and Bylaws, our Shareholder Rights Agreement and certain provisions of Maryland law may have the effect of discouraging a third party from making an acquisition proposal for us and thereby inhibit a change in control. These provisions include the following:

  . Our Charter provides for three classes of directors with the term of office of one class expiring each year, commonly referred to as a "staggered board." By preventing stockholders from voting on the election of more than one class of directors at any annual meeting of stockholders, this provision may have the effect of keeping the current members of our Board of Directors in control for a longer period of time than stockholders may desire.

  . Our Charter generally limits any holder from acquiring more than 9.9% or more (in value or in number, whichever is more restrictive) of our outstanding equity stock (defined as all of our classes of capital stock, except our excess stock). While this provision is intended to assure our ability to remain a qualified REIT for income tax purposes, the ownership limit may also limit the opportunity for stockholders to receive a premium for their shares of common stock that might otherwise exist if an investor were attempting to assemble a block of shares in excess of 9.9% of the outstanding shares of equity stock or otherwise effect a change in control.

  . In August 1998, our Board of Directors adopted a shareholder rights plan. Under the terms of the plan, we declared a dividend of rights on our common stock. The rights issued under the plan will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares. The rights plan is intended to prevent abusive hostile takeover attempts by requiring a potential acquiror to negotiate the terms with our Board of Directors. However, it could have the effect of deterring or preventing our acquisition, even if a majority of our stockholders were in favor of such acquisition, and could have the effect of making it more difficult for a person or group to gain control of us or to change existing management.

   We may fail to qualify as a REIT. If we fail to qualify as a REIT, we will be subject to Federal income tax at regular corporate rates. In addition, we might be barred from qualification as a REIT for the four years following disqualification. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to stockholders and for debt service.

   To qualify as a REIT, we must comply with certain highly technical and complex requirements. We cannot be certain we have complied with these requirements because there are few judicial and administrative interpretations of these provisions. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification. We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure you that we are qualified or will remain qualified.

   We may be unable to comply with the strict income distribution requirements applicable to REITs. To obtain the favorable tax treatment associated with qualifying as a REIT, we are required each year to distribute to our stockholders at least 90% of our net taxable income. We could be required to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions were not favorable for borrowing. As of this date, we have not needed to incur such borrowings.

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

   We have made forward-looking statements with respect to our financial condition, results of operations and business and on the expected impact of this exchange offer on our financial performance. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions as they relate to us or our management, are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties, including those described under "Risk Factors" in this prospectus, that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The safe harbor for forward-looking statements provided for in the Private Securities Litigation Reform Act of 1995 does not apply to statements made in connection with this exchange offer.

   In evaluating this exchange offer, you should carefully consider the discussion of risks and uncertainties in the section entitled "Risk Factors" on pages 17 to 21 of this prospectus.

                                USE OF PROCEEDS

   We will not receive any proceeds from the issuance of the new debentures and shares of Series B preferred stock offered in this exchange offer. We will receive the old debentures in consideration for issuing the new debentures and shares of Series B preferred stock. The old debentures surrendered in exchange for the new debentures and shares of Series B preferred stock will be retired and cancelled and cannot be reissued.

                      RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.11, 1.14, 1.16, 1.17 and 1.15,
respectively. For each of the nine months ended September 30, 2001 and 2000, our ratio of earnings to fixed charges was 1.15 and 1.10, respectively. For purposes of computing these ratios, earnings have been calculated by adding fixed charges, excluding capitalized interest, to pre-tax income from continuing operations. Fixed charges consist of interest costs, whether expensed or capitalized, the estimated interest component of rental expenses and amortization of debt issuance costs. There were no shares of preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends are identical to the ratio of earnings to fixed charges.


   Ratio of EBITDA to Fixed Charges. Our ratio of EBITDA to fixed charges for the years ended December 31, 2000, 1999, 1998, 1997 and 1996 was 1.78, 1.84,
1.83, 1.82 and 1.73, respectively. For each of the nine months ended September 30, 2001 and 2000, our ratio of EBITDA to fixed charges was 1.84 and 1.75, respectively. "EBITDA," as used here, is earnings before interest expense, income taxes, depreciation and amortization. We have included information concerning EBITDA because we believe that EBITDA is generally accepted as providing useful information regarding a company's ability to service and/or incur debt. EBITDA should not be considered in isolation as a substitute for net income, cash flows or other consolidated or cash flow data prepared in accordance with accounting principles generally accepted in the United States or as a measure of a company's profitability or liquidity. While EBITDA is frequently used as a measure of operations and ability to meet debt service requirements, it is not necessarily comparable to similarly titled captions of other companies due to differences in methods of calculation.

                                CAPITALIZATION

   The exchange offer described in this prospectus is a part of our plan to refinance the old debentures. To the extent that not all of the old debentures are tendered pursuant to the exchange offer or the principal amount of old debentures that we are able to accept in the exchange offer is limited by proration, we are concurrently engaged in a public offering for cash of new debentures and Series B preferred stock, the net proceeds of which we will use to redeem or purchase any old debentures that remain outstanding after the completion of the exchange offer. The result of these transactions will be that the old debentures will be refinanced by the issuance of all new debentures, all Series B preferred stock or a combination of new debentures and Series B preferred stock, but the exact amount of new debentures, if any, and Series B preferred stock, if any, issued will depend upon a number of factors, including the principal amount of old debentures tendered in the exchange offer, the election of holders of old debentures who participate in the exchange offer, and whether all new debentures and all shares of Series B preferred stock or a combination of new debentures and Series B preferred stock are sold in the public offering. Accordingly, we are unable to predict whether the old debentures will be refinanced by the issuance of all new debentures, all Series B preferred stock, or a combination of new debentures and Series B preferred stock. Moreover, depending on market conditions and our need for capital, we may issue new debentures, Series B preferred stock, or a combination that exceeds the principal amount of the old debentures. The following table sets forth our capitalization as of September 30, 2001 (i) on a historical basis and (ii) on a pro forma basis assuming that $32,327,000 principal amount of the old debentures are refinanced by the issuance of $32,327,000 principal amount of new debentures. You should read this information in conjunction with our consolidated financial information and accompanying notes, which are incorporated by reference into this prospectus.


                                                   As of September 30, 2001
                                                         (unaudited)
                                                   ---------------------------
                                                    Historical     Pro Forma
                                                   ------------   ------------
                                                        (in thousands)
Indebtedness
  Notes payable...................................  $     31,512  $     31,512
  Mortgage indebtedness...........................       111,776       111,776
  Convertible subordinated debentures.............        61,878        61,878

Shareholders' Equity
  Series A preferred stock, 40,000 shares
   authorized, none issued........................            --            --
  Series B preferred stock, liquidation preference
   $25 per share, 2,476,000 shares authorized,
   none issued....................................            --            --
  Common stock, par value $0.0001 per share,
   51,484,000 shares authorized, 8,368,000 shares
   issued and outstanding.........................             1             1
  Excess stock, par value $0.0001 per share,
   16,000,000 shares authorized, none issued......            --            --
  Additional paid-in capital......................       121,917       121,917
  Cumulative net income...........................        42,336        42,336
  Cumulative distributions paid...................       (97,572)      (97,572)
                                                    ------------  ------------
    Total Shareholders' Equity....................        66,682        66,682
                                                    ------------  ------------
    Total capitalization..........................  $    271,848  $    271,848
                                                    ============  ============

                              THIS EXCHANGE OFFER

   This section of the prospectus describes our proposed exchange offer. While we believe that the description covers the material terms of this exchange offer, this summary may not contain all the information that is important to you. You should read the entire prospectus and the other documents we refer to or incorporate by reference carefully for a more complete understanding of this exchange offer.

About Sizeler Property Investors, Inc.

   We are a self-administered and self-managed equity real estate investment trust that acquires, develops, owns and operates income-producing retail shopping centers and apartment properties in the southeastern region of the United States. Our investment objective is to acquire and develop high-quality properties at attractive initial yields with potential for future growth in cash flows. As of September 30, 2001, our existing portfolio contained 15 retail shopping centers with approximately 2.6 million square feet of gross leasable area and 14 apartment properties containing approximately 3,400 units. During the nine month period ended September 30, 2001, our retail and apartment properties were, on average, approximately 92% and 97% leased, respectively. Our principal executive offices are located at 2542 Williams Boulevard, Kenner, Louisiana 70062. Our telephone number is (504) 471-6200.

Purpose of this Exchange Offer

   We are making this exchange offer to refinance the old debentures.

Securities Offered in this Exchange Offer

   You can select the form of consideration that you will receive for your old debentures from the following two options:

  .   9.0% convertible subordinated debentures due July 15, 2009; or

  .   10.0% Series B cumulative redeemable preferred stock.

   You may exchange your old debentures entirely for new debentures or entirely for Series B preferred stock, or you may choose any combination thereof. You do not have to tender all of your old debentures to participate in this exchange offer. You may withdraw your tender of old debentures or change your choice of consideration options at any time before the expiration of this exchange offer.

Possible Proration of New Debentures

   If, at the expiration date, holders of old debentures have validly tendered and not withdrawn more than $32.327 million in aggregate principal amount of old debentures for new debentures, then the exchange agent will allot the new debentures to be issued among the tendering holders of old debentures on a pro rata basis, based on the principal amount of old debentures tendered for exchange for new debentures. Holders of old debentures tendered for new debentures that are not accepted may, at the holder's option, have such old debentures exchanged for shares of Series B preferred stock or returned to the holder.

Market and Trading Information Regarding the Old Debentures

   The old debentures currently are listed on the New York Stock Exchange. As of November 13, 2001, the last reported trading day for the old debentures, the closing price was $98.00. We believe that opportunities to trade old debentures that remain outstanding after this exchange offer will be limited. The following table indicates the high and low sales prices for the old debentures for each quarter during the past two years and for the first three quarters of 2001.


                                           2001          2000          1999
                                       ------------- ------------- -------------
                                        High   Low    High   Low    High   Low
                                       ------ ------ ------ ------ ------ ------
   First quarter...................... $96.00 $88.50 $90.88 $90.00 $96.00 $92.00
   Second quarter.....................  99.00  91.50  92.00  88.50  94.50  92.50
   Third quarter......................  98.50  97.50  92.50  89.00  94.00  92.00
   Fourth quarter.....................     --     --  91.00  89.00  92.00  90.50

Conditions to this Exchange Offer

   This exchange offer is subject to the following conditions:

  . this exchange offer complies with applicable laws and applicable interpretations of the staff of the SEC;

  . this exchange offer complies with all applicable state securities or "blue sky" laws;

  . no action or proceeding has been instituted or threatened in any court or before any governmental agency and no law, rule, regulation, judgment, order or injunction has been proposed, including any proposal which is in existence as of the date of this prospectus, enacted, entered or enforced by any court or government agency that would reasonably be expected to:

    . prohibit, prevent or materially impair our ability to proceed with this exchange offer;

    .   materially adversely affect our business;

    . limit the tax deductibility of interest on or indebtedness on the new debentures or that would materially increase the after-tax cost to us of this exchange offer; or

    .   materially impair the benefits to us of this exchange offer;

  . no event has occurred or is reasonably likely to occur affecting our business that would reasonably be expected to prohibit, prevent or significantly delay consummation of this exchange offer or materially impair our contemplated benefits of this exchange offer; and

  . after the date of this prospectus, no tender or exchange offer for any class of our equity securities and no merger, acquisition, business continuation or similar transaction involving us has occurred, been proposed or announced.

   All conditions to this exchange offer must be satisfied or waived on or before the expiration date for this exchange offer. Subject to the satisfaction or waiver of the conditions, we will accept for exchange any and all old debentures that are validly tendered and not withdrawn at any time prior to acceptance for payment. Failure by us to enforce any conditions will not be considered a waiver of that condition.

Background of this Exchange Offer

   On May 13, 1993, we issued and sold $65 million in aggregate principal amount of the old debentures in a public offering for cash. Subsequently, $2.1 million in principal amount of the old debentures were converted into shares of our common stock and $1.0 million in principal amount of the old debentures have been acquired by us, leaving $61.9 million in aggregate principal amount of the old debentures outstanding. The old debentures mature on July 15, 2003.

   On May 15, 2001, our Board of Directors retained Cohen & Steers as our financial advisor, for the purpose of advising us with respect to certain matters, including the evaluation of the old debentures and the possibility of refinancing the old debentures. In considering the refinancing of the old debentures, the Board recognized that these debentures mature in approximately two years. On August 9, 2001, Cohen & Steers presented the Board of Directors with a proposal to refinance the old debentures through an exchange offer. Pursuant to the proposed exchange offer, holders of old debentures would be offered, in exchange for their old debentures, the choice of new debentures with substantially the same terms as the old debentures except for an extended maturity date, a reduced conversion rate and a higher interest rate, and/or shares of preferred stock. The Board concluded that the proposed exchange offer was a more preferable strategy than other means of discharging the old debentures, such as selling company properties or incurring additional indebtedness to raise sufficient proceeds to pay the old debentures. After consideration the Board approved the proposed exchange offer on the terms described in this prospectus. See "This Exchange Offer."

No Board Recommendation

   Our Board of Directors expresses no opinion and is remaining neutral regarding any recommendation to you whether or not to tender any or all of your old debentures under this exchange offer because the risks and benefits to you will depend on your particular situation or status. The Board of Directors has not obtained a fairness opinion from any financial advisor about the fairness of the exchange to you or to us. In addition, we have not authorized anyone to make a recommendation regarding this exchange offer. You must make your own decision whether to tender any or all of your old debentures and the likely value of the new debentures, the shares of Series B preferred stock, your liquidity needs and your investment objectives.

Period for Tendering Old Debentures

   As set forth in this exchange offer and prospectus and in the accompanying letter of transmittal, we will accept for exchange any and all old debentures that are properly tendered on or prior to the expiration date and not withdrawn as permitted below. The term "expiration date" means 8:00 a.m., New
York City time on December    , 2001. However, if we extend the period of time
for which this exchange offer is open, the term "expiration date" means the latest time and date to which this exchange offer is extended.

   We expressly reserve the right, at any time or from time to time, to extend the period of time during which this exchange offer is open, and thereby delay acceptance for exchange of any old debentures, by announcing an extension of this exchange offer as described below. During any extension, all old debentures previously tendered will remain subject to this exchange offer and may be accepted for exchange by us. Any old debentures not accepted for exchange for any reason will be returned without expense to the tendering owner as promptly as practicable after the expiration or termination of this exchange offer.

   We also expressly reserve the right, at any time or from time to time, regardless of whether or not the conditions to this exchange offer have been satisfied, subject to applicable law, to:

  .   extend the expiration date for this exchange offer;

  .   to amend this exchange offer and solicitation in any respect;

  . to terminate this exchange offer prior to the expiration date and return the old debentures tendered pursuant thereto; or

  . to delay the acceptance of the old debentures under this exchange offer;

with respect to each of the above, by giving written notice of such extension, amendment or termination to the exchange agent. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a release to the Dow Jones News Service or PR Newswire.

   In our sole discretion, we will decide whether to exercise our right to extend the expiration date for this exchange offer. Tendered old debentures may be withdrawn at any time on or prior to the expiration date.

Procedures for Exchanging Old Debentures

   We contemplate that the new debentures will be delivered in book-entry form through DTC, Euroclear and Clearstream. See "Book Entry; Delivery and Form" below. Certificates for shares of Series B preferred stock will be sent to you by the exchange agent. If you have any questions or need assistance in tendering your old debentures, please call Chase Manhattan Trust Company, National Association, the exchange agent, whose address and contact details appear in the section entitled "--Exchange Agent" below.

   Only holders of record are authorized to tender their old debentures for exchange. If you wish to tender old debentures in this exchange offer and you hold your old debentures through a broker, dealer, commercial bank, trust company or other nominee you should contact them promptly regarding the procedures to follow to tender your old debentures. If you wish to exchange old debentures in this exchange offer on your own behalf, you must, before completing and signing the letter of transmittal and delivering the old debentures, make appropriate arrangements to register the ownership of the old debentures in your name.

   Tender of old debentures held through a custodian. If your old debentures are held of record by a broker, dealer, commercial bank, trust company or other nominee, you must contact the holder of record promptly and instruct the holder of record to tender your old debentures on your behalf. Any beneficial owner of old debentures held of record by DTC, Euroclear or Clearstream or their nominee, through authority granted by DTC, Euroclear or Clearstream, may direct the holder of record to tender on the beneficial owner's behalf.

   Tender of old debentures held through DTC, Euroclear or Clearstream. To tender old debentures that are held through DTC, the holder should transmit its acceptance through the Automated Tender Offer Program, and DTC will then edit and verify the acceptance and send an Agent's Message to the exchange agent for its acceptance. To tender old debentures held through Euroclear or Clearstream, the holder should transmit its acceptance to Euroclear or Clearstream, as appropriate, and Euroclear or Clearstream will then edit or verify the acceptance and send an Agent's Message to the exchange agent for its acceptance. Delivery of tendered old debentures must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

   Delivery of letters of transmittal, old debentures and other documents. You should send the certificate(s) for old debentures for cancellation and exchange, letters of transmittal and other required documentation only to the exchange agent and not to us or the information agent. The delivery of the certificate(s) for old debentures, the letter of transmittal, any required signature guarantees and all other required documents, including delivery through DTC, Euroclear or Clearstream, and any acceptance of an Agent's Message transmitted through the Automated Tender Offer Program, is at the election and risk of the person tendering old debentures and delivering the certificate(s), the letter of transmittal and other documents. Except as otherwise provided in the letter of transmittal, delivery will be deemed made only when actually received by the exchange agent and therefore risk of loss and title to the old debentures will pass only upon delivery of the certificate(s) for the old debentures to the exchange agent. If delivery is by mail, we recommend that the holder use properly insured, registered mail with return receipt requested, and that the mailing be made sufficiently in advance of the expiration date to assure timely delivery to the exchange agent.

   Except as provided below, unless the old debentures being tendered for exchange are deposited with the exchange agent on or before the expiration date, accompanied by a properly completed and duly executed letter of transmittal or a properly transmitted Agent's Message, we may, at our option, treat the tender of the old debentures as defective for purposes of the right to exchange pursuant to this exchange offer. Exchange of the old debentures will be made only against deposit of the tendered old debentures and delivery of all other required documents.

   Book-entry delivery procedures. Any financial institution that is a participant in DTC, Euroclear and Clearstream may make book-entry delivery of the old debentures by causing DTC, Euroclear or Clearstream, as appropriate, to transfer such old debentures into the exchange agent's account in accordance with the DTC's, Euroclear's or Clearstream's procedures for such transfer.

   Although delivery of old debentures may be effected through book-entry into the exchange agent's account at DTC, Euroclear or Clearstream, the letter of transmittal, or facsimile of it, with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent on or before the expiration date, as applicable. Delivery of documents to DTC, Euroclear or Clearstream does not constitute delivery to the exchange agent.

   The confirmation of a book-entry transfer into the exchange agent's account at DTC, Euroclear or Clearstream as described above is referred to as a "Book-Entry Confirmation."

   "Agent's Message" means a message transmitted by DTC, Euroclear or Clearstream, received by the exchange agent, and made a part of a Book-Entry Confirmation. The message states that DTC, Euroclear or

Clearstream has received an express acknowledgment from the person tendering the old debentures that the person has received and agrees to be bound by the terms of the letter of transmittal and that we may enforce such agreement against the holder.

   Upon delivery of the certificate(s) representing the old debentures for cancellation and exchange to the exchange agent together with the letter of transmittal duly executed and completed in accordance with its instructions, the holder of such old debentures will be entitled to receive in exchange therefor a credit for the new debentures issued on this exchange offer to the accounts of the owners of the new debentures at the DTC, Euroclear or Clearstream and a certificate or certificates representing the number of shares of Series B preferred stock for which the holder has elected to receive in exchange for the old debentures. The certificate(s) for old debentures so surrendered will be cancelled. Holders of old debentures should send in their certificate(s) representing old debentures only with a letter of transmittal.

   In the event that any certificate for old debentures has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if we require, the posting by such person of a bond in such reasonable amount as we may direct as indemnity against any claim that may be made against us with respect to such certificate, the exchange agent will issue in exchange for such lost, stolen or destroyed certificate, certificates representing the amount of new debentures and/or number of shares of Series B preferred stock for which the holder has elected in exchange for the old debentures.

   Signature guarantees. Signatures on all letters of transmittal must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program, unless the relevant old debentures are tendered:

  . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  . for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States, which entities we refer to as "eligible institutions."

   Determination of validity. We will determine in our sole discretion all questions as to the validity, form, eligibility, including time or receipt, and acceptance and withdrawal of tendered old debentures. We reserve the absolute right to reject any and all old debentures not properly tendered or any old debentures whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects, irregularities or conditions of tender as to any particular old debentures either before or after the expiration date. Our interpretation of the terms and conditions of this exchange offer, including the instructions in the letter of transmittal, will be final and binding, on all parties. Unless waived, any defects or irregularities in connection with tenders of old debentures must be cured within a time period that we will determine. Neither we, the exchange agent nor any other person will have any duty or will incur any liability for failure to give such notification. Tenders of old debentures will not be considered to have been made until any defects or irregularities have been cured or waived. Any old debentures received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to the tendering owners, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

   Backup United States federal income tax withholding. To prevent backup federal income tax withholding, you must provide the exchange agent with your current taxpayer identification number and certify that you are not subject to backup federal income tax withholding by completing the applicable Form W-8 or Form W-9 included in the letter of transmittal.

Withdrawals of Tenders

   You may withdraw tenders of old debentures at any time on or prior to the expiration of this exchange offer, but the exchange consideration will not be payable in respect of old debentures that are withdrawn.

   Except as otherwise provided in this prospectus, tenders of old debentures may be withdrawn at any time prior to 8:00 a.m., New York City time on the expiration date.

   For a withdrawal of tendered old debentures to be effective, a written notice of withdrawal must be received by the exchange agent on or prior to the expiration of this exchange offer at the address set forth below under "-- Exchange Agent." Any notice of withdrawal must:

  . specify the name of the person who tendered the old debentures to be withdrawn;

  . identify the old debentures to be withdrawn, including the name and number of the account at the applicable book-entry transfer facility to be credited; and

  . be signed by the holder in the same manner as the original signature on the letter of transmittal by which the old debentures were tendered, including any required signature guarantees, or be accompanied by documents of transfer sufficient to have the trustee or other applicable person register transfer of the old debentures into the name of the person withdrawing the tender.

   If you have tendered your old debentures through a custodian but wish to withdraw them, you must withdraw your tender through the custodian prior to the expiration of this exchange offer.

   All questions as to the validity, form and eligibility, including time or receipt, of notices of withdrawal will be determined by us. Our determination will be final and binding on all parties. Any old debentures withdrawn will be deemed not to have been validly tendered for purposes of this exchange offer and no new debentures or shares of Series B preferred stock will be issued in exchange unless the old debentures so withdrawn are validly tendered again. Any old debentures which have been tendered but which are effectively withdrawn will be returned by the exchange agent to the appropriate party, without expense to the withdrawing person as soon as practicable after withdrawal. Properly withdrawn old debentures may be retendered by following one of the procedures described above under "--Procedures for Exchanging Old Debentures" at any time prior to the expiration date.

Interest on Old and New Debentures and Dividends on Series B Preferred Stock

   The last payment of interest on the old debentures was made on July 15, 2001. This payment covered accrued interest at the rate of 8% from January 16, 2001 through July 15, 2001. The first payment of interest on the new debentures will be made on January 15, 2002 in arrears to registered holders as of January 1, 2002. This payment will cover accrued interest at the rate of 8.0% effective from July 16, 2001 until the expiration date of the exchange offer and at the rate of 9.0% effective from the expiration date of the exchange offer until January 15, 2001.

   The first dividend payment on the Series B preferred stock will be paid in quarterly arrears beginning February 15, 2002 at a rate of 8.0% from July 16, 2001 until the expiration date of the exchange offer and at the rate of 10.0% from the expiration date of the exchange offer until February 15, 2002. Subsequent dividend payments will be $0.625 quarterly (equivalent to $2.50 per share annually or 10% of the liquidation preference of $25.00 per share) per share of Series B preferred stock. We anticipate that the record date for dividends on the Series B preferred stock will be approximately two weeks prior to the payment date.

Amendment of this Exchange Offer

   We reserve the right to amend this exchange offer, in our sole discretion, to:

  .   delay the acceptance of your old debentures for exchange;

  .   terminate this exchange offer;

  . extend the expiration date and retain all old debentures that have been tendered, subject to the rights of owners of the old debentures to withdraw their old debentures;

  . refuse to accept the old debentures and return all old debentures that have been tendered to us; or

  . waive any condition to, or otherwise amend the terms of, this exchange offer in any respect and accept all properly tendered old debentures that have not been withdrawn.

   We reserve the right, in our sole discretion, to reduce the amount of old debentures that we will exchange under this exchange offer. We may also change the consideration that we are offering. If we change the consideration that we are offering, or decrease the amount of old debentures being sought, we will give at least 10 business days' notice of the change. If that is less than the time remaining before the expiration date, the expiration date will be extended until a date that is no earlier than the 10th business day after the announcement.

   Following any delay in acceptance, extension, termination or amendment, we will notify the exchange agent and make a public announcement. In the case of an extension, we will make the announcement no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. We will communicate any public announcement by issuing a release to the Dow Jones News Service or PR Newswire.

Future Transactions Involving Old Debentures

   We reserve the right, in our sole discretion and if we are so permitted by the terms of our indebtedness, to purchase or make offers for any old debentures that remain outstanding after the expiration date of this exchange offer. To the extent permitted by applicable law and regulation, we may make these purchases, if any, in the open market, in privately negotiated transactions, or in additional exchange offers. The terms of these purchases, if any, could differ from the terms of this exchange offer. It is possible that future purchases, if any, of old debentures may be on less or more favorable terms than the terms offered in this exchange offer. We make no promises that we will purchase or make offers for any old debentures that remain outstanding after the expiration date of this exchange offer.

"Blue Sky" Compliance

   We are making this exchange offer to all holders of old debentures. We are not aware of any jurisdiction in which the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of this exchange offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, this exchange offer will not be made to, nor will tenders of old debentures be accepted from or on behalf of, the holders of old debentures residing in such jurisdiction.

Exchange Agent

   Chase Manhattan Trust Company, National Association has been appointed as the exchange agent for this exchange offer of the old debentures. We have agreed to pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses. All executed letters of transmittal and any other required documents should be sent or delivered to the exchange agent at the address set forth below. Questions and requests for assistance in completing documentation should be directed to the exchange agent, addressed as follows:

          Courier Address:                            Mail Address:


   Chase Manhattan Trust Company,            Chase Manhattan Trust Company,
        National Association                      National Association
    Institutional Trust Services              Institutional Trust Services
          2001 Bryan Street                           P.O. Box 2320
              9th Floor                         Dallas, Texas 75221-2320
         Dallas, Texas 75201                     Attention: Frank Ivins
       Attention: Frank Ivins


                           Telephone: (214) 468-6464
                         By Facsimile: (214) 468-6494
                Confirm Facsimile by Telephone: (214) 468-6464

   Delivery of a letter of transmittal to an address other than that for the exchange agent as set forth above or transmission of instructions via facsimile other than as set forth above does not constitute a valid delivery of a letter of transmittal.

Financial Advisor

   On May 15, 2001, we retained Cohen & Steers Capital Advisors, LLC as our financial advisor with respect to certain matters, including this exchange offer of the old debentures. We will pay Cohen & Steers Capital Advisors, LLC customary fees. We have also agreed to reimburse Cohen & Steers Capital Advisors, LLC for its expenses and to indemnify it against certain expenses and liabilities, including liabilities under federal securities laws. Pursuant to an engagement letter entered into by us and Cohen & Steers Capital Advisors, LLC, Cohen & Steers may provide other investment banking and financial advisory services to us and our subsidiaries for which it may receive additional customary fees and expense reimbursement.

Information Agent

   Georgeson Shareholder Communications, Inc. has been appointed the information agent for this exchange offer of the old debentures. We have agreed to pay the information agent reasonable and customary fees for its services and will reimburse the information agent for its reasonable out-of-pocket expenses. Any questions concerning the procedures of this exchange offer or requests for assistance or additional copies of this prospectus or the letters of transmittal may be directed to the information agent at:

                   Georgeson Shareholder Communications Inc.
                                17 State Street
                                  10th Floor
                           New York, New York 10004

   Bank and brokers, call collect:

                                (212) 440-9800

   Others, call toll free:

                                (800) 223-2064

Fees and Expenses

   We will bear the expenses of soliciting tenders for this exchange offer. We are making the principal solicitation by mail. However, where permitted by applicable law, we may make additional solicitations by telegraph, telephone or in person by officers and regular employees of ours and those of our affiliates and our information agent.

   We may make payments to brokers, dealers or others soliciting acceptance of this exchange offer. We will also pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses.

   We will pay the cash expenses to be incurred in connection with this exchange offer that are estimated in the aggregate to be approximately $950,000. Such expenses include, among others, fees and expenses of the trustee, accounting and legal fees and printing costs.

Transfer Taxes

   Owners who tender their old debentures for exchange will not be obligated to pay any transfer taxes. If, however:

  . new debentures or shares of Series B preferred stock are to be delivered to, or issued in the name of, any person other than the registered owner of the old debentures; or

  . old debentures are registered in the name of any person other than the person signing the letter of transmittal; or

  . a transfer tax is imposed for any reason other than the exchange of new debentures or shares of Series B preferred stock for old debentures in connection with this exchange offer;

then the amount of any transfer taxes, whether imposed on the registered owner or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption from them is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to the tendering holder.

United States Federal Tax Considerations

   See "Material United States Federal Tax Consequences" for a discussion of the United States federal tax consequences to holders of old debentures acquiring, owning, and disposing of the new debentures or shares of Series B preferred stock.

Appraisal Rights

   You will not have any right to dissent and receive appraisal of your old debentures in connection with this exchange offer.

                            SELECTED FINANCIAL DATA

   The following table sets forth our selected historical consolidated financial and operating data as of and for each of the periods indicated. The consolidated financial data as of and for each of the five years ended December 31, 2000 was derived from our audited financial statements. The consolidated financial data as of and for the nine months ended September 30, 2001 and 2000 was derived from our unaudited financial statements. The selected financial data should be read in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus.



                               Nine Months Ended                Years Ended December 31,
                          --------------------------- --------------------------------------------
                          September 30, September 30,
                              2001          2000        2000     1999     1998     1997     1996
                          ------------- ------------- -------- -------- -------- -------- --------
                                    In thousands except per share, units and percentages
Operations Summary:
 Total revenue..........    $ 39,302      $ 38,282    $ 51,441 $ 49,969 $ 47,791 $ 46,443 $ 44,456
 Property operating
  expenses..............      15,215        14,291      19,442   18,971   17,905   17,139   16,317
                            --------      --------    -------- -------- -------- -------- --------
 Net operating income
  (NOI) (4).............      24,087        23,991      31,999   30,998   29,886   29,304   28,139
 Depreciation and
  amortization..........       8,481         8,333      11,173   10,845   10,145    9,621    9,119
 Interest expense.......      11,581        11,838      15,850   15,018   14,554   14,608   14,542
 General and
  administrative
  expense...............       1,912         2,183       2,648    2,788    2,431    2,520    2,194
                            --------      --------    -------- -------- -------- -------- --------
 Earnings from
  operations............       2,113         1,637       2,328    2,347    2,756    2,555    2,284
 Other items (6)........         506            --          --       --       --       --     (449)
                            --------      --------    -------- -------- -------- -------- --------
 Net earnings
  attributable to shares
  of common stock--basic
  and diluted (1).......    $  2,619      $  1,637    $  2,328 $  2,347 $  2,756 $  2,555 $  1,835
                            ========      ========    ======== ======== ======== ======== ========
 Common stock cash
  distributions paid....    $  5,665      $  5,389    $  7,234 $  6,938 $  7,330 $  7,413 $  7,425

Per Share Data:
 Net earnings
  attributable to shares
  of common stock--basic
  and diluted (1).......    $   0.32      $   0.21    $   0.29 $   0.30 $   0.33 $   0.30 $   0.22
 Common stock cash
  distributions paid....    $   0.69      $   0.68    $   0.91 $   0.88 $   0.88 $   0.88 $   0.88
 Weighted average shares
  of common stock
  outstanding--basic and
  diluted (1)...........       8,204         7,925       7,950    7,888    8,331    8,423    8,433

Financial Position:
 Real estate owned, at
  cost..................    $347,576      $346,789    $348,759 $338,389 $328,477 $310,312 $303,476
 Investment in
  unconsolidated real
  estate entity.........         907           915         916      917      913      904      948
 Total assets...........     276,610       284,911     285,417  284,943  284,935  275,485  277,604
 Mortgage notes
  payable...............     111,776       109,683     113,163   84,712   89,869   90,615   68,080
 Unsecured notes payable
  to banks..............      31,512        39,109      35,716   59,988   49,178   32,342   52,639
 Unsecured convertible
  subordinated
  debentures............      61,878        61,878      61,878   61,878   62,878   62,878   62,878
 Total liabilities......     209,928       217,056     218,298  213,990  208,718  190,958  188,237
 Shareholders' equity...    $ 66,682      $ 67,855    $ 67,119 $ 70,953 $ 76,217 $ 84,527 $ 89,367
 Number of shares of
  common stock
  outstanding...........       8,368         8,004       8,063    7,909    7,990    8,425    8,422
Other Data:
Computation of Funds
 from Operations: (2)
 Net earnings
  attributable to shares
  of common stock--
  basic.................    $  2,619      $  1,637    $  2,328 $  2,347 $  2,756 $  2,555 $  1,835
 Adjustments:
 Depreciation on real
  estate investments....       7,996         7,891      10,579   10,256    9,528    8,954    8,487
 Other items (6)........        (506)           --          --       --       --       --      449
                            --------      --------    -------- -------- -------- -------- --------
 Funds from operations
  attributable to shares
  of common stock--
  basic.................      10,109         9,528      12,907   12,603   12,284   11,509   10,771
 Interest on convertible
  subordinated
  debentures............       3,713         3,713       4,950    5,017    5,030    5,030    5,030
 Amortization of debt
  issuance cost.........         183           183         244      248      248      248      248
                            --------      --------    -------- -------- -------- -------- --------
 Funds from operations
  attributable to shares
  of common stock--
  diluted...............    $ 14,005      $ 13,424    $ 18,101 $ 17,868 $ 17,562 $ 16,787 $ 16,049
                            ========      ========    ======== ======== ======== ======== ========
 Weighted average shares
  of common stock
  outstanding--diluted..      13,040        12,742      12,787   12,725   13,168   13,260   13,269

                              Nine Months Ended                Years Ended December 31,
                         --------------------------- ------------------------------------------------
                         September 30, September 30,
                             2001          2000        2000      1999      1998      1997      1996
                         ------------- ------------- --------  --------  --------  --------  --------
                                   In thousands except per share, units and percentages
Cash Flows:
 Net cash provided by
  operating activities..   $  6,867      $  8,971    $ 14,010  $ 13,193  $ 12,456  $ 12,945  $ 13,504
 Net cash provided by
  (used in) investing
  activities............      1,248        (8,521)    (10,496)   (9,925)  (16,966)   (6,757)   (7,476)
 Net cash provided by
  (used in) financing
  activities............     (8,316)       (1,130)     (2,955)   (3,081)    4,532    (5,528)   (6,834)

Multi-family segment:
 Gross investment.......   $138,476      $136,148    $136,870  $134,092  $129,510  $113,446  $109,236
 Total units............      3,398         3,398       3,398     3,397     3,341     3,157     3,157
 Percent leased (3).....        97%           96%         97%       96%       96%       97%       98%
 Operating revenue......   $ 17,923      $ 17,263    $ 22,944  $ 21,902  $ 20,341  $ 19,872  $ 19,070
 Operating expenses.....   $  7,261      $  7,023    $  9,397  $  8,943  $  8,140  $  7,751  $  7,488
 Net operating income
  (4)...................   $ 10,662      $ 10,240    $ 13,547  $ 12,959  $ 12,201  $ 12,121  $ 11,582
 Percent of total NOI...        44%           43%         42%       42%       41%       41%       41%

Retail segment:
 Gross investment (5)...   $210,007      $211,556    $212,805  $205,214  $199,880  $197,770  $195,188
 Total square footage...      2,571         2,693       2,680     2,720     2,668     2,668     2,667
 Percent leased (3).....        92%           91%         92%       95%       95%       95%       92%
 Operating revenue......   $ 21,240      $ 20,921    $ 28,353  $ 27,831  $ 27,308  $ 26,432  $ 25,255
 Operating expenses.....   $  7,907      $  7,212    $  9,958  $  9,815  $  9,629  $  9,105  $  8,703
 Net operating income
  (4)...................   $ 13,333      $ 13,709    $ 18,395  $ 18,016  $ 17,679  $ 17,327  $ 16,552
 Percent of total NOI...        56%           57%         58%       58%       59%       59%       59%

--------

(1) Basic EPS is computed by dividing income available to common stockholders by the weighted average number of shares of common stock outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in our earnings. For the nine month period ended September 30, 2001 there were options to purchase shares of common stock with exercise prices less than the average market price, however, the effect of the inclusion in the calculation of EPS is immaterial. For all other periods presented, the options to purchase shares of common stock were excluded in the computation of diluted EPS because the options' exercise prices were greater than the average market prices of common stock. Our outstanding debentures are also excluded from the computation for all periods presented due to their anti-dilutive effect. Accordingly, there is no effect on net income in the calculation of diluted EPS for the periods presented.

(2) Funds from operations has been an industry-wide standard used to measure operating performance of a REIT since its adoption by the National Association of Real Estate Investment Trusts in 1991. In October 1999 NAREIT revised the definition of funds from operations. The revision had no effect on our calculation of funds from operations. We calculate funds from operations as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America (GAAP), plus depreciation on real estate assets, and after adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. Funds from operations should not be considered as an alternative to net earnings or any other GAAP measurement of performance or as an alternative to cash flow from operating, investing or financing activities as a measure of liquidity. The funds from operations measure presented by us, while consistent with NAREIT's definition, will not be comparable to similarly titled measure of other REITs that do not compute funds from operations in a manner consistent with ours.
(3) Represents the average percent leased for the respective period.
(4) Includes the operating revenues and operating expenses directly related to the operations of the real estate properties, exclusive of corporate general and administrative expenses, depreciation and interest.
(5) Includes our investment in an unconsolidated real estate entity.

(6) In 1996, we recorded an extraordinary charge related to the early extinguishment of debt. In 2001, we recorded a gain related to the sale of one of our real estate properties.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

   We have set out our unaudited pro forma consolidated financial statements on the following pages.

   The unaudited pro forma consolidated balance sheet as of September 30, 2001 was prepared on the basis that the exchange offer as described below, had occurred on September 30, 2001. The unaudited pro forma combined consolidated statements of operations for the nine months ended September 30, 2001 and for the year ended December 31, 2000 have been prepared on the basis that this exchange offer as described below had occurred on January 1, 2000.


   You should read this information in conjunction with our consolidated financial information and the accompanying notes and Management's Discussion and Analysis of Financial Condition and Results of Operations, which are included in our Annual Report on Form 10-K for the year ended December 31, 2000 incorporated by reference into this prospectus. The unaudited pro forma consolidated financial data does not purport to represent what our results of operations would actually have been if the exchange offer occurred on the dates specified, or purport to project our results of operations for any future period or date. The pro forma adjustments are based on available information and certain adjustments that our management believes are reasonable. In the opinion of our management, all adjustments have been made that are necessary to present fairly the unaudited pro forma consolidated data. We can give you no assurances that the transactions referred to in the assumptions will take place or, if they do take place, that they will take place on the terms specified in the assumptions.

   The exchange offer described in this prospectus is a part of our plan to refinance the old debentures. To the extent that not all of the old debentures are tendered pursuant to the exchange offer or the principal amount of old debentures that we are able to accept in the exchange offer is limited by proration, we are concurrently engaged in a public offering for cash of new debentures and Series B preferred stock, the net proceeds of which we will use to redeem or purchase any old debentures that remain outstanding after the completion of the exchange offer. The result of these transactions will be that the old debentures will be refinanced by the issuance of all new debentures, all Series B preferred stock or a combination of new debentures and Series B preferred stock, but the exact amount of new debentures, if any, and Series B preferred stock, if any, issued will depend upon a number of factors, including the principal amount of old debentures tendered in the exchange offer, the election of holders of old debentures who participate in the exchange offer, and whether all new debentures and all shares of Series B preferred stock or a combination of new debentures and Series B preferred stock are sold in the public offering. Accordingly, we are unable to predict whether the old debentures will be refinanced by the issuance of all new debentures, all Series B preferred stock, or a combination of new debentures and Series B preferred stock. Moreover, depending on market conditions and our need for capital, we may issue new debentures, Series B preferred stock, or a combination that exceeds the principal amount of the old debentures. For purposes of the preparation of the following pro forma financial statements, we have made the following assumptions:

  . $32,327,000 principal amount of the old debentures are refinanced by the issuance of $32,327,000 principal amount of new debentures (the maximum principal amount of new debentures that may be issued in the exchange offer);

  . interest eliminated on the retirement of the old debentures will be $2,586,000 per annum;

  . interest expense on the new debentures will be approximately $2,909,000 per annum; and

  . reduction in amortization of deferred issuance costs of $22,000 per annum.

               SIZELER PROPERTY INVESTORS, INC. AND SUBSIDIARIES

                PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEETS


                                                        Adjustments
                                         September 30,    for the
                                             2001       Transaction  Pro Forma
                                         -------------  ----------- ------------
                ASSETS
Real estate investments:
  Land.................................  $ 52,502,000               $ 52,502,000
  Buildings and improvements...........   212,001,000                212,001,000
                                         ------------               ------------
                                          264,503,000                264,503,000
Cash, cash equivalents and receivables
 and other assets (A)..................    12,107,000                 12,107,000
                                         ------------               ------------
    Total Assets.......................  $276,610,000               $276,610,000
                                         ============               ============

 LIABILITIES AND SHAREHOLDERS' EQUITY
LIABILITIES
Mortgage notes payable.................  $111,776,000               $111,776,000
Notes payable, accounts payable and
 other liabilities.....................    36,274,000                 36,274,000
                                         ------------               ------------
                                          148,050,000                148,050,000
Convertible subordinated debentures
 (A)...................................    61,878,000                 61,878,000
                                         ------------               ------------
    Total Liabilities..................   209,928,000                209,928,000

SHAREHOLDERS' EQUITY
Series A preferred stock, 40,000 shares
 authorized, none issued...............            --                         --
Series B preferred stock, liquidation
 preference $25 per share, 2,476,000
 shares authorized, none issued (A)....            --                         --
Common stock, par value $0.0001 per
 share, 51,484,000 shares authorized,
 8,368,000 shares issued and
 outstanding...........................         1,000                      1,000
Excess stock, par value $0.0001 per
 share, 16,000,000 shares authorized,
 none issued...........................            --                         --
Additional paid-in capital.............   121,917,000                121,917,000
Cumulative net income (A)..............    42,336,000                 42,336,000
Cumulative distributions paid..........   (97,572,000)               (97,572,000)
                                         ------------               ------------
    Total Shareholders' Equity.........    66,682,000                 66,682,000
                                         ------------               ------------
    Total Liabilities and Shareholders'
     Equity............................  $276,610,000               $276,610,000
                                         ============               ============

               SIZELER PROPERTY INVESTORS, INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME


                                                      Adjustments
                                   Nine Months Ended    for the
                                   September 30, 2001 Transaction   Pro Forma
                                   ------------------ ------------ -----------
OPERATING REVENUE
  Rents and other income..........    $39,302,000                  $39,302,000

OPERATING EXPENSES
  Management & leasing fees.......      2,025,000                    2,025,000
  Utilities.......................      1,725,000                    1,725,000
  Real estate taxes...............      2,948,000                    2,948,000
  Administrative expenses.........      1,912,000                    1,912,000
  Operations & maintenance........      5,946,000                    5,946,000
  Other operating expenses........      2,571,000                    2,571,000
  Depreciation and amortization...      8,481,000                    8,481,000
                                      -----------                  -----------
Total Operating Expenses..........     25,608,000                   25,608,000
                                      -----------                  -----------
INCOME FROM OPERATIONS............     13,694,000                   13,694,000
Interest expense..................     11,581,000     $226,000 (B)  11,807,000
                                      -----------                  -----------
NET INCOME BEFORE GAIN ON SALE OF
 REAL ESTATE......................    $ 2,113,000                  $ 1,887,000
                                      ===========                  ===========
Gain on sale of real estate.......        506,000                      506,000
                                      -----------                  -----------
NET INCOME........................      2,619,000                    2,393,000
                                      ===========                  ===========
BASIC AND DILUTED EARNINGS PER
 SHARE............................    $      0.32                  $      0.29
                                      ===========                  ===========
Weighted average shares of common
 stock outstanding................      8,204,000                    8,204,000
                                      ===========                  ===========

               SIZELER PROPERTY INVESTORS, INC. AND SUBSIDIARIES

             PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                      Adjustments
                                       Year Ended       for the
                                    December 31, 2000 Transaction   Pro Forma
                                    ----------------- ------------ -----------
OPERATING REVENUE
  Rents and other income...........    $51,441,000                 $51,441,000

OPERATING EXPENSES
  Management & leasing fees........      2,613,000                   2,613,000
  Utilities........................      2,246,000                   2,246,000
  Real estate taxes................      3,933,000                   3,933,000
  Administrative expenses..........      2,648,000                   2,648,000
  Operations & maintenance.........      7,689,000                   7,689,000
  Other operating expenses.........      2,961,000                   2,961,000
  Depreciation and amortization....     11,173,000                  11,173,000
                                       -----------                 -----------
Total Operating Expenses...........     33,263,000                  33,263,000
                                       -----------                 -----------
INCOME FROM OPERATIONS.............     18,178,000                  18,178,000

Interest expense...................     15,850,000    $301,000 (B)  16,151,000
                                       -----------                 -----------
NET INCOME.........................      2,328,000                   2,027,000
                                       ===========                 ===========
BASIC AND DILUTED EARNINGS PER
 SHARE.............................           0.29                        0.25
                                       ===========                 ===========
Weighted average shares of common
 stock outstanding.................      7,950,000                   7,950,000
                                       ===========                 ===========

Notes to Unaudited Pro Forma Financial Data

(A) At September 30, 2001, the Company had approximately $447,000 of unamortized deferred financing costs remaining on its balance sheet associated with the old debentures. If the Company issues $32,327,000 of new debentures and at least 340,000 shares of Series B preferred stock in the exchange offer, the Company would record $447,000 as an extraordinary item for the write-off of unamortized debt costs. This charge is a non-cash item, is non-recurring, and will not affect reported funds from operations.


(B) Represents the net increase of interest expense resulting from the exchange of the old debentures for new debentures.
(C) We and real estate industry analysts utilize the concept of funds from operations ("FFO") as an important analytical measure of a real estate investment trust's financial performance, with FFO being defined by us and the National Association of Real Estate Investment Trusts ("NAREIT") as net income, excluding gains or losses from sales of property and those items defined as extraordinary under accounting principles generally accepted in the United States of America ("GAAP"), plus depreciation on real estate assets, and after adjustments for unconsolidated partnerships to reflect funds from operations on the same basis. Our management believes the following additional adjustments are relevant to evaluating our future operating performance. The following additional adjustments that eliminate the impact of certain items, are based on estimates and assumptions made and believed by us to be reasonable and are inherently uncertain and subject to change. The supplemental adjustments do not comply with the regulations published by the Securities and Exchange Commission relating to the presentation of pro forma financial data. The following calculations should not be viewed as indicative of actual or future results. Pro forma FFO was calculated as follows:

                                                         Year Ended   Weighted
                                                        December 31,   Average
                                                            2000       Shares
                                                        ------------  ---------
   Basic FFO as reported............................... $12,907,000   7,950,000
   Additional interest expense.........................    (301,000)         --
                                                        -----------   ---------
   Pro forma FFO available to shares of common stock... $12,606,000   7,950,000
                                                        ===========   =========

(D) If we issue $32,327,000 of new debentures in the exchange offer, any additional exchanges of old debentures would be for Series B preferred stock. For each $5,000,000 of preferred stock we exchange for old debentures, the effect on our September 30, 2001 balance sheet will be that convertible subordinated debentures will be decreased by $5,000,000, total liabilities will be decreased by $5,000,000, Series B preferred stock will be increased by $5,000,000, and total shareholders equity will be increased by $5,000,000. Similarly, the effect of the assumed issuance of $5,000,000 of Series B preferred stock on our pro forma results of operations for the nine months ended September 30, 2001 would be to decrease interest expense by $300,000, to increase pro forma net income by $300,000, to decrease net income available to common stockholders by $75,000 or $0.01 per share; and the effect of the assumed issuance of $5,000,000 of Series B preferred stock on the Company's pro forma results of operations for the year ended December 31, 2000 would be to decrease interest expense by $400,000, to increase pro forma net income by $400,000, to decrease net income available to common stockholders by $100,000 or $0.01 per share.


(E) The pro forma financial statements above assume the issuance of $32,327,000 of new debentures. If the exchange offer results in a lesser amount of new debentures being issued, there will be no effect on our pro forma balance sheet, except for a greater amount of old debentures remaining outstanding. Similarly, the effect of the assumed issuance of $5,000,000 less of new debentures on our pro forma results of operations for the nine months ended September 30, 2001 would be to decrease interest expense by $37,500, to increase pro forma net income by $37,500, to increase net income available to common stockholders by $37,500 or less than $0.01 per share; and the effect of the assumed issuance of $5,000,000 less of new debentures on the Company's pro forma results of operations for the year ended December 31, 2000 would be to decrease interest expense by $50,000, to increase pro forma net income by $50,000, to increase net income available to common stockholders by $50,000 or less than $0.01 per share.

             COMPARISON OF THE OLD DEBENTURES, THE NEW DEBENTURES

                       AND THE SERIES B PREFERRED STOCK

   On May 13, 1993, we issued and sold $65 million of 8% convertible subordinated debentures due 2003, of which $61.9 million are outstanding as of the date hereof. We are offering up to an aggregate maximum of $32.327 million 9.0% convertible subordinated debentures due 2009 and up to 2,476,000 shares of 10.0% Series B cumulative redeemable preferred stock such that the total of Series B preferred stock and the new debentures to be issued upon completion of this exchange offer will be equal to the amount of old debentures tendered. Generally, the old debentures and the new debentures carry with them the same rights, terms and liabilities with the exception of interest rates, maturity dates and conversion prices. The following chart sets forth the material terms of the old debentures, new debentures and the Series B preferred stock:

                                                                 Series B Preferred
                           Old Debentures      New Debentures           Stock
                         ------------------- ------------------- -------------------

Aggregate principal
 amount outstanding on
 initial issuance....... $65 million ($61.9  Up to $32.327       Up to 2,476,000
                         million presently   million             shares
                         outstanding)

Maturity date........... July 15, 2003       July 15, 2009       The Series B
                                                                 preferred stock has
                                                                 no stated maturity
                                                                 and will not be
                                                                 subject to any
                                                                 sinking fund or
                                                                 mandatory
                                                                 redemption.

Interest or dividend
 rate................... 8% annual rate,     9% annual rate,     $0.625 per share
                         payable in cash on  payable in cash on  paid quarterly in
                         January 15 and July January 15 and July arrears in cash on
                         15 of each year.    15 of each year.    or about the
                                             The first payment   fifteenth day of
                                             of interest on the  February, May,
                                             new debentures will August and November
                                             be made on January  of each year
                                             15, 2002 in arrears (equivalent to
                                             to registered       $2.50 per share
                                             holders as of       annually or 10% of
                                             January 1, 2002.    the liquidation
                                             This payment will   preference of
                                             cover accrued       $25.00 per share).
                                             interest at a rate  The first dividend
                                             of 8.0% from July   payment on the
                                             16, 2001 until the  shares of Series B
                                             expiration of the   preferred stock
                                             exchange offer and  will be paid in
                                             at a rate of 9.0%   arrears beginning
                                             effective from the  February 15, 2002
                                             expiration date of  at a rate of 8.0%
                                             the exchange offer  (     per share)
                                             until January 15,   from July 16, 2001
                                             2002.               until the
                                                                 expiration date of
                                                                 the exchange offer
                                                                 and at a rate of
                                                                 10.0% (      per
                                                                 share) from the
                                                                 expiration of the
                                                                 exchange offer
                                                                 until February 15,
                                                                 2002. We anticipate
                                                                 that the record
                                                                 date for dividends
                                                                 on the Series B
                                                                 preferred stock
                                                                 will be
                                                                 approximately two
                                                                 weeks prior to the
                                                                 payment date.

Liquidation............. A liquidation under A liquidation under The liquidation
                         bankruptcy law      bankruptcy law      preference for each
                         provisions will     provisions will     share of Series B
                         result in an event  result in an event  preferred stock is of default. See "-- of default. See "-- $25.00 per share,
                         Events of default"  Events of default"  plus an amount
                         and "--Remedies     and "--Remedies     equal to all
                         upon default."      upon default."      accrued and unpaid
                                                                 dividends (whether
                                                                 or not declared) to
                                                                 the date of final
                                                                 distribution to the
                                                                 holders of our
                                                                 Series B preferred
                                                                 stock.

                                                            Series B Preferred
                      Old Debentures      New Debentures           Stock
                    ------------------- ------------------- -------------------
Redemption......... At our option, we   At our option, we   The Series B
                    can redeem the old  can redeem the new  preferred stock is
                    debentures at any   debentures at any   not redeemable
                    time or from time   time after the      prior to the fifth
                    to time, in whole   third anniversary   anniversary date of
                    or in part on at    of the expiration   the issue date. On
                    least 30 days'      date of the         and after such
                    prior notice by     exchange offer, in  date, the Series B
                    mail at a           whole or in part on preferred stock may
                    redemption price    at least 30 days'   be redeemed for
                    equal to 100% of    prior notice by     cash at our option,
                    the principal       mail at a           in whole or in
                    amount plus accrued redemption price    part, at a
                    and unpaid          equal to 100% of    redemption price of
                    interest, if any,   the principal       $25.00 per share,
                    to the date of      amount plus accrued plus all accrued
                    redemption.         and unpaid          and unpaid
                                        interest, if any,   dividends thereon,
                                        to the date of      if any, to the date
                                        redemption.         fixed for
                                                            redemption.

                    We may redeem the   We may redeem the   In order to ensure
                    old debentures in   new debentures in   that we continue to
                    whole or in part at whole or in part,   meet the
                    any time for        at any time for     requirements for
                    certain reasons     certain reasons     qualification as a
                    intended to protect intended to protect REIT for federal
                    our status as a     our status as a     income tax
                    REIT, at our option REIT, at our option purposes, a holder
                    on at least 30      on at least 30      of shares of Series
                    days' prior notice  days' prior notice  B preferred stock
                    by mail at a        by mail at a        will be deemed to
                    redemption price    redemption price    violate the
                    equal to 100% of    equal to 100% of    ownership limit in
                    the principal       the principal       our Charter, if
                    amount, plus        amount, plus        such holder owns
                    interest accrued to interest accrued to 9.9% or more (in
                    the date of         the date of         value or in number,
                    redemption.         redemption.         whichever is more
                                                            restrictive) of our
                                                            outstanding equity
                                                            stock. Shares held
                                                            in violation of the
                                                            ownership limit
                                                            will be converted
                                                            into excess stock.

Conversion......... The old debentures  The new debentures  The Series B are convertible at  are convertible at  preferred stock is
                    any time prior to   any time prior to   not convertible
                    maturity and unless maturity and unless into or
                    otherwise redeemed  otherwise redeemed  exchangeable for
                    into our common     into our common     any of our other
                    stock. The          stock. The          property or
                    conversion price is conversion price is securities, except
                    $13.00 per share    $11.00 per share    that we may
                    (subject to         (subject to         exchange the shares
                    adjustment).        adjustment).        of Series B
                                                            preferred stock for
                    If the old          If the new          shares of excess
                    debentures are      debentures are      stock in order to
                    called for          called for          ensure that we
                    redemption,         redemption,         remain a qualified
                    conversion rights   conversion rights   REIT for federal
                    will expire at the  will expire at the  income tax
                    close of business   close of business   purposes.
                    on the redemption   on the redemption
                    date, unless we     date, unless we
                    default in payment  default in payment
                    due upon such       due upon such
                    redemption.         redemption.
                    To protect our      To protect our
                    status as a REIT, a status as a REIT, a
                    holder may not      holder may not
                    convert any old     convert any new
                    debenture, and such debenture, and such
                    old debenture will  new debenture will
                    not be convertible  not be convertible
                    by any holder, if   by any holder, if
                    as a result of such as a result of such
                    conversion any      conversion any
                    person would then   person would then
                    be deemed to        be deemed to
                    beneficially own,   beneficially own,
                    directly or         directly or
                    indirectly, 9.9% or indirectly, 9.9% or
                    more (in value or   more (in value or
                    in number,          in number,
                    whichever is more   whichever is more
                    restrictive) of our restrictive) of our
                    outstanding equity  outstanding equity
                    stock.              stock.

                                                           Series B Preferred
                     Old Debentures      New Debentures           Stock
                   ------------------- ------------------- -------------------
                   If we combine or    If we combine or
                   merge with, or sell merge with, or sell
                   or transfer         or transfer
                   substantially all   substantially all
                   of our assets to,   of our assets to,
                   another corporation another corporation
                   or trust, the       or trust, the
                   holders of the old  holders of the new
                   debentures then     debentures then
                   outstanding will be outstanding will be
                   entitled thereafter entitled thereafter
                   to convert such old to convert such new
                   debentures into the debentures into the
                   kind and amount of  kind and amount of
                   shares of capital   shares of capital
                   stock, other        stock, other
                   securities, cash or securities, cash or
                   other assets that   other assets that
                   they would have     they would have
                   owned immediately   owned immediately
                   after such event    after such event
                   had such old        had such new
                   debentures been     debentures been
                   converted before    converted before
                   the effective date  the effective date
                   of the transaction. of the transaction.

Ranking........... The old debentures  The new debentures  With respect to
                   rank in right of    will rank in right  dividend rights and
                   payment behind our  of payment behind   rights upon
                   senior indebtedness our senior          liquidation, shares
                   and all of our      indebtedness and    of Series B
                   other existing and  all of our other    preferred stock
                   future senior debt. existing and future will rank: (i)
                   The old debentures  senior debt. The    senior to our
                   will rank in right  new debentures will common stock and
                   of payment equal    rank equal with any our Series A
                   with the new        remaining old       preferred stock,
                   debentures and any  debentures and any  and (ii) junior to future subordinated future subordinated the new debentures,
                   debentures we       debentures we       the old debentures
                   issue. The old      issue. The new      and any other
                   debentures are      debentures will be  indebtedness of
                   unsecured.          unsecured.          ours or our
                                                           subsidiaries.

Voting rights..... None.               None.               Holders of shares
                                                           of Series B
                                                           preferred stock
                                                           generally will have
                                                           no voting rights
                                                           except as required
                                                           by law. However,
                                                           whenever dividends
                                                           on any shares of
                                                           Series B preferred
                                                           stock are in
                                                           arrears for six or
                                                           more quarterly
                                                           periods (whether
                                                           consecutive or not),
                                                           the holders of such
                                                           shares (voting
                                                           separately as a
                                                           class with all
                                                           other series of
                                                           preferred stock
                                                           upon which like
                                                           voting rights have
                                                           been conferred and
                                                           are exercisable)
                                                           will be entitled to
                                                           vote for the
                                                           election of a total
                                                           of two of our
                                                           directors until all
                                                           dividends
                                                           accumulated on such
                                                           shares of Series B
                                                           preferred stock
                                                           have been fully
                                                           paid or declared
                                                           and a sum
                                                           sufficient for the
                                                           payment thereof set
                                                           aside for payment.
                                                           In addition,
                                                           certain changes to
                                                           the terms of the
                                                           Series B preferred
                                                           stock that would be
                                                           materially adverse
                                                           to the rights of
                                                           holders of the

                                                                 Series B Preferred
                           Old Debentures      New Debentures           Stock
                         ------------------- ------------------- -------------------
                                                                 Series B preferred
                                                                 stock cannot be
                                                                 made without the
                                                                 affirmative vote of
                                                                 the holders of at
                                                                 least two-thirds of
                                                                 the outstanding
                                                                 shares of Series B
                                                                 preferred stock.
                                                                 Holders of shares
                                                                 of Series B
                                                                 preferred stock
                                                                 will have certain
                                                                 other voting rights
                                                                 under Maryland law.

Affirmative covenants... The indenture       The indenture       None.
                         governing the old   governing the new
                         debentures include  debentures include
                         the following       the following
                         required actions:   required actions:

                         . a compliance      . a compliance
                           certificate         certificate
                           delivered by an     delivered by an
                           officer at least    officer at least
                           once yearly;        once yearly;

                         . timely payment of . timely payment of
                           principal and       principal and
                           interest on the     interest on the
                           old debentures;     new debentures;
                           and                 and

                         . filing of public  . filing of public
                           reports.            reports.

Negative covenants...... The old debentures  The new debentures  The Series B include limitations include limitations preferred stock
                         on our and our      on our and our      includes
                         subsidiaries'       subsidiaries'       limitations on our
                         ability to, among   ability to, among   ability to, among
                         other things:       other things:       other things:

                         . merge,            . merge,            . authorize, create
                           consolidate or      consolidate, or     or increase the
                           transfer all or     transfer all or     authorized or
                           substantially all   substantially all   issued amount of
                           of our assets;      of our assets;      any class or
                                                                   series of capital
                                                                   stock ranking
                                                                   senior to the
                                                                   Series B
                                                                   preferred stock;
                                                                   and

                         . declare or pay    . declare or pay    . amend, alter or
                           any dividends or    any dividends or    repeal the
                           make any            make any            provisions of our
                           distributions to    distributions to    Charter,
                           holders of our      holders of our      including the
                           capital stock       capital stock       Articles
                           (other than         (other than         Supplementary
                           dividends or        dividends or        establishing the
                           distributions       distributions       Series B
                           necessary to        necessary to        preferred stock,
                           maintain our REIT   maintain our REIT   so as to
                           status), or         status), or         materially and
                           purchase, redeem    purchase, redeem    adversely affect
                           or otherwise        or otherwise        any right,
                           acquire or retire   acquire or retire   preference,
                           any of our          any of our          privilege or
                           capital stock if    capital stock if    voting power of
                           at the time of      at the time of      the shares of
                           such action an      such action an      Series B
                           event of default    event of default    preferred stock.
                           has occurred and    has occurred and
                           is continuing or    is continuing or
                           would exist         would exist
                           immediately after   immediately after
                           giving effect to    giving effect to
                           such action.        such action.
Events of default....... The following are   The following are   None.
                         events of default   events of default
                         under the terms of  under the terms of
                         the old debentures: the new debentures:


                         . our failure to    . our failure to
                           pay principal       pay principal
                           when due            when due
                           continued for       continued for
                           five business       five business
                           days;               days;

                                                                 Series B Preferred
                           Old Debentures      New Debentures           Stock
                         ------------------- ------------------- -------------------
                         . our failure to    . our failure to
                           pay interest when   pay interest when
                           due continued for   due continued for
                           30 days;            30 days;

                         . our failure to    . our failure to
                           comply with any     comply with any
                           other covenant      other covenant
                           for 60 days after   for 60 days after
                           written notice;     written notice;

                         . some events of    . some events of
                           bankruptcy,         bankruptcy,
                           insolvency or       insolvency or
                           reorganization;     reorganization;
                           or                  or

                         . if we default     . if we default
                           under any other     under any other
                           indebtedness.       indebtedness.

Remedies upon default... If an event of      If an event of      None.
                         default occurs,     default occurs,
                         either the trustee  either the trustee
                         or holders of a     or holders of a
                         majority in         majority in
                         principal amount of principal amount of
                         the outstanding old the outstanding new
                         debentures may      debentures may
                         accelerate the      accelerate the
                         maturity of all of  maturity of all of
                         the old debentures. the new debentures.

                            TERMS OF THE DEBENTURES

   The following is a summary of the terms of the old debentures that we are offering to exchange under this exchange offer, as well as the new debentures that we propose to issue in this exchange offer. The old debentures were issued under an Indenture (the "Old Indenture") dated as of May 13, 1993, as amended as of June 26, 2001 between us and Chase Manhattan Trust Company, National Association as Trustee (the "Trustee"). The old debentures were issued in the original principal amount of $65,000,000. Under the terms of this exchange offer, the new debentures may be issued under an Indenture (the "New Indenture") between us and the Trustee. Collectively, the Old Indenture and the New Indenture are referred to as the "Indentures." Similarly, the old debentures and the new debentures are collectively referred to in this section as "Debentures." Generally, the old debentures and the new debentures carry with them the same rights, terms and liabilities with the exception of interest rates, maturity dates and conversion prices. The following chart sets forth the material differences between the old debentures and the new debentures.

                            Old Debentures                New Debentures
                            --------------                --------------
Maturity date....... July 15, 2003                 July 15, 2009

Interest rate....... 8% annual rate payable in     9% annual rate payable in
                     cash on January 15 and July   cash on January 15 and July
                     15 of each year.              15 of each year.

Conversion.......... Convertible at any time into  Convertible at any time into
                     our common stock at a price   our common stock at a price
                     of $13.00 per share, subject  of $11.00 per share, subject
                     to adjustment in limited      to adjustment in limited
                     circumstances.                circumstances.

   The terms of the Debentures include those stated in the Debentures and those made part of the Indentures by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). Copies of the forms of the Indentures are filed as exhibits to the Registration Statement of which this prospectus is a part and are incorporated herein by reference. The following is a summary of certain provisions of the Indentures and does not purport to be complete and is qualified in its entirety by reference to the detailed provisions of the Indentures, including the definitions of certain terms therein to which reference is hereby made for a complete statement of such provisions. Wherever particular articles, sections of the Indentures or terms defined therein are referred to herein, such provisions or definitions are incorporated herein by reference. All section references are to the Indentures unless otherwise indicated. We urge you to read the Indentures in their entirety. You may obtain copies of the Indentures from us. See "Where You Can Find More Information."

   General. The Debentures are unsecured general obligations of ours, subject to the rights of holders of our Senior Indebtedness. The old debentures mature on July 15, 2003 and the new debentures mature on July 15, 2009. The old debentures are limited to $65,000,000 aggregate principal amount. The new debentures are limited to $32,327,000 aggregate principal amount. The Debentures bear interest semiannually on January 15 and July 15 of each year at the rate of 8% per annum for the old debentures and at the rate of 9% per annum for the new debentures. We will pay interest on the Debentures to the persons who are registered holders of Debentures at the close of business on the January 1 or July 1 preceding the interest payment date (Paragraphs 1 and 2 of the Debentures). We may pay principal and interest by check and may mail an interest check to a holder's registered address. Holders must surrender Debentures to a Paying Agent to collect final principal payments (Section 2.04). The first payment of interest on the new debentures will be made on January 15, 2002 in arrears to registered holders as of January 1, 2002. This payment will cover accrued interest at a rate of 8.0% from July 16, 2001 until the expiration of the exchange offer and at a rate of 9.0% effective from the expiration date of the exchange offer until January 15, 2002.

   The Debentures will be in registered form without coupons in denominations of $1,000 and multiples of $1,000 (Section 2.02). A holder may transfer or exchange Debentures in accordance with the Indentures. No service charge will be made for any registration of transfer, exchange or conversion of Debentures, except for any tax or other governmental charges that may be imposed in connection therewith. The Registrar need not transfer or exchange any Debentures selected for redemption. Also, in the event of a partial redemption, it need not transfer or exchange any Debentures for a period of 15 days before selecting Debentures to be redeemed (Section 2.06). The Indentures do not contain any provisions requiring us to repurchase the Debentures at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though our credit worthiness and the market value of the Debentures may decline significantly as a result of such transaction. The Indentures do not protect holders of the Debentures against any decline in credit quality, whether resulting from any such transaction or from any other cause. The registered holder of a Debenture may be treated as its owner for all purposes.

   Chase Manhattan Trust Company, National Association acts as Paying Agent, Registrar and Conversion Agent for the old debentures and the new debentures. We may change any Paying Agent, Registrar, Conversion Agent or co-registrar without notice and may act in any such capacity ourselves (Section 2.03).

   Conversion. The holders of the Debentures are entitled at any time prior to maturity, subject to prior redemption, to convert the Debentures or portions thereof (which are $1,000 or multiples thereof) into shares of common stock at the conversion price of $11.00 per share for the new debentures and $13.00 per share for the old debentures (subject to adjustments described below) (Section 11.01). No payment or adjustment will be made for accrued interest on a converted Debenture subsequent to conversion. If any Debenture not called for redemption is converted between a record date for the payment of interest and the next succeeding interest payment date, such Debenture must be accompanied by funds equal to the interest payable to the registered holder on such interest payment date on the principal amount so converted (Section 11.03). We will not issue fractional interests in shares of common stock upon conversion of Debentures and, instead will deliver a check for the fractional share based upon the market value of the common stock on the last trading day prior to the conversion date (Section 11.08). If the Debentures are called for redemption, conversion rights will expire at the close of business on the redemption date, unless we default in payment due upon such redemption (Section 11.01).

   To protect our status as a REIT, a holder may not convert any Debenture, and such Debenture will not be convertible by any holder, if as a result of such conversion any Person would then be deemed to beneficially own, directly or indirectly, 9.9% or more (in value or in number, whichever is more restrictive) of our shares of equity stock.

   The conversion price is subject to adjustments, as set forth in the Indentures, in certain events, including the payment of dividends or distributions on our Capital Stock (Section 1.01) in shares of common stock; subdivisions or combinations of the common stock into a greater or smaller number of shares; reclassification of the shares of common stock resulting in an issuance of any shares of Capital Stock; distribution of rights or warrants to substantially all holders of common stock entitling them to purchase common stock at less than the then current price at that time; and the distribution to substantially all holders of common stock of our assets or evidences of our indebtedness, excluding certain cash dividends and distributions. No adjustment in the conversion price need be made unless such adjustment would require a change of at least 1% in the conversion price; however, any adjustment that would otherwise be required to be made will be carried forward and taken into account in any subsequent adjustment. A conversion price adjustment made according to the provisions of the Debentures (or the absence of provision for such an adjustment) might result in a constructive distribution to the holders of Debentures or holders of shares that would be subject to taxation as a dividend. We may, at our option, make such reductions in the conversion price, in addition to those set forth above, as our Board of Directors deems advisable to avoid or diminish any income tax to holders of shares of common stock resulting from any dividend or distribution of equity securities (or rights to acquire equity securities) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the provisions relating to the adjustment of the conversion price of the Debentures and its actions in so doing will be final and conclusive (Section 11.04).

   If we combine or merge with, or sell or transfer substantially all of our assets to, another unaffiliated corporation or trust, the holders of the Debentures then outstanding will be entitled thereafter to convert such Debentures into the kind and amount of shares of capital stock, other securities, cash or other assets that they would have owned immediately after such event had such Debentures been converted before the effective date of the transaction (Section 11.10).

   Subordination of Debentures. The indebtedness evidenced by the Debentures will be subordinated and junior in right of payment to the extent set forth in the Indentures to the prior payment in full of amounts then due on all Senior Indebtedness (as defined). No payment will be made by us on account of principal of (or premium, if any) or interest on the Debentures or on account of the purchase or other acquisition of Debentures, if there has occurred and is continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof, or with respect to the payment of any Senior Indebtedness and such default will be the subject of a judicial proceeding or we have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default has been cured or waived or has ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payments of principal of (and premium, if any) and interest on the Debentures may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived (Section 10.02).

   Upon any acceleration of the principal of the Debentures or any distribution of our assets upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debentures or the Trustees are entitled to receive or retain any assets so distributed in respect of the Debentures (Section 10.02). By reason of this provision, in the event of insolvency, holders of the Debentures may recover less, ratably, than holders of Senior Indebtedness.

   "Senior Indebtedness" is defined to mean the principal, premium, if any, unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to us whether or not a claim for post-filing interest is allowed in such proceeding), fees, charges, expenses, reimbursement and indemnification obligations, and all other amounts payable under or in respect of Indebtedness (as defined) of us for money borrowed, whether any such Indebtedness exists as of the date of the Indentures or is created, incurred, assumed or guaranteed after such date. The terms of the old and the new debentures do not limit the amount of Senior Indebtedness that we may incur (Section 1.01).

   "Indebtedness" with respect to any Person is defined to mean:

     (i) any debt (a) for money borrowed, or (b) evidenced by a bond, note, debenture, or similar instrument (including purchase money obligations) given in connection with the acquisition of any business, property or assets, whether by purchase, merger, consolidation or otherwise, but shall not include any account payable or other obligation created or assumed by a Person in the ordinary course of business in connection with the obtaining of materials or services, or (c) which is a direct or indirect obligation which arises as a result of banker's acceptances or bank letters of credit issued to secure obligations of such Person, or to secure the payment of revenue bonds issued for the benefit of such Person, whether contingent or otherwise;

     (ii) any debt of others described in the preceding clause (i) which such Person has guaranteed or for which it is otherwise liable;

     (iii) the obligation of such Person as lessee under any lease of property which is reflected on such Person's balance sheet as a capitalized lease; and

     (iv) any deferral, amendment, renewal, extension, supplement or refunding of any liability of the kind described in any of the preceding clauses (i), (ii) and (iii);

provided, however, that, in computing the "Indebtedness" of any Person, there will be excluded any particular indebtedness if, upon or prior to the maturity thereof, there has been deposited with a depository in trust money

(or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem or satisfy such indebtedness as it becomes due, and the amount so deposited will not be included in any computation of the assets of such Person (Section 1.01).

   Optional Redemption. The Debentures are subject to redemption, as a whole or in part, at any time or from time to time commencing July 15, 1996 for the
old debentures and      , 2004 for the new debentures, at our option on at
least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount thereof, plus interest accrued to the date of redemption. The Debentures will not be redeemable prior to the above indicated dates; provided, however, the Debentures will be subject to redemption, in whole or in part, at any time for certain reasons intended to protect our status as a REIT, at our option on at least 30 days' prior notice by mail at a redemption price equal to 100% of the principal amount, plus interest accrued to the date of redemption (Section 3.01). We may exercise our redemption powers solely with respect to the securities of the security holder or holders which pose a threat to our REIT status and only to the extent deemed necessary by our Board of Directors to preserve such status. We may at any time buy new debentures on the open market or through negotiated transactions at prices which may be greater or less than the optional redemption price listed above (Paragraph 5 of the Debentures).

   Dividends, Distributions, and Acquisitions of Common Stock. We will not (i) declare or pay any dividend, or make any distribution on our common stock to our stockholders (other than dividends or distributions payable in our common stock) or (ii) purchase, redeem, or otherwise acquire or retire for value any of our common stock, or any warrants, rights, or options to purchase or acquire any shares of our common stock (other than the Debentures or any other convertible indebtedness of ours that is neither secured nor subordinated to the Debentures), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action. The foregoing, however, will not prevent (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provision on the date of declaration; or (ii) the retirement of any of our shares of common stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other shares of our common stock (Section 4.06).

   Merger or Consolidation. We may not consolidate with, or merge into, or transfer or lease all or substantially all of our assets to another Person unless such Person is a company or trust; such Person assumes by supplemental indenture all our obligations under the Debentures and the Indentures; and, immediately after the transaction no Default or Event of Default exists.

   Defaults and Remedies. An Event of Default is (i) default in the payment of interest on the Debentures when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the Debentures when due, at maturity, upon redemption or otherwise, which continues for five business days; (iii) failure to perform any other covenant of ours contained in the Indentures or the Debentures which continues for 90 days after written notice to us as provided in the Indentures; (iv) default under any bond, debenture, note or other Indebtedness of ours or any of our subsidiaries under the old debentures and of only ours under the new debentures, or under any mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of ours, whether any such Indebtedness exists as of the date of the Indentures or is thereafter created, if (a) either (x) such event of default results from the failure to pay any such Indebtedness at maturity or
(y) as a result of such event of default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to us of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $1,000,000 or more; and (v) certain events of bankruptcy, insolvency or reorganization relating to us (Section 6.01). If an Event of Default occurs and is continuing, the Trustee or the holders of a majority in aggregate principal amount of the outstanding Debentures may declare the Debentures immediately due and payable (Section 6.02).

   Within 90 days after the occurrence of any Default or Event of Default, the Trustee will give to the holders of Debentures notice of all Defaults or Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debentures (Section 7.05). Holders of a majority in aggregate principal amount of the outstanding Debentures may direct the time, method and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee (Section 6.05). The right of a holder to institute a proceeding with respect to the Indentures is subject to certain conditions precedent including notice and indemnity to the Trustee, but the holder has an absolute right to receipt of principal of (and premium, if any) and interest on such holder's Debenture on or after the respective due dates expressed in the Debentures, and to institute suit for the enforcement of any such payments (Section 6.06).

   The holders of a majority in aggregate principal amount of the outstanding Debentures may on behalf of the holders of all Debentures waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debentures or in respect of certain provisions to the Indentures which cannot be modified or amended without the consent of the holder of each outstanding Debenture affected thereby (Section 9.02). We will be required to furnish to the Trustees annually a statement of certain officers of ours stating whether or not they know of any Default or Events of Default and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same (Section 4.05).

   Modification of the Indentures. We and the Trustee may amend the Indentures or the Debentures with the written consent of the holders of 66 2/3% in principal amount of the outstanding Debentures. However, without the consent of each holder of Debentures affected, an amendment may not: (i) reduce the amount of Debentures whose holders must consent to an amendment; (ii) reduce the rate or change the time of payment of interest on any Debenture; (iii) reduce the principal of or change the fixed maturity of any Debenture; (iv) make any Debenture payable in money other than that stated in the Debenture;
(v) change the provisions of the Indentures regarding the right of a majority of the holders of Debentures to waive defaults under the Indentures or impair the right of any holder of Debentures to institute suit for the enforcement of any payment of principal and interest on the Debentures on and after their respective due dates; or (vi) make any change that adversely affects the right to convert any Debenture (Section 9.02).

                     TERMS OF THE SERIES B PREFERRED STOCK

   The following summary of the terms and provisions of the Series B preferred stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of the Charter, including the Articles Supplementary to the Charter creating the Series B preferred stock (the "Articles Supplementary"), each of which is available from us.

Maturity

   The Series B preferred stock has no stated maturity and will not be subject to any sinking fund or mandatory redemption.

Rank

   The Series B preferred stock will, with respect to dividend rights and rights upon our liquidation, dissolution or winding up, rank (i) senior to all classes or series of our common stock, our Series A preferred stock and to all equity securities ranking junior to the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up;
(ii) on a parity with all equity securities issued by us the terms of which specifically provide that such equity securities rank on a parity with the Series B preferred stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; and (iii) junior to all equity securities issued by us the terms of which specifically provide that such equity securities rank prior or senior to the Series B preferred stock as to the payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up, as well as all our existing and future indebtedness. The term "equity securities" does not include convertible debt securities, which will rank senior to the Series B preferred stock prior to conversion.

Dividends

   Holders of shares of the Series B preferred stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, preferential cumulative preferential cash dividends at the rate of 10% per annum of the liquidation preference per share (equivalent to a fixed annual amount of $2.50 per share).

   Dividends on the Series B preferred stock will be cumulative from the date of original issue and will be payable quarterly in arrears on the fifteenth day of February, May, August and November of each year, or, if not a business day, the next succeeding business day (each, a "Dividend Payment Date"). Dividends will be payable to holders of record as they appear in our stock records at the close of business on the applicable record date, which shall be the last business day of January, April, July and October, respectively, or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to the applicable Dividend Payment Date (each, a "Dividend Record Date"). The first Dividend Record Date for determination of stockholders entitled to receive dividends on the Series B preferred stock is expected to be on or about January 31, 2002. The first dividend payment on the Series B preferred stock will be paid beginning February 15, 2002 at a rate of 8.0% from July 16, 2001 until the expiration date of the exchange offer and at a rate of 10.0% from the expiration date of the exchange offer until February 15, 2002 for the first dividend payment.

   No dividends on shares of Series B preferred stock will be declared by the Board of Directors or paid or set apart for payment by us at such time as the terms and provisions of any agreement of ours, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

   Notwithstanding the foregoing, dividends on the Series B preferred stock will accrue whether or not we have earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared. Accrued but unpaid dividends on the Series B preferred stock will not bear interest and holders of the shares of Series B preferred stock will not be entitled to any distributions in excess of full cumulative distributions described above.

   If for any taxable year, we elect to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to any transaction that occurred while any shares of Series B preferred stock are outstanding, any portion (the "Capital Gains Amount") of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of stock (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Series B preferred stock will be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of shares of the Series B preferred stock for the year bears to the Total Dividends.

   Except as set forth in the next sentence, no dividends will be declared or paid or set apart for payment on any capital stock of ours (including Series A preferred stock, if any) or any other series of preferred stock ranking, as to dividends, on a parity with or junior to the Series B preferred stock (other than a dividend in shares of our common stock or in shares of any other class of stock ranking junior to the Series B preferred stock as to dividends and upon liquidation) for any period unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Series B preferred stock for all past dividend periods and the then current dividend period. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B preferred stock and the shares of any other series of preferred stock ranking on a parity as to dividends with the Series B preferred stock, all dividends declared upon the Series B preferred stock and any other series of preferred stock ranking on a parity as to dividends with the Series B preferred stock will be declared pro rata so that the amount of dividends declared per share of Series B preferred stock and such other series of preferred stock will in all cases bear to each other the same ratio that accrued dividends per share on the Series B preferred stock and such other series of preferred stock (which will not include any accrual in respect of unpaid dividends for prior dividend periods if such preferred stock does not have a cumulative dividend) bear to each other.

   Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Series B preferred stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no dividends (other than in shares of common stock or other shares of capital stock ranking junior to the Series B preferred stock as to dividends and upon liquidation) will be declared or paid or set aside for payment nor will any other distribution be declared or made upon the common stock or any other capital stock of ours, such as the Series A preferred stock ranking junior to or on a parity with the Series B preferred stock as to dividends or upon liquidation, nor will any shares of common stock, or any other shares of capital stock of ours ranking junior to or on a parity with the Series B preferred stock as to dividends or upon liquidation, be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by us (except by conversion into or exchange for other capital stock of ours ranking junior to the Series B preferred stock as to dividends and upon liquidation or redemptions for the purpose of preserving our qualification as a REIT). Holders of shares of the Series B preferred stock will not be entitled to any dividend, whether payable in cash, property or stock, in excess of full cumulative dividends on the Series B preferred stock as provided above. Any dividend payment made on shares of the Series B preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

Liquidation Preference

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of shares of Series B preferred stock are entitled to be paid out of our assets legally available for distribution to our stockholders the liquidation preference of $25.00 per share, plus an amount equal to any accrued and unpaid dividends to the date of payment, but without interest, before any distribution of assets is made to holders of shares of common stock or any other class or series of capital stock of ours that ranks junior to the Series B preferred stock as to liquidation rights. Holders of Series B preferred stock will be entitled to written notice of any event triggering the right to receive such liquidation preference. After payment of the full amount of the liquidation preference, plus any accrued and unpaid dividends to which they are entitled, the holders of Series B preferred stock will have no right or claim to any of our remaining assets. Our consolidation or merger with or into any other trust or entity or the consolidation or merger of any other corporation with or into us, or the sale, lease or consolidation, conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

Redemption

   Other than in the event a stockholder acquires shares in excess of the ownership limitation as described under " --Restrictions on Ownership and Transfer", the Series B preferred stock is not redeemable prior to the fifth anniversary of the issue date. However, in order to ensure that we will continue to meet the stock ownership requirements for qualification as a REIT, the Series B preferred stock will be subject to provisions in the Charter pursuant to which any class of our equity stock owned by a stockholder in excess of the ownership limitation will be transferred to a trust and the stockholder will have the right to receive certain compensation for such shares of stock. See "--Restrictions on Ownership and Transfer." On and after the fifth anniversary of the issue date, we, at our option upon not less than 30 nor more than 60 days' written notice, may redeem shares of the Series B preferred stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

Procedures for Redemption

   Holders of shares Series B preferred stock to be redeemed will surrender such shares of Series B preferred stock at the place designated in such notice and will be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. If notice of redemption of any shares

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of Series B preferred stock has been given and if the funds necessary for such redemption have been set aside by us in trust for the benefit of the holders of any shares of Series B preferred stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Series B preferred stock, such shares of Series B preferred stock will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price. If less than all of the outstanding shares of Series B preferred stock are to be redeemed, the shares of Series B preferred stock to be redeemed will be selected pro rata
(as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the us. Our ability to redeem the shares of Series B preferred stock is subject to the limitations on distributions in the Maryland General Corporation Law.

   Unless full cumulative dividends on all shares of Series B preferred stock will have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no shares of Series B preferred stock will be redeemed unless all outstanding shares of Series B preferred stock are simultaneously redeemed and we will not purchase or otherwise acquire directly or indirectly any shares of Series B preferred stock (except by exchange for our capital stock ranking junior to the shares of Series B preferred stock as to dividends and upon liquidation); provided, however, that the foregoing will not prevent our redemption of shares of stock in order to ensure that we continue to meet the requirements for qualification as a REIT, or the purchase or acquisition of shares of Series B preferred stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Series B preferred stock. So long as no dividends are in arrears, we will be entitled at any time and from time to time to repurchase shares of Series B preferred stock in open market transactions duly authorized by the Board of Directors and effected in compliance with applicable laws or private negotiations.

   Notice of redemption will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than 30 nor more than 60 days prior to the redemption date. We will mail a similar notice, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, addressed to the respective holders of record of the shares of Series B preferred stock to be redeemed at their respective addresses as they appear on our stock transfer records. No failure to give such notice or any defect therein or in the mailing thereof will affect the validity of the proceedings for the redemption of any shares of Series B preferred stock except as to the holder to whom notice was defective or not given. Each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of shares of Series B preferred stock to be redeemed; (iv) the place or places where shares of the Series B preferred stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If less than all of the shares of Series B preferred stock held by any holder is to be redeemed, the notice mailed to such holder will also specify the number of shares of Series B preferred stock held by such holder to be redeemed.

   Immediately prior to any redemption of shares of Series B preferred stock, we will pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of shares of Series B preferred stock at the close of business on such Dividend Record Date will be entitled to the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the redemption of such shares before such Dividend Payment Date.

   The shares of Series B preferred stock have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to ensure that we continue to meet the requirements for qualification as a REIT, Series B preferred stock acquired by a stockholder in excess of the ownership limitation will automatically be transferred to a trust and the stockholder will have the right to receive certain compensation for such stock from us.

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

Voting Rights

   Holders of the shares of Series B preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law.

   Whenever dividends on any shares of Series B preferred stock or Parity Preferred stock (as defined below) are in arrears for six or more quarters (whether consecutive or not) (a "Preferred Dividend Default"), the holders of such shares of Series B preferred stock (voting separately as a voting group with all other series of preferred stock ranking on a parity with the Series B preferred stock as to dividends or upon liquidation upon which like voting rights have been conferred and are exercisable ("Parity Preferred stock")) will be entitled to vote separately as a voting group for the election of a total of two additional directors to serve on our Board of Directors (the "Preferred Stock Directors") at a special meeting called on the written request of the holders entitled to cast at least a majority of all the votes entitled to be cast at the meeting (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Series B preferred stock for the past dividend periods and the dividend for the then current dividend period have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. A quorum for any such meeting will exist if at least a majority of the outstanding shares are represented in person or by proxy at such meeting. Such Preferred Stock Directors will be elected upon the affirmative vote of a plurality of the shares of Series B preferred stock and such Parity Preferred stock present and voting in person or by proxy at a duly called and held meeting at which a quorum is present. If and when all accumulated dividends and the dividend for the then current dividend period on the shares of Series B preferred stock have been paid in full or set aside for payment in full, the holders thereof will be divested of the foregoing voting rights (subject to revesting whenever dividends on any shares of Series B preferred stock are in arrears for six or more quarters (whether consecutive or not)) and, if all accumulated dividends and the dividend for the then current dividend period have been paid in full or declared and set aside for payment in full on all series of Parity Preferred stock, the term of office of each Preferred Stock Director so elected will terminate. In the event the term of a Preferred Director terminates, the right of the holders of Series B preferred stock to elect Preferred Stock Directors until another Preferred Dividend Default will exist. The Preferred Stock Directors will each be entitled to one vote per director on any matter.

   So long as any shares of Series B preferred stock remain outstanding, we will not without the affirmative vote or consent of the holders of at least two-thirds of the shares of the Series B preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking senior to the shares of Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any of our authorized capital stock into such shares, or create, authorize, or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of our Charter, including the Articles Supplementary, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of the shares of Series B preferred stock or the holders thereof provided, however, with respect to the occurrence of any Event set forth in (ii) above, so long as the shares of Series B preferred stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event we may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of the shares of Series B preferred stock and provided further that (a) any increase in the amount of the authorized preferred stock or the creation or issuance of any other series of preferred stock; or (b) any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the shares of Series B preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   In addition to the above, under Maryland law and the Articles
Supplementary, the holders of shares of Series B preferred stock will be entitled to vote as a separate voting group to approve a dividend payable in

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

shares of Series B preferred stock to the holders of another class of our stock or to approve a dividend payable in shares of our stock other than shares of Series B preferred stock to the holders of shares of Series B preferred stock.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required will be effected, all outstanding shares of Series B preferred stock have been redeemed or called for redemption upon proper notice and sufficient funds have been deposited in trust to effect such redemption.

Conversion

   The shares of Series B preferred stock are not convertible into or exchangeable for any other property or securities of ours, except that the shares of Series B preferred stock may be exchanged for shares of excess stock in order to ensure that we remain qualified as a REIT for federal income tax purposes. See "--Restrictions on Ownership and Transfer" below.

Restrictions on Ownership and Transfer

   For us to qualify as a REIT under the Code, certain restrictions apply to the ownership of our capital stock. Because the Board of Directors believes it is essential for us to continue to qualify as a REIT, the Charter restricts the ownership, acquisition and transfer of our capital stock, including shares of Series B preferred stock.

   Our Charter provides that if, at any time when we are qualified as a REIT, a transfer of any of our capital stock (including common stock or Series B preferred stock), would result in (i) any person acquiring directly or indirectly beneficial ownership of 9.9% or more of the total outstanding equity stock of all classes (in value or in number, whichever is more restrictive); (ii) our outstanding capital stock being constructively or beneficially owned by fewer than 100 persons; or (iii) our being "closely held" within the meaning of Section 856 of the Code, then at our sole option:
(A) any proposed transfer will be void from the beginning and will not be recognized by us; (B) we will have the right to redeem the shares proposed to be transferred; and (C) the shares proposed to be transferred will be automatically converted into and exchanged for shares of a separate class of stock, excess stock, having no dividend or voting rights. Holders of excess stock do have certain rights in the event of our liquidation, dissolution or winding up. The Charter further provides that the excess stock will be held by us as trustee for the person or persons to whom the shares are ultimately transferred, until such time as the shares are re-transferred to a person or persons in whose hands the shares would not be excess stock and certain price-related restrictions are satisfied.

Transfer and Dividend Paying Agent

   The Bank of New York will act as the transfer and dividend payment agent in respect of the shares of Series B preferred stock.

  BENEFICIAL OWNERSHIP OF OLD DEBENTURES BY DIRECTORS AND EXECUTIVE OFFICERS

   As of the date of this prospectus, no old debentures are beneficially owned by us, by our directors and executive officers or by an associate or majority-owned subsidiary of us.

                   RECENT TRANSACTIONS IN THE OLD DEBENTURES

   There have been no transactions involving the old debentures that have occurred during the sixty day period immediately preceding the date of this prospectus by us, our directors, our executive officers or any affiliate or subsidiary of us.

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

                         DESCRIPTION OF CAPITAL STOCK

   The following description is only a summary of certain terms and provisions of our capital stock. You should refer to our Charter and Bylaws for the complete provisions thereof.

   The total number of shares of capital stock of all classes that we are authorized to issue is 70,000,000. Currently, the Charter authorizes the issuance of 51,484,000 shares of common stock, par value $.0001 per share, 40,000 shares of Series A preferred stock, par value $.0001 per share, 2,476,000 shares of Series B preferred stock, par value $.0001 per share, and 16,000,000 shares of excess stock, par value $.0001 per share. Only shares of common stock are now outstanding. The common stock is currently listed on the New York Stock Exchange under the symbol "SIZ".

   Our Shareholder Rights Agreement provides that the rights issued under the agreement will be triggered, with certain exceptions, if and when any person or group acquires, or commences a tender offer to acquire, 15% or more of our shares. Shares of Series A preferred stock are issuable on the exercise of rights that may become exercisable under the Shareholder Rights Agreement.

   Our Board of Directors is authorized by the Charter, to classify and reclassify any of our unissued shares of capital stock, by, among other alternatives, setting, altering or eliminating the designation, preferences, conversion or other rights, voting powers, qualifications and terms and conditions of redemption of, limitations as to dividends and any other restrictions on, our capital stock. The power of the Board of Directors to classify and reclassify any of the shares of capital stock includes the authority to classify or reclassify such shares into a class or classes of preferred stock or other stock.

   Pursuant to the provisions of the Charter, if a transfer of stock occurs such that any person would own, beneficially or constructively, 9.9% or more (in value or in number, whichever is more restrictive) of our outstanding equity stock (excluding shares of excess stock), then the amount in excess of the 9.9% limit will automatically be converted into shares of excess stock and any such transfer will be void from the beginning. However, such restrictions will not prevent the settlement of a transaction entered into through the facilities of any interdealer quotation system or national securities exchange upon which shares of our capital stock are traded. Notwithstanding the prior sentence, certain transactions may be settled by providing shares of excess stock.

   The holders of common stock are entitled to one vote on all matters to be voted upon by the stockholders. The holders of common stock have no cumulative voting rights. Additionally, subject to the rights of holders of preferred stock, holders of common stock are entitled to receive such dividends as may be declared from time to time by the directors out of funds legally available therefore. The holders of shares of excess stock have no voting rights or dividend rights and shares of excess stock are not transferrable.

   The registrar for shares of our common stock is The Bank of New York.

                         BOOK-ENTRY; DELIVERY AND FORM

General

   The new debentures will be represented initially by one or more global debentures in bearer form without interest coupons. We will issue the global debentures in denominations equal to the outstanding principal amount of the debentures that they represent.

   On the closing date of this exchange offer, we will deposit the global debentures with DTC as the book-entry depositary. We will make this deposit pursuant to the terms of the debenture deposit agreement, to be dated the closing date of this exchange offer, between the book-entry depositary and us, for the limited purposes set forth in the deposit agreement.

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

   The book-entry depositary will issue a certificateless interest for each global debenture to DTC. The certificateless interest for each global debenture will represent a 100% interest in the underlying global debenture. The book-entry depositary will record the interest in its books and records in the name of Cede & Co., as a nominee of DTC. The records that DTC, with respect to its participants, and its participants maintain in book-entry form will show the beneficial interests in the global debentures. Any transfer of the global debentures will only be effected through these records. In this prospectus, we refer to the beneficial interests in the global debentures as "book-entry interests."

   All interests in the global debentures will be subject to the procedures and requirements of DTC.

Definitive Registered Debentures

   Under the terms of the deposit agreement and the New Indenture, you, as an owner of book-entry interests in the global debentures, will receive definitive registered debentures only if any of the three following events occurs:

  . DTC notifies us or the book-entry depositary in writing that it, or its respective nominee, is unwilling or unable to continue to act as a depositary registered under the Securities Exchange Act of 1934 and we do not appoint a successor depositary registered as a clearing agency under the Securities Exchange Act of 1934 within 90 days.

  . At any time if we determine that the global debentures, in whole but not in part, should be exchanged for definitive registered debentures, but only if, such exchange is required by any applicable law, any event beyond our control, or payments of interest on any global debenture, depositary interest or book-entry interest are, or would become, subject to any deduction or withholding for taxes.

  . The book-entry depositary is at any time unwilling or unable to continue as book-entry depositary and we do not appoint a successor book-entry depositary within 90 days.

   In addition to those circumstances, during the continuance of an event of default, you, as a holder of book entry interests, will be entitled to request and receive definitive registered debentures. We will issue the definitive registered debentures to you, and register them in your name, or as you direct, only if we receive a request in writing by the book-entry depositary, based upon the instructions of DTC.

   In the event that definitive registered debentures are issued, and if required by applicable law, we will appoint Chase Manhattan Trust Company, National Association, or another suitable person, as an independent transfer agent for the new debentures.

   In no event will we issue definitive securities in bearer form. Any definitive registered debentures we issue will be fully registered in denominations of $1,000 in principal amount, and integral multiples of $1,000. The trustee will register the definitive registered debentures in the name or names that DTC will instruct the trustee to use, through the book-entry depositary. We expect that DTC will base its instructions on directions it receives from participants, including Euroclear and Clearstream, reflecting the beneficial ownership of book-entry interests. To the extent permitted by law, we, the trustee and any paying agent will be entitled to treat the person in whose name any definitive registered debenture is registered as the absolute owner of the debenture.

   While any global debenture for the new debentures is outstanding, you may exchange any definitive registered debenture you may have for a corresponding book-entry interest in the global debenture by surrendering your definitive registered debentures to the book-entry depositary and providing the certificates and opinions that the New Indenture requires. The book-entry depositary will make the appropriate adjustments to the global debenture underlying that book-entry interest to reflect any issue or surrender of definitive registered debentures. The New Indenture contains provisions relating to the maintenance by a registrar of registers reflecting ownership of definitive registered debentures, if any, and other provisions customary for a registered debt security. We will pay principal and interest on each definitive registered debenture to the holder appearing on the applicable register at his or her address at the close of business on the record date.

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

   If a mutilated definitive registered debenture is surrendered to the registrar or if the holder of a debenture claims that such debenture has been lost, destroyed or wrongfully taken, we will issue and the trustee will authenticate a replacement debenture if the holder satisfies any reasonable requirements of the trustees, the registrar or us. If required by the trustee, the registrar or us such holder must provide an indemnity bond or other indemnity, sufficient in the judgment of us, the registrar and the trustee, to protect us, the trustee and any agent from any loss which any of them may suffer if the debenture is replaced. We may charge such holder for reasonable, out-of-pocket expenses in replacing a debenture, including reasonable fees and expenses of counsel.

Description of Book-Entry System

   When the book-entry depositary receives the global debentures, it will issue the certificateless interest for each of the global debentures to DTC representing a 100% interest in the respective underlying global debenture. The book-entry depositary will issue the certificateless interest by recording the interest in its books and records in the name of Cede & Co., as a nominee of DTC. Ownership of book-entry interests will be limited to persons who have accounts with DTC, including Euroclear and Clearstream, or persons who have accounts through organizations that are participants. When the book-entry depositary issues such interests in the global debentures to DTC, DTC will credit, on its internal book-entry registration and transfer system, its participants' accounts with the respective interests owned by each participant. Ownership of book-entry interests will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee with respect to interests of participants and the records of participants with respect to interests of indirect participants. No beneficial owner of an interest in the global debentures will be able to transfer that interest except in accordance with DTC's procedures, in addition to those provided for under the New Indenture with respect to the global debentures.

   The laws of some countries and some states in the United States may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to own, transfer or pledge the book-entry interests in the global debentures.

   So long as DTC, or its nominee, is the holder of the global debentures, the book-entry depositary or its nominee, as the case may be, will be considered the sole holder of the global debentures for all purposes under the New Indenture and the new debentures. Except as we mentioned earlier in this section, participants or indirect participants will not:

  . Be entitled to have debentures or book-entry interests registered in their names;

  . Receive or be entitled to receive physical delivery, of debentures or book-entry interests in definitive bearer or registered form; or

  . Be considered the owners or holders of the debentures or book-entry interests under the New Indenture.

   Accordingly, each person owning a book-entry interest must rely on the procedures of the book-entry depositary and DTC to exercise any rights and remedies of a holder under the New Indenture. If a person is an indirect participant in DTC, it must also rely on the procedures of the participant in DTC, through which that person owns its interest. If we issue any definitive debentures to participants or indirect participants, we will issue them in registered form, as described above. Unless and until book-entry interests are exchanged for definitive registered debentures, the certificateless interest that DTC holds may not be transferred except as a whole between DTC or nominees of DTC, between nominees of DTC by DTC, or any such nominee to a successor of DTC or a successor of such nominee.

Payments on the Global Debentures

   We will make any payments we owe in respect of the global debentures through one or more paying agents to the book-entry depositary as the holder of the global debentures. The paying agent will be appointed under the New Indenture, and initially the paying agent will be the trustee for the new debentures. Payment by us to the holder of the relevant debentures will validly discharge the relevant payment obligation in respect of those debentures for all purposes. All amounts payable under the debentures will be payable in United States dollars. Upon receipt of any payment amounts in respect of the global debentures, the book-entry depositary will pay those amounts to DTC or its nominee in proportion to their interests, as shown on the book-entry depositary's records.

   We expect that when DTC or its nominee receives any payment made in respect of the global debentures, it will credit its participants' accounts with those payments in amounts proportionate to the participants' respective interest in the principal amount of that global debenture as shown on the records of DTC or its nominee. We expect that payments by participants to owners of book-entry interests held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the account of customers in bearer form or registered in street name, and will be the responsibility of such participants.

   Neither we, the trustee, the book-entry depositary, nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of book-entry interests or for maintaining, supervising or reviewing all records relating to such book-entry interests or beneficial ownership interests.

   Investors may be subject to foreign exchange risks as to payments of principal and interest that may have important economic and tax consequences to them.

Redemption of Global Debentures

   In the event that we redeem any global debenture, or any portion of it, the book-entry depositary will, through DTC, redeem, from the amount it receives in respect of the redemption of that global debenture, an equal amount of the book-entry interests in that global debenture. The redemption price payable in connection with the redemption of the book-entry interest will be equal to the amount the book-entry depositary receives in connection with the redemption of the global debenture, or any portion of it. We understand that under existing DTC practices, if fewer than all of the global debentures are to be redeemed at any time, DTC will credit new debenture participants' accounts on a proportionate basis or by lot or on such other basis as DTC deems fair and appropriate. However, no beneficial interests of less than $1,000 in principal amount at maturity may be redeemed in part.

Transfers

   Chase Manhattan Trust Company, National Association has agreed, pursuant to the deposit agreement, that the global debentures will not be transferred except to the successor to the book-entry depositary.

   All transfers of book-entry interests between participants in DTC will be effected by DTC pursuant to customary procedures established by DTC and its participants.

Action by Owners of Book-Entry Interests

   As soon as practicable after the book-entry depositary receives notice of any solicitation of consents or request for a waiver of other action by the holders of new debentures, or of any offer to purchase the new debentures upon a change of control, the book-entry depositary will mail to DTC a notice containing:

  . the information contained in the notice the book-entry depositary received;

  . a statement that at the close of business on a specified record date DTC will be entitled to instruct the book-entry depositary as to the consent, waiver or other action, if any, pertaining to those new debentures; and

  .   a statement as to the manner in which those instructions may be given.

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

   In addition, the book-entry depositary will forward to DTC all materials pertaining to any such solicitation, request, offer or other action. Upon the written request of DTC, the book-entry depositary will take all reasonable steps regarding the requested consent, waiver, offer or other action in respect of the new debentures in accordance with any instructions set forth in the request. DTC may grant proxies or otherwise authorize DTC participants or indirect participants to provide such instructions to the book-entry depositary so that it may exercise any rights of a holder or take any other actions which a holder is entitled to take under the New Indenture.

   Under its usual procedures, DTC would mail an omnibus proxy to us and the book-entry depositary assigning Euroclear's and Clearstream's consenting or voting rights to those DTC participants to whose accounts such book-entry interests are credited on a record date. It would mail the omnibus proxy as soon as possible after that record date. The book-entry depositary will not exercise any discretion in granting consents or waivers or taking any other action relating to the New Indenture.

   We understand that DTC will take any action that a holder of new debentures is permitted to take, including the presentation of debentures for exchange as described above, only:

  . At the direction of one or more participants to whose account the DTC interests in the global debentures are credited; and

  . In respect of the portion of the aggregate principal amount of debentures as to which the participant or participants has or have given direction.

Reports

   The book-entry depositary will immediately send to DTC a copy of any notices, reports and other communications received relating to us, the debentures or the book-entry interests.

Notices

   So long as the new debentures are listed on the New York Stock Exchange or other national exchange, all notices to holders of the new debentures, including any notices with respect to the redemption of all or a portion of the new debentures by us or notices with respect to the redemption of all or a portion of the new debentures by us or notices with respect to this exchange offer, will be given by publication in a daily newspaper in New York City or appropriate city.

Business Day

   If the day for any payment of principal, premium, if any, or interest is not a business day in the location of each payment agent, that payment will be made on the next following day that is a business day in each location.

Action by Book-Entry Depositary

   If a default occurs with respect to the debentures, or in connection with any other right of the holder of a global debenture under the New Indenture, and if the DTC so requests in writing, the book-entry depositary will take any action as will be requested in that notice. The book-entry depositary must be offered reasonable security or indemnity, against the costs, expenses and liabilities that might be incurred by it in compliance with such request by the owners of book-entry interests.

Resignation of Book-Entry Depositary

   The book-entry depositary may resign at any time as book-entry depositary by written notice to us and DTC. This resignation would become effective upon the appointment of a successor book-entry depositary, in which case the global debentures will be delivered to that successor. If we have not appointed a successor within 90 days, the book-entry depositary may request that we issue definitive registered debentures as described earlier in this section.

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   If at any time DTC is unwilling or unable to continue as a depositary for the book-entry interests and we do not appoint a successor depositary within 90 days, DTC may request that we issue definitive registered debentures in exchange for the book-entry interests.

Expenses of Book-Entry Depositary

   We have agreed to indemnify the book-entry depositary against certain liabilities incurred by it and pay the charges of the book-entry depositary as agreed between us and the book-entry depositary.

Amendment and Termination of the Deposit Agreement

   We and the book-entry depositary may amend the deposit agreement without notice to or consent of DTC or any owner of a book-entry interest to:

  . cure any ambiguity, defect or inconsistency, so long as such amendment or supplement does not adversely affect the rights of DTC or any holder of book-entry interests;

  . evidence the succession of another person to us, when a similar amendment with respect to the New Indenture is being executed, and the assumption by any such successor of our covenants in the New Indenture;

  .   evidence or provide for a successor book-entry depositary;

  . make any amendment, change or supplement that does not adversely affect DTC or any owner of book-entry interests;

  .   add to our covenants or the covenants of the book-entry depositary;

  . add a guarantor when a guarantor is made a party, to the New Indenture pursuant to the New Indenture; or

  .   comply with the United States federal securities laws.

   Except as provided in the relevant deposit agreement, no amendment that adversely affects DTC, and no amendment that adversely affects the holders of book-entry interests may be made without the consent of a majority of the aggregate principal amount of book-entry interests outstanding in respect of the new debentures. Upon the issuance of definitive registered debentures in exchange for book-entry interests constituting the entire principal amount of new debentures, the deposit agreement will terminate. The deposit agreement may be terminated upon the resignation of the book-entry depositary if we do not appoint a successor within 90 days as described earlier in this section.

Information Concerning DTC, Euroclear and Clearstream

   We understand as follows with respect to DTC, Euroclear and Clearstream:

   DTC is:

  .   a limited purpose trust company organized under the New York Banking
      Law;

  .   a banking organization within the meaning of the New York Banking Law;

  .   a member of the Federal Reserve System;

  . a clearing corporation within the meaning of the New York Uniform Commercial Code; and

  . a clearing agency registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

   DTC was created to hold securities of its participants and to facilitate the clearance and settlement of transactions among its participants in those securities through electronic book-entry changes in accounts of the

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participants, thereby eliminating the need for physical movement of securities certificates. DTC participants include securities brokers and dealers, including the initial purchasers, banks, trust companies, clearing corporations and certain other organizations, some of whom own DTC. Access to the DTC book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

   Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a book-entry interest to pledge its interest to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of its interest, may be limited by the lack of a definitive certificate for such interest. The laws of some states require that some persons take physical delivery of securities in definitive form. Consequently, the ability to transfer book-entry interests to those persons may be limited. In addition, beneficial owners of book-entry interests through the DTC system will receive distributions attributable to the global debentures only through DTC participants.

   Euroclear and Clearstream hold securities for participating organizations and facilitate the clearance and settlement of securities transactions between their respective participants through electronic book-entry changes in accounts of such participants. Euroclear and Clearstream provide to their participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. As participants in DTC, Euroclear and Clearstream provide an interface between non-U.S. investors and the United States securities markets. Euroclear and Clearstream participants are financial institutions such as underwriters, securities brokers and dealers, banks, trust companies and certain other organizations. Indirect access to Euroclear or Clearstream is also available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodian relationship with a Euroclear or Clearstream participant, either directly or indirectly.

Global Clearance and Settlement Under Book-Entry System

   Initial settlement. Initial settlement for the new debentures will be made in United States dollars.

   Book-entry interests owned through DTC, other than through accounts at Euroclear or Clearstream, will follow the settlement applicable to United States corporate debt obligations. The securities custody accounts of investors will be credited with their holdings against payment in same-day funds on the settlement date.

   Book-entry interests owned through Euroclear or Clearstream accounts will follow the settlement procedures applicable to conventional eurobonds in registered form. Book-entry interests will be credited to the securities custody accounts of Euroclear and Clearstream holders on the business day following the settlement date against payment for value on the settlement date.

   Secondary market trading. The book-entry interests will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such book-entry interests will therefore settle in same-day funds.

   Since the purchaser determines the place of delivery, it is important to establish at the time of trading of any book-entry interests where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

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                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES

Introductory Notes

   The following discussion summarizes the material Federal income tax considerations of the exchange offer and the ownership and disposition of the new debentures, Series B preferred stock and common stock. This discussion is based on current law. The discussion is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations. It also does not discuss all of the aspects of Federal income taxation that may be relevant to a prospective debenture holder or stockholder in light of his or her particular circumstances or to certain types of stockholders or debenture holders (including insurance companies, tax-exempt entities, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws.

   EACH PERSON CONSIDERING TENDERING AN OLD DEBENTURE FOR EITHER NEW DEBENTURES OR SERIES B PREFERRED STOCK IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE ACQUISITION, OWNERSHIP AND SALE OF SECURITIES IN AN ENTITY ELECTING TO BE TAXED AS A REAL ESTATE INVESTMENT TRUST, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN, AND OTHER TAX CONSEQUENCES OF SUCH ACQUISITION, OWNERSHIP, SALE, AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of the Company

   General. We have elected to be taxed as a REIT under Code Sections 856 through 859. Our qualification and taxation as a REIT depends upon our ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests and organizational requirements imposed under the Code, as discussed below. We believe that we are organized and have operated in such a manner as to qualify under the Code for taxation as a REIT since our inception, and we intend to continue to operate in such a manner. No assurances, however, can be given that we will operate in a manner so as to qualify or remain qualified as a REIT. See "--Failure to Qualify" below.

   The following is a general summary of the material Code provisions that govern the Federal income tax treatment of a REIT and its stockholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, the regulations promulgated thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof.

   If we qualify for taxation as a REIT, we generally will not be subject to Federal corporate income taxes on net income that we currently distribute to stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation.

   Notwithstanding our REIT election, however, we will be subject to Federal income tax in the following circumstances. First, we will be taxed at regular corporate rates on any undistributed taxable income, including undistributed net capital gains. Second, under certain circumstances, we may be subject to the "alternative minimum tax" on its items of tax preference. Third, if we have (i) net income from the sale or other disposition of "foreclosure property" (which is, in general, property acquired by foreclosure or otherwise on default of a loan secured by the property) that is held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be subject to tax at the highest corporate rate on such income. Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other dispositions of property (other than foreclosure property) held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax on prohibited transactions. Fifth, if we should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), and have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax equal to the gross income attributable to the greater of either (i) the amount by which

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75% of our gross income exceeds the amount qualifying under the 75% test for the taxable year or (ii) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction intended to reflect our profitability. Sixth, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain net income for such year (for this purpose such term includes capital gains which we elect to retain but which we report as distributed to our stockholders. See "--Annual Distribution Requirements" below); and (iii) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. Seventh, if we acquire any asset from a C corporation (i.e., a corporation generally subject to full corporate level tax) in a transaction in which the basis of the asset in our hands is determined by reference to the basis of the asset (or any other property) in the hands of the C corporation, and we recognize gain on the disposition of such asset during the 10-year period beginning on the date on which such asset was acquired by us, then, to the extent of such property's built-in gain (the excess of the fair market value of such property at the time of acquisition by us over the adjusted basis of such property at such time), such gain will be subject to tax at the highest regular corporate rate applicable (as provided in Service regulations that have not yet been promulgated). Eighth, we will be subject to a 100% penalty tax on amounts received (or on certain expenses deducted by a taxable REIT subsidiary) if arrangements among us, our tenants and a taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties.

   Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (i) which is managed by one or more trustees or directors; (ii) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest; (iii) which would be taxable as a domestic corporation but for Code Sections 856 through 859; (iv) which is neither a financial institution nor an insurance company subject to certain provisions of the Code; (v) the beneficial ownership of which is held by 100 or more persons; (vi) of which not more than 50% in value of the outstanding capital stock is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of each taxable year after applying certain attribution rules; and (vii) which meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions (i) through
(iv), inclusive, must be met during the entire taxable year and that condition
(v) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (v) and (vi) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. We have issued sufficient common stock with sufficient diversity of ownership to allow it to satisfy requirements (v) and (vi). In addition, our Charter contains restrictions regarding the transfer of its shares and the issuance of excess stock intended to assist in continuing to satisfy the share ownership requirements described in (v) and (vi) above. See "Capital Stock of the Company--Restrictions on Transfer." These restrictions, however, may not ensure that we will be able to satisfy these share ownership requirements. If we fail to satisfy these share ownership requirements, we will fail to qualify as a REIT.

   In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Our taxable year is the calendar year.

   To qualify as a REIT, we cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year. We believe that we have complied with this requirement.

   For our tax years beginning prior to January 1, 1998, pursuant to applicable Treasury Regulations, to be taxed as a REIT, we were required to maintain certain records and request on an annual basis certain information from our stockholders designed to disclose the actual ownership of our outstanding shares. We have complied with such requirements. For our tax years beginning January 1, 1998 and after, these records and informational requirements are no longer a condition to REIT election. Instead, a monetary penalty will be imposed for failure to comply with these requirements. If we comply with these regulatory rules, and we do not know, or exercising reasonable diligence would not have known, whether we failed to meet requirement (vi) above, we will be treated as having met the requirement.

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   Qualified REIT Subsidiaries. If a REIT owns a corporate subsidiary that is a "qualified REIT subsidiary," the separate existence of that subsidiary will be disregarded for federal income tax purposes. Generally, a qualified REIT subsidiary is a corporation, other than a taxable REIT subsidiary, all of the capital stock of which is owned by the REIT. All assets, liabilities and items of income, deduction and credit of the qualified REIT subsidiary will be treated as assets, liabilities and items of income, deduction and credit of the REIT itself. A qualified REIT subsidiary of ours will not be subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

   Taxable REIT Subsidiaries. A "taxable REIT subsidiary" is a corporation in which we directly or indirectly own stock and that elects with us to be treated as a taxable REIT subsidiary under Section 856(l) of the Internal Revenue Code. In addition, if one of our taxable REIT subsidiaries owns, directly or indirectly, securities representing 35% or more of the vote or value of a subsidiary corporation, that subsidiary will also be treated as a taxable REIT subsidiary of ours. A taxable REIT subsidiary is a corporation subject to federal income tax, and state and local income tax where applicable, as a regular "C" corporation.

   Generally, a taxable REIT subsidiary can perform impermissible tenant services without causing us to receive impermissible tenant services income under the REIT income tests. However, several provisions regarding the arrangements between a REIT and its taxable REIT subsidiaries ensure that a taxable REIT subsidiary will be subject to an appropriate level of federal income taxation. For example, a taxable REIT subsidiary is limited in its ability to deduct interest payments made to us. In addition, we will be obligated to pay a 100% penalty tax on some payments that we receive or on certain expenses deducted by the taxable REIT subsidiary if the economic arrangements among us, our tenants and the taxable REIT subsidiary are not comparable to similar arrangements among unrelated parties. We currently do not have any taxable REIT subsidiaries.

   Income Tests. In order for us to maintain qualification as a REIT, three separate percentage tests relating to the source of its gross income must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments described above, dividends, interest and gain from the sale or disposition of stock or securities, some payments under hedging instruments, or from any combination of the foregoing. Third, for tax years beginning prior to January 1, 1998, gain from the sale or other disposition of (i) stock or securities held for less than one year; (ii) prohibited transactions; and (iii) certain real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

   Rents received by us will qualify as "rents from real property" in satisfying the above gross income tests only if several conditions are met. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, amounts received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales.

   Second, rents received from a tenant will not qualify as "rents from real property" if we, or a direct or indirect owner of 10% or more of our stock, actually or constructively owns 10% or more of such tenant (a "Related Party Tenant"). We may, however, lease our properties to a taxable REIT subsidiary and rents received from that subsidiary will not be disqualified from being "rents from real property" by reason of our ownership interest in the subsidiary if at least 90% of the property in question is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space.

   Third, if rent attributable to personal property that is leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property." Under prior law, this 15% test was based on relative

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adjusted tax basis of both the real and personal property. For taxable years beginning after December 31, 2000, the test is based on relative fair market value of the real and personal property.

   Generally, for rents to qualify as "rents from real property" for the purposes of the gross income tests, we are only allowed to provide services that are both "usually or customarily rendered" in connection with the rental of real property and not otherwise considered "rendered to the occupant." Income received from any other service will be treated as "impermissible tenant service income" unless the service is provided through an independent contractor that bears the expenses of providing the services and from whom we derive no revenue or through a taxable REIT subsidiary, subject to specified limitations. The amount of impermissible tenant service income we receive is deemed to be the greater of the amount actually received by us or 150% of our direct cost of providing the service. If the impermissible tenant service income exceeds 1% of our total income from a property, then all of the income from that property will fail to qualify as rents from real property. If the total amount of impermissible tenant service income from a property does not exceed 1% of our total income from that property, the income will not cause the rent paid by tenants of that property to fail to qualify as rents from real property, but the impermissible tenant service income itself will not qualify as rents from real property.

   If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for such year if we are entitled to relief under certain provisions of the Code. These relief provisions generally will be available if our failure to meet such tests was due to reasonable cause and not due to willful neglect, if we attach a schedule of the sources of its income to its federal income tax return for such years, and if any incorrect information on the schedules was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. As discussed above in "--General," even if these relief provisions were to apply, a tax would be imposed with respect to the excess net income.

   Asset Tests. At the close of each quarter of our taxable year, we must satisfy six tests relating to the nature of our assets.

   1. At least 75% of the value of our total assets must be represented by "real estate assets," cash, cash items and government securities. Our real estate assets include, for this purpose, our allocable share of real estate assets held by the partnerships in which we own an interest, and the non-corporate subsidiaries of these partnerships, as well as stock or debt instruments held for less than one year purchased with the proceeds of an offering of shares or long term debt.

   2. Not more than 25% of our total assets may be represented by securities, other than those in the 75% asset class.

   3. Except for investments in REITs, qualified REIT subsidiaries, and taxable REIT subsidiaries, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets.

   4. Except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of any one issuer's outstanding voting securities.

   5. Except for investments in REITs, qualified REIT subsidiaries and taxable REIT subsidiaries, we may not own more than 10% of the total value of the outstanding securities of any one issuer, other than securities that qualify as "straight debt" under the Internal Revenue Code.

   6. Not more than 20% of our total assets may be represented by the securities of one or more taxable REIT subsidiaries.

   For purposes of these asset tests, any shares of qualified REIT subsidiaries are not taken into account, and any assets owned by the qualified REIT subsidiary are treated as owned directly by the REIT.

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   Annual Distribution Requirements. We, in order to qualify as a REIT, are required to distribute dividends (other than capital gain dividends) to our stockholders in an amount at least equal to (i) the sum of (a) 90% of our "REIT taxable income" (computed without regard to the dividends paid deduction and our net capital gain) and (b) 90% of the net income (after tax), if any, from foreclosure property, minus (ii) the sum of certain items of noncash income. Such distributions generally must be paid in the taxable year to which they relate. Dividends may be paid in the following year in two circumstances. First, dividends may be declared in the following year if the dividends are declared before we timely file our tax return for the year and if made before the first regular dividend payment made after such declaration. Second, if we declare a dividend in October, November or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, we will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. To the extent that we do not distribute all of our net capital gain or distribute at least 90%, but less than 100%, of our "REIT taxable income," as adjusted, we will be subject to tax on the nondistributed amount at regular capital gains and ordinary corporate tax rates. Furthermore, if we should fail to distribute during each calendar year at least the sum of (i) 85% of our REIT ordinary income for such year; (ii) 95% of our REIT capital gain income for such year; and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

   We may elect to retain and pay tax on net long-term capital gains and require our stockholders to include their proportionate share of such undistributed net capital gains in their income. If we make such election, stockholders would receive a tax credit attributable to their share of the capital gains tax paid by us, and would receive an increase in the basis of their shares in us in an amount equal to the stockholder's share of the undistributed net long-term capital gain reduced by the amount of the credit. Further, any undistributed net long-term capital gains that are included in the income of our stockholders pursuant to this rule will be treated as distributed for purposes of the 4% excise tax.

   We have made and intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible, however, that we, from time to time, may not have sufficient cash or liquid assets to meet the distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceeds the amount of noncash deductions. In the event that such timing differences occur, in order to meet the distribution requirements, we may arrange for short-term, or possibly long term, borrowing to permit the payment of required dividends. If the amount of nondeductible expenses exceeds noncash deductions, we may refinance our indebtedness to reduce principal payments and may borrow funds for capital expenditures.

   Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year that may be included in our deduction for dividends paid for the earlier year. Thus, we may avoid being taxed on amounts distributed as deficiency dividends; however, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction taken for deficiency dividends.

   Failure to Qualify. If we fail to qualify for taxation as a REIT in any taxable year and no relief provisions apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us, nor will such distributions be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to stockholders will be taxable as ordinary income, and, subject to certain limitations in the Code, corporate distributees may be eligible for the dividends received deduction. Unless entitled to relief under specific statutory provisions, we will also be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief.

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Potential Taxation of Company on the Exchange

   Although the Exchange will be treated as a recapitalization for federal income tax purposes, it is still possible that the Company will recognize income on the transaction. The general rule is that a taxpayer realizes income by the payment or purchase of its obligations at less than their face value. With respect to the exchange of old debentures for preferred stock, that transaction is treated as if the Company satisfied its debt with an amount of money equal to the fair market value of the stock transferred. Although the aggregate face amount of the preferred stock issued in connection with this exchange will equal the face amount of the old debentures exchanged therefor, there can be no assurances that the fair market value of the preferred stock will equal its face amount. In the event the fair market value on the date of exchange is less than the face amount of preferred stock, the Company will recognize taxable income to the extent of such difference.

   With respect to the exchange of old debentures for new debentures, that transaction is treated as if the Company satisfied its debt with an amount of money equal to the issue price of the new debentures. See "--Taxation of Domestic Debentureholders--Original Issue Discount" above for a discussion of the issue price of the new debentures. Although the aggregate face amount of the new debentures issued in connection with this exchange will equal the face amount of the old debentures exchanged therefor, there can be no assurance that the issue price will equal their face value. In the event the fair market value is less than the face amount of the new debentures, the Company will recognize taxable income to the extent of such difference.

   Inclusion of this debt discharge income in calculating the REIT taxable income of the Company will result in an increase in the Company's REIT taxable income. This will cause an increase in the Company's current earnings and profits, and an increase in the portion of distributions characterized as ordinary income dividends.

Taxation of Stockholders

   Taxation of Taxable Domestic Stockholders. As long as we qualify as a REIT, distributions made to our taxable domestic stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate stockholders will not be eligible for the dividends received deduction as to such amounts. Distributions that are designated as capital gain dividends will be taxed as long term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the stockholder has held his or her shares. Distributions in excess of current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of such stockholder's stock, but rather will reduce the adjusted basis of such shares as a return of capital. To the extent that such distributions exceed the adjusted basis of a stockholder's stock, they will be included in income as long term capital gain (or short term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the stockholder. In addition, any dividend declared by us in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by us during January of the following calendar year. For purposes of determining what portion of a distribution is attributable to current or accumulated earnings and profits, earnings and profits will first be allocated to distributions made to holders of the Series B preferred stock. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of ours.

   In general, any gain or loss realized upon a taxable disposition of shares by a stockholder who is not a dealer in securities will be treated as a long-term capital gain or loss if the shares have been held for more than one year, otherwise as short-term capital gain or loss. However, any loss upon a sale or exchange of stock by a stockholder who has held such shares for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such stockholder as long-term capital gain.

   Distributions that we properly designates as capital gain dividends will be taxable to stockholders as gains (to the extent that they do not exceed our actual net capital gain for the taxable year) from the sale or disposition

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of a capital asset held for greater than one year. If we designate any portion of a dividend as a capital gain dividend, a U.S. stockholder will receive an Internal Revenue Service Form 1099-DIV indicating the amount that will be taxable to the stockholder as capital gain. However, stockholders that are corporations may be required to treat up to 20% of certain capital gain dividends as ordinary income. A portion of capital gain dividends received by noncorporate taxpayers may be subject to tax at a 25% rate to the extent attributable to certain gains realized on the sale of real property. In addition, noncorporate taxpayers are generally taxed at a maximum rate of 20% on net long-term capital gain (generally, the excess of net long-term capital gain over net short-term capital loss) attributable to gains realized on the sale of property held for greater that one year.

   Distributions we make and gain arising from the sale or exchange by a stockholder of shares of our stock will not be treated as passive activity income, and, as a result, stockholders generally will not be able to apply any "passive losses" against such income or gain. Distributions we make (to the extent they do not constitute a return of capital) generally will be treated as investment income for purposes of computing the investment interest limitation. Gain arising from the sale or other disposition of our stock (or distributions treated as such) will not be treated as investment income under certain circumstances.

   Upon any taxable sale or other disposition of our stock, a U.S. stockholder will recognize gain or loss for federal income tax purposes on the disposition of the stock in an amount equal to the difference between

  . the amount of cash and the fair market value of any property received on such disposition; and

  .   the U.S. stockholder's adjusted basis in such stock for tax purposes.

   Gain or loss will be capital gain or loss if the stock has been held by the U.S. stockholder as a capital asset. The applicable tax rate will depend on the stockholder's holding period in the asset (generally, if an asset has been held for more than one year it will produce long-term capital gain) and the stockholder's tax bracket. A U.S. stockholder who is an individual or an estate or trust and who has long-term capital gain or loss will be subject to a maximum capital gain rate of 20%. U.S. stockholders that acquire, or are deemed to acquire, our stock after December 31, 2000 and who hold the stock for more than five years and certain low income taxpayers may be eligible for a lower long-term capital gains rate. The Internal Revenue Service has the authority to prescribe, but has not yet prescribed, regulations that would apply a capital gain tax rate of 25% (which is generally higher than the long-term capital gain tax rates for non-corporate stockholders) to a portion of capital gain realized by a non-corporate stockholder on the sale of REIT stock that would correspond to the REIT's "unrecaptured Section 1250 gain." Stockholders are advised to consult with their own tax advisors with respect to their capital gain tax liability.

   In general, any loss upon a sale or exchange of securities by a U.S. stockholder who has held such securities for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss, but only to the extent of distributions from us received by such U.S. stockholder that are required to be treated by such U.S. stockholder as long-term capital gains.

   Economic Accrual of Redemption Premium on Preferred Stock. For federal income tax purposes, if a corporation issues preferred stock that may be redeemed at a price that is more than a de minimis amount higher than its issue price, the difference is treated as a "redemption premium" that is taxable to the holder on an annual economic accrual basis. The issue price of the preferred stock received by a U.S. stockholder in the exchange transaction is generally the fair market value of the preferred stock as of the issue date. If a U.S. stockholder recognizes income as a result of redemption premium on the preferred stock, the holder's tax basis in the preferred stock will increase by the amount included in the holder's gross income.

   Taxation of Tax-Exempt Stockholders. Provided that a tax-exempt stockholder has not held its stock as "debt financed property" within the meaning of the Internal Revenue Code, the dividend income from us will not be unrelated business taxable income, referred to as UBTI, to a tax-exempt stockholder. Similarly, income from the sale of our stock will not constitute UBTI unless the tax-exempt stockholder has held its stock as debt financed

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property within the meaning of the Internal Revenue Code or has used the stock in a trade or business. However, for a tax-exempt stockholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9),
(c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in us will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt stockholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

   A "qualified trust" (defined to be any trust described in Code Section 401(a) and exempt from tax under Code Section 501(a)) that holds more than 10% of the value of the shares of a REIT may be required, under certain circumstances, to treat a portion of distributions from the REIT as UBTI. This requirement will apply for a taxable year only if (i) the REIT satisfies the requirement that not more than 50% of the value of its shares be held by five or fewer individuals (the "five or fewer requirement") only by relying on a special "look-through" rule under which shares held by qualified trust stockholders are treated as held by the beneficiaries of such trusts in proportion to their actuarial interests therein; and (ii) the REIT is "predominantly held" by qualified trusts. A REIT is "predominantly held" by qualified trusts if either (i) a single qualified trust holds more than 25% of the value of the REIT shares, or (ii) one or more qualified trusts, each owning more than 10% of the value of the REIT shares, hold in the aggregate more than 50% of the value of the REIT shares. If the foregoing requirements are met, the percentage of any REIT dividend treated as UBTI to a qualified trust that owns more than 10% of the value of the REIT shares is equal to the ratio of (i) the UBTI earned by the REIT (computed as if the REIT were a qualified trust and therefore subject to tax on its UBTI) to (ii) the total gross income (less certain associated expenses) of the REIT for the year in which the dividends are paid. A de minimis exception applies where the ratio set forth in the preceding sentence is less than 5% for any year.

   The provisions requiring qualified trusts to treat a portion of REIT distributions as UBTI will not apply if the REIT is able to satisfy the five or fewer requirement without relying on the "look-through" rule. The restrictions on ownership of stock in our Charter should prevent application of the foregoing provisions to qualified trusts purchasing our stock, absent a waiver of the restrictions by the Board of Directors.

   Taxation of Non-U.S. Stockholders. The rules governing U.S. Federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign stockholders (collectively, "Non-U.S. Stockholders") are complex, and no attempt will be made herein to provide more than a limited summary of such rules. The discussion does not consider any specific facts or circumstances that may apply to a particular Non-U.S. Stockholder. Prospective Non-U.S. Stockholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in common stock, including any reporting requirements.

   Distributions that are not attributable to gain from sales or exchanges by us of U.S. real property interests and not designated by us as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces such rate. However, if income from the investment in our stock is treated as effectively connected with the Non-U.S. Stockholder's conduct of a U.S. trade or business, the Non-U.S. Stockholder generally will be subject to a tax at graduated rates in the same manner as U.S. stockholders are taxed with respect to such dividends (and may also be subject to a branch profits tax of up to 30% if the stockholder is a foreign corporation). We expect to withhold U.S. income tax at the rate of 30% on the gross amount of any dividends paid to a Non-U.S. Stockholder that are not designated as capital gain dividends, unless
(i) a lower treaty rate applies and the Non-U.S. Stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate is filed with us or (ii) the Non-U.S. Stockholder files an IRS Form W-8ECI with us claiming that the distribution is income treated as effectively connected to a U.S. trade or business.

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   Distributions in excess of our current and accumulated earnings and profits will not be taxable to a stockholder to the extent that they do not exceed the adjusted basis of the stockholder's stock, but rather will reduce the adjusted basis of such shares. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's shares, they will give rise to tax liability if the Non-U.S. Stockholder would otherwise be subject to tax on any gain from the sale or disposition of his or her stock as described below. We may be required to withhold U.S. income tax at the rate of at least 10% on distributions to Non-U.S. Stockholders that are not paid out of current or accumulated earnings and profits unless the Non-U.S. Stockholders provide us with withholding certificates evidencing their exemption from withholding tax. If it cannot be determined at the time that such a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Stockholder may seek a refund of such amounts from the Service if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

   For any year in which we qualify as a REIT, distributions that are attributable to gain from sales or exchanges by us of U.S. real property interests will be taxed to a Non-U.S. Stockholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA"). Under FIRPTA, these distributions are taxed to a Non-U.S. Stockholder as if such gain were effectively connected with a U.S. business. Thus, Non-U.S. Stockholders will be taxed on such distributions at the normal capital gain rates applicable to U.S. stockholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non U.S. Stockholder not entitled to treaty relief or exemption. We are required by applicable Treasury Regulations to withhold 35% of any distribution that could be designated by us as a capital gain dividend. This amount is creditable against the Non-U.S. Stockholder's FIRPTA tax liability.

   Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of our stock generally would not be subject to United States taxation unless:

  . the investment in our stock is effectively connected with the Non-U.S. Stockholder's U.S. trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as domestic stockholders with respect to any gain;

  . the Non-U.S. Stockholder is a non-resident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the non-resident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

  . our stock constitutes a U.S. real property interest within the meaning of FIRPTA, as described below.

   Our stock will not constitute a United States real property interest if we are a domestically-controlled REIT. We will be a domestically-controlled REIT if, at all times during a specified testing period, less than 50% in value of our stock is held directly or indirectly by Non-U.S. Stockholders.

   We believe that, currently, we are a domestically controlled REIT and, therefore, that the sale of our stock would not be subject to taxation under FIRPTA. Because our stock is publicly traded, however, we cannot guarantee that we are or will continue to be a domestically-controlled REIT.

   Even if we do not qualify as a domestically-controlled REIT at the time a Non-U.S. Stockholder sells our stock, gain arising from the sale still would not be subject to FIRPTA tax if:

  . the class or series of shares sold is considered regularly traded under applicable Treasury regulations on an established securities market, such as the NYSE; and

  . the selling Non-U.S. Stockholder owned, actually or constructively, 5% or less in value of the outstanding class or series of stock being sold throughout the five-year period ending on the date of the sale or exchange.

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   If gain on the sale or exchange of our stock were subject to taxation under
FIRPTA, the Non-U.S. Stockholder would be subject to regular U.S. income tax with respect to any gain in the same manner as a taxable U.S. stockholder, subject to any applicable alternative minimum tax and special alternative minimum tax in the case of non-resident alien individuals.

Backup Withholding Tax and Information Reporting

   U.S. Holders. In general, information-reporting requirements will apply to certain U.S. holders to payments of dividends on our stock, OID, interest, and payments of the proceeds of the sale of our stock and debentures, unless an exception applies.

   The payor will be required to withhold tax on such payments at the rate of 30.5% (scheduled to be reduced incrementally to 28% by 2006) if (i) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (ii) the Internal Revenue Service notifies the payor that the TIN furnished by the payor is incorrect.

   In addition, a payor of interest on the debentures or dividends on our stock will be required to withhold tax at a rate of 30.5% (scheduled to be reduced incrementally to 28% by 2006) if (i) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (ii) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

   Some stockholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a stockholder will be allowed as a credit against the stockholder's United States federal income tax and may entitle the stockholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

   Non-U.S. Stockholders. Generally, information reporting will apply to payments of dividends on our stock, interest, including OID, and backup withholding described above for a U.S. stockholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

   The payment of the proceeds from the disposition of stock or debentures to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. stockholders unless the Non-U.S. Stockholder satisfies the requirements necessary to be an exempt Non-U.S. Stockholder or otherwise qualifies for an exemption. The proceeds of a disposition by a Non-U.S. Stockholder of stock or debentures to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

   Applicable Treasury regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payor. Under these Treasury regulations, some stockholders are required to provide new certifications with respect to payments made after December 31, 2000. Because the application of these Treasury regulations varies depending on the stockholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

   State and Local Taxes. We and our stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside (although stockholders who are individuals generally should not be required to file state income tax returns outside of their state of residence

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with respect to our operations and distributions). The state and local tax treatment of us and our stockholders may not conform to the Federal income tax consequences discussed above. Consequently, prospective stockholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the securities.

Taxation of Domestic Debenture Holders

   Stated Interest. This discussion assumes that the new debentures will be treated as debt, not equity, for federal income tax purposes. Each U.S. holder of a new debenture and the Company must report the new debenture as debt for such purposes. The stated interest on a new debenture therefore will be taxable to a U.S. holder as ordinary interest income at the time it either accrues or is received, depending on such U.S. holder's method of accounting for federal income tax purposes.

   Original Issue Discount. Generally, a new debenture will bear original issue discount ("OID") if and to the extent of any excess of the new debenture's "stated redemption price at maturity" over its "issue price." The "stated redemption price at maturity" of a debt instrument is the sum of its principal amount plus all other payments required thereunder, other than payments of "qualified stated interest" (defined generally as stated interest that is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate). The "issue price" of a new debenture will be the fair market value of the new debenture on the date of the Exchange if the new debentures are deemed to be "traded on an established securities market" under the Code and as provided in Treasury regulations. If the new debentures are not so traded but the old debentures are, under Treasury regulations the "issue price" of a new debenture will be the fair market value of the old debenture, on the issue date. If neither the old debentures nor the new debentures so trade, the "issue price" of a new debenture will be its "stated redemption price at maturity." Holders should consult their tax advisor regarding whether the new debentures will be considered "traded on an established market" under the applicable regulations.

   OID would not be includible in a U.S. holder's income, however, if the U.S. holder is treated as having acquired the new debenture at a "premium."

   A U.S. holder will be treated as having acquired the new debenture at a "premium" if the adjusted basis of the new debenture in the hands of the U.S. holder immediately after the exchange exceeds the sum of all amounts payable on the new debenture other than payments of qualified stated interest. Generally, in the absence of any adjustments to a U.S. holder's basis in an old debenture, a U.S. holder will be treated as having acquired a new debenture at a premium if the U.S. holder originally paid more for the old debenture than the principal amount of the new debenture.

   For any U.S. holder who originally purchased an old debenture for less than or equal to the principal amount of the new debenture, the results will vary. If the U.S. holder's adjusted basis in the new debenture immediately after the exchange is less than or equal to the sum of all amounts payable on the new debenture after the exchange excluding qualified stated interest, but greater than the new debenture's "adjusted issue price," the U.S. holder must include OID in income, but would reduce the daily portion of OID by an amount equal to the amount which would otherwise be the daily portion for such day multiplied by a fraction the numerator of which is, generally, the excess (if any) of the U.S. holder's basis in the new debenture over the issue price of the new debenture, and the denominator of which is the total OID for such new debenture.

   If a U.S. holder's adjusted basis in a new debenture immediately after the exchange is less than or equal to the new debenture's adjusted issue price, the U.S. holder must include OID in income as it accrues (and may be subject to the market discount rules discussed below). The amount of accrued OID includible in income by such a U.S. holder would be the sum of the "daily portions" of OID with respect to the new debenture for each day during the taxable year or portion of the taxable year in which such U.S. holder held such new debenture ("accrued OID"). The daily portion is determined by allocating to each day in any "accrual period" a pro rata portion of the OID allocable to that accrual period. The "accrual period" for a new debenture may be of any

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length and may vary in length over the term of the new debenture, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period. The amount of OID allocable to any accrual period is an amount equal to the excess, if any, of (i) the product of the new debenture's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) over (ii) the amount of any qualified stated interest allocable to the accrual period. OID allocable to a final accrual period is the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period. The "adjusted issue price" of a new debenture at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period (determined without regard to the amortization of any acquisition or bond premium) and reduced by any payments made on such new debenture (other than qualified stated interest) on or before the first day of the accrual period. Special rules will apply for calculating OID for an initial short accrual period. As OID accrues and is included in a U.S. holder's income, it is added to the U.S. holder's tax basis in the new debentures.

   Market Discount. Generally, the market discount rules discussed below will apply to any new debenture if the old debenture bore accrued market discount that was not recognized upon the exchange, or if the U.S. holder's tax basis in the new debenture is less than the new debenture's "adjusted issue price." If the new debentures do not have OID, the market discount rules generally will apply if the stated redemption price at maturity exceeds the Holder's initial tax basis in the new debentures.

   Gain recognized on the disposition (including a redemption) of a new debenture that has accrued market discount will be treated as ordinary income, not capital gain, to the extent of the accrued market discount, provided that the amount of market discount exceeds a statutory de minimis amount. "Market discount" is defined as the excess, if any, of (i) the stated redemption price at maturity (or, in the case of a debt obligation with OID, the adjusted issue price) over (ii) the tax basis of the debt obligation in the hands of the U.S. holder immediately after its acquisition. In addition, any accrued market discount on an old debenture that is not taken into account in connection with the exchange transaction will carry over to the new debenture received in exchange therefor.

   Unless a U.S. holder elects otherwise, the accrued market discount would be the amount calculated by multiplying the market discount by a fraction, the numerator of which is the number of days the obligation has been held by the U.S. holder and the denominator of which is the number of days after the U.S. holder's acquisition of the obligation up to and including its maturity date. A U.S. holder of a new debenture acquired at market discount may also be required to defer the deduction of all or a portion of the interest on any indebtedness incurred or maintained to carry the new debenture until it is disposed of in a taxable transaction.

   If a U.S. holder of a new debenture acquired at market discount disposes of such new debenture in any transaction other than a sale, exchange or involuntary conversion, even though otherwise nontaxable (e.g., a gift), such U.S. holder will be deemed to have realized an amount equal to the fair market value of the new debenture and would be required to recognize as ordinary income any accrued market discount to the extent of the deemed gain.

   A U.S. holder of a new debenture acquired at market discount may elect to include the market discount in income as it accrues, either on a straight-line basis or, if elected, on a constant interest rate basis. The current income inclusion election would apply to all market discount obligations acquired by the electing U.S. holder on or after the first day of the first taxable year to which the election applies. The election may be revoked only with the consent of the IRS. If a U.S. holder of a new debenture so elects to include market discount in income currently, the rules discussed above with respect to ordinary income recognition resulting from sales and certain other disposition transactions and to deferral of interest deductions would not apply.

   Amortizable Bond Premium. Generally, a U.S. holder who acquires a new debenture in the exchange of old debentures for new debentures will have amortizable bond premium to the extent of the excess, if any, of its

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basis in the new debenture over the amount payable on maturity of the new debenture (or on an earlier call date if use of the earlier call date results in a smaller amortizable bond premium). For this purpose, the U.S. holder's basis in the new debenture is generally the same as the U.S. holder's basis in the old debenture less any amount attributable to the value of any conversion features of the new debenture. If the new debenture were determined not to have been acquired in a reorganization as described above, the U.S. holder's basis in the bond may not exceed its fair market value immediately after the exchange.

   A U.S. holder may elect to amortize any bond premium under Section 171 of the Code on a constant yield basis over the period from the acquisition date to the maturity date of the new debenture (or, in certain circumstances, until an earlier call date) and, except as future Treasury regulations may otherwise provide, reduce the amount of interest included in income in respect of the new debenture by such amount. A U.S. holder who elects to amortize bond premium must reduce its adjusted basis in the new debenture by the amount of such allowable amortization. An election to amortize the bond premium would apply to all amortizable bond premium on all taxable bonds held at or acquired after the beginning of the U.S. holder's taxable year as to which the election is made, and may be revoked only with the consent of the IRS.

   The amount of amortizable bond premium does not include any amount attributable to the conversion feature of the new debenture. The value of the conversion feature for purposes of the amortization of bond premium may be determined under any reasonable method.

   The amortized bond premium deduction is treated as an offset to interest income on the related security for federal income tax purposes and is limited to the purchaser's investment income from the debt instrument for the year. No deduction of unamortized bond premium will be allowed on conversion of a new debenture into Common Stock. Each U.S. holder is urged to consult its tax advisors as to the consequences of the treatment of such premium as an offset to interest income for federal income tax purposes. If an election to amortize the bond premium is not made, a U.S. holder must include the full amount of each interest payment in income in accordance with its regular method of accounting and will generally receive a tax benefit from the bond premium only upon computing its gain or loss upon the sale or other disposition or payment of the principal amount of the new debenture.

   Election to Treat All Interest as Original Issue Discount. A U.S. holder may elect to include in gross income all interest that accrues on a new debenture using the constant-yield method with the modifications described below. For this purpose, interest includes stated interest, OID, market discount and de minimis market discount, as adjusted by an acquisition premium or amortizable bond premium. In applying the constant-yield method, the issue price of the new debenture will equal the electing U.S. holder's adjusted basis in the new debenture immediately after its acquisition, the issue date of the new debenture will be the date of its acquisition by the electing U.S. holder and no payments on the new debenture will be treated as payments of qualified stated interest.

   Sale or Redemption. Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by the Company) or other disposition of a new debenture will be a taxable event for federal income tax purposes. In such event, a U.S. holder will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any property received upon such sale, exchange, redemption or other taxable disposition (other than in respect of accrued and unpaid interest thereon, which will be taxable as ordinary income) and (ii) the U.S. holder's adjusted tax basis therein (as increased by any market discount previously included in income by the U.S. holder and decreased by any amortizable bond premium deducted over the term of the Note by the U.S. holder). Subject to the discussion under "--Market Discount," such gain or loss should be capital gain or loss and will be long-term capital gain or loss if the new debenture had been held by the U.S. holder for more than one year at the time of such sale, exchange, redemption or other disposition.

   Conversion of New Debentures Into Common Stock. No gain or loss will be recognized for federal income tax purposes on conversion of new debentures solely into shares of common stock except with respect to any cash received in lieu of a fractional share or, in the case of both cash and accrual basis taxpayers, any accrued interest not previously included in income. To the extent the conversion is not treated as resulting in the payment of interest, the tax basis for the shares of common stock received upon conversion will be equal to the tax basis of the new debentures converted into common stock, and the holding period of the shares of common stock will include the holding period of the new debentures converted. Any accrued market discount not previously included in income as of the date of the conversion of the new debentures and not recognized upon the conversion (e.g., as a result of the receipt of cash in lieu of a fractional interest in a new debenture) should carry over to the common stock received on conversion and be treated as ordinary income to the extent of any gain upon the subsequent disposition of such common stock. If the new debentures are not considered securities for federal income tax purposes, however, a U.S. holder could be required to include accrued market discount on the new debentures as ordinary income upon conversion, to the extent the fair market value of the new debentures exceeds the U.S. holder's tax basis therein. A U.S. holder will recognize taxable gain or loss on cash received in lieu of fractional shares of common stock in an amount equal to the difference between the amount of cash received and the U.S. holder's tax basis in such fractional shares. Subject to the market discount rules discussed above, such gain or loss should be capital gain or loss if the fractional shares are capital assets in the hands of the U.S. holder and long-term capital gain or loss if the fractional shares have been deemed held for more than one year.

   Constructive Dividends on New Debentures. If at any time (i) the Company makes a distribution of cash or property to its stockholders or purchases common stock and such distribution or purchase would be taxable to such stockholders as a dividend for U.S. federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for common stock, and, pursuant to the antidilution provisions, the conversion price of the new debentures is increased, or (ii) the conversion price of the new debentures is increased at the discretion of the Company, such increase in conversion price may be deemed to be the payment of a taxable dividend (to the extent of the Company's current or accumulated earnings and profits) to U.S. holders of new debentures (pursuant to Section 305 of the Code). Such U.S. holders of new debentures could therefore have taxable income as a result of an event pursuant to which they received no cash or property.

Taxation of Non-U.S. Debenture Holders

   Interest and OID on New Debentures. Neither interest paid by the Company to a Non U.S. Holder nor any original issue discount will be subject to U.S. federal income or withholding tax if (i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (iii) the Non-U.S. Holder is not a controlled foreign corporation with respect to which the Company is a "related person" within the meaning of the Code, and (iv) either (a) the Non-U.S. Holder certifies to the Company, under penalties of perjury, that the Non-U.S. Holder is not a U.S. person and provides the beneficial owner's name and address on a U.S. Treasury Form W-8 (or suitable substitute form) or (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the new debenture certifies, under penalties of perjury, that such Form W-8 (or suitable substitute form) has been received from the Non-U.S. Holder by it or by such a financial institution between it and the Non-U.S. Holder and furnishes the payor with a copy thereof. If the foregoing exceptions do not apply, payments on the new debentures may be subject to U.S. withholding tax at a rate of 30% (or such lower rate as may be applied under an applicable tax treaty).

                       FEDERAL INCOME TAX CONSIDERATIONS
                          OF THE EXCHANGE TRANSACTION

Domestic Debenture Holders

   Treatment of Loss or Gain Upon Exchange. The receipt of new debentures, preferred stock, or a combination of the two, in exchange for old debentures will be considered a recapitalization that qualifies as a reorganization for federal income tax purposes if the old debentures, new debentures and preferred stock are "securities" for U.S. federal income tax purposes. Although the determination of the status of the new debentures as "securities" is not entirely certain because the term of the new debentures is less than ten (10) years, the new debentures should be treated as "securities" for U.S. federal income tax purposes. Accordingly, the receipt of the new debentures should be treated as the receipt of "securities," and the exchange transaction should constitute a recapitalization and a reorganization for federal income tax purposes and, as a result, exchanging U.S. holders should not recognize any loss or gain (except to the extent that new debentures and preferred stock received are attributable to accrued but unpaid interest on the old debentures, in which event the U.S. holders would generally be required to treat such amounts as payment of interest includible in income in accordance with the U.S. holder's method of accounting for tax purposes). Under such treatment, a U.S. holder's adjusted tax basis in the new debentures and preferred stock acquired in the exchange will equal the U.S. holder's adjusted tax basis in the old debentures allocated among the new securities received based on the respective fair market values of such securities. A U.S. holder's holding period in the new debentures or preferred stock acquired in the exchange will include such Holder's holding period in the old debentures.

   If the exchange were determined not to constitute a recapitalization for U.S. federal income tax purposes, then an exchanging U.S. holder would recognize loss or gain equal to the difference between (i) the "issue price" as defined herein under "--Taxation of Domestic Debentureholders--Original Issue Discount" of the new debentures and (ii) the U.S. holder's adjusted tax basis in the old debentures exchanged therefor. Any such loss or gain would generally be long-term capital loss or gain if the old debentures had been held for more than one year, subject to characterization of any accrued market discount income as ordinary income.

   The remainder of this discussion assumes that the exchange transaction will constitute a recapitalization and a reorganization for federal income tax purposes.

Foreign Debenture Holders

   General. The following is a summary of the material U.S. federal income tax consequences of the exchange of the old debentures for the new debentures and the disposition of the new debentures by a Non-U.S. holder and certain estate tax consequences of the ownership of the new debentures. This discussion does not address tax consequences arising under the laws of any foreign, state or local jurisdiction. The tax treatment of Non-U.S. Holders of the new debentures may vary depending on their particular situations. Certain Non-U.S. Holders (including insurance companies, tax-exempt organizations, financial institutions and broker-dealers) may be subject to special rules not discussed below. Prospective investors who are Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal tax consequences of acquiring, holding and disposing of the new debentures, as well as any tax consequences that may arise under the laws of any foreign, state, local or other taxing jurisdiction.

   Treatment of Loss or Gain Upon Exchange. A Non-U.S. Holder generally will not recognize loss or gain upon the exchange of the new debentures for the old debentures if the exchange constitutes a recapitalization for US. federal income tax purposes. A U.S. holder's adjusted tax basis in a new debenture in that case will equal the U.S. holder's adjusted tax basis in the old debenture for which such new debenture was exchanged. If the exchange were not to qualify as a recapitalization, gain or loss may be recognized if such gain or loss is effectively connected with the conduct of a trade or business in the United States by the Non-U.S. Holder, or in the case of an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the year of the exchange, or for certain more than 5% shareholders. See "-- Gain on Disposition of New Debentures."

   Conversion of New Debentures. A Non-U.S. Holder generally will not recognize gain or loss upon any conversion of a new debenture solely into common stock.

   Gain on Disposition of New Debentures. A Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain recognized on a disposition of a new debenture provided the Company is classified as a domestically controlled REIT, except where such gain or loss is effectively connected with the conduct of a U.S. trade or business by the Non-U.S. Holder or in the case of an individual, such holder is present in the United States for 183 days or more in the year of disposition. See the discussion under "--Taxation of Non-U.S. Stock Holders."

   Federal Estate Taxes. If interest on the new debentures is exempt from withholding of U.S. federal income tax under the rules described above, the new debentures will not be included in the estate of a deceased Non-U.S. Holder for U.S. federal estate tax purposes. Common stock owned, or treated as owned, by a Non-U.S. Holder (as specifically determined for U.S. federal estate tax purposes) at the time of death will be included in such Non-U.S. Holder's gross estate for U.S. federal income tax liability. Non-U.S. Holders are urged to consult their tax advisors concerning the potential applicability of these provisions.

                             PLAN OF DISTRIBUTION

   We will not receive any proceeds in connection with this exchange offer.

   We will distribute the new debentures and/or the shares of Series B preferred stock in the manner described in "This Exchange Offer" above.

   Each broker-dealer that receives registered new debentures or Series B preferred stock for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those new debentures or Series B preferred stock. The letter of transmittal accompanying this prospectus states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended. A participating broker-dealer may use this prospectus in connection with resales of new debentures and Series B preferred stock received in exchange for the outstanding old debentures where those old debentures were acquired by the broker-dealer as a result of market-making activities or other trading activities. We have agreed that, starting on the date of this prospectus and ending on the close of business on the day that is 180 days following the date of this prospectus, we will make this prospectus available to any broker-dealer for use in connection with any of those resales.

                                 LEGAL MATTERS

   The legality of the securities and certain other legal matters have been passed upon for us by Jaeckle Fleischmann & Mugel, LLP, Buffalo, New York.

                                    EXPERTS

   The consolidated financial statements and schedules of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                  $61,900,000

                       SIZELER PROPERTY INVESTORS, INC.

 Offer to Exchange 9.0% Convertible Subordinated Debentures due July 15, 2009
          and/or 10.0% Series B Cumulative Redeemable Preferred Stock for all Outstanding 8% Convertible Subordinated Debentures Due July 15, 2003

                               ----------------
                                  PROSPECTUS

                               ----------------

                                        , 2001

   In order to tender, a holder must send or deliver a properly completed and signed letter of transmittal and any other required documents to the exchange agent at its address set forth below or tender pursuant to DTC's Automated Tender Offer Program.

                The exchange agent for this exchange offer is:

              Chase Manhattan Trust Company, National Association

     By facsimile (for eligible            For information or confirmation by:
         institutions only):


                                                     (214) 468-6464
           (214) 468-6494

   Any questions or requests for assistance or for additional copies of this prospectus, the letter of transmittal or related documents may be directed to the information agent at its telephone number set forth below. A holder may also contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning this exchange offer.

               The information agent for this exchange offer is:

                   Georgeson Shareholder Communications Inc.

               Bankers and brokers call collect: (212) 440-9800.
                  All others call toll-free: (800) 223-2064.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Sizeler Property Investors, Inc. (the "Company") is organized in the State of Maryland. The Maryland General Corporation Law ("MGCL") permits a corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper personal benefit or profit in money, property or services or (ii) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

   The MGCL permits a corporation to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the person is made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the indemnified party was material to the matter giving rise to the proceeding and
(a) was committed in bad faith or (b) was the result of active and deliberate dishonesty, (ii) the indemnified party actually received an improper personal benefit in money, property or services or (iii) in the case of any criminal proceeding, the indemnified party had reasonable cause to believe that the act or omission was unlawful.

   The indemnity may include judgments, penalties, fines, settlements and reasonable expenses actually incurred by the director or officer in connection with the proceeding; provided, however, that if the proceeding is one by or in the right of the Maryland corporation, indemnification is not permitted with respect to any proceeding in which the director or officer has been adjudged to be liable to the corporation.

   In addition, a director or officer of a Maryland corporation may not be indemnified with respect to any proceeding charging improper personal benefit to the director or officer in which the director or officer was adjudged to be liable on the basis that personal benefit was improperly received. The termination of any proceeding by conviction or upon a plea of nolo contendere or its equivalent or an entry of an order of probation prior to judgment creates a rebuttal presumption that the director or officer did not meet the requisite standard of conduct required for permitted indemnification. The termination of any proceeding by judgment, order or settlement, however, does not create a presumption that the director or officer did not meet the requisite standard of conduct for permitted indemnification.

   As a condition to advancing expenses to a director who is a party to a proceeding, the MGCL requires the Company to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by is and (b) a written statement by or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.

   The Company's Charter provides that the Company will indemnify its directors and officers, whether serving the Corporation or at its request any other entity, to the full extent required or permitted by Maryland law, including the advance of expenses under the procedures and to the full extent permitted by law. The Company's Charter contains a provision which limits a director's or officer's personal liability for monetary damages to the Company or its stockholders. The Company's Charter also provides that the Company will indemnify other employees and agents to the extent authorized by the Company's board of directors or the Company's Bylaws. The Bylaws of the Company do not authorize any such indemnification for non-director, non-officer employees or agents.

   The Company has entered into an indemnification agreement (the "Indemnification Agreement") with each of its directors and officers, and the Board of Directors has authorized the Company to enter into an Indemnification Agreement with each of the future directors and officers of the Company. The MGCL permits a corporation to indemnify its directors and officers. However, the protection that is specifically afforded by the

MGCL authorizes other arrangements for indemnification of directors and officers, including insurance. The Indemnification Agreement is intended to provide indemnification to the maximum extent allowable by, or not in violation of, or offensive to, any law of the State of Maryland.

   The Indemnification Agreement provides that the Company shall indemnify a director or officer who is a party to the agreement (the "Indemnitee"), if he or she was or is a party to or otherwise involved in any proceeding by reason of the fact that he or she was or is a director or officer of the Company, or was or is serving at its request in a certain capacity of another entity, against losses incurred in connection with the defense or settlement of such proceeding. This indemnification shall be provided to the fullest extent permitted by the Indemnification Agreement. This is similar to the indemnification provided by the MGCL except that indemnification is not available under the Indemnification Agreement to the Indemnitee who pays any amount in settlement of a proceeding without the Company's written consent.

Item 21. Exhibits.

   The following exhibits are filed herewith (or incorporated by reference):


      3.1 Articles of Incorporation of the Registrant (incorporated by reference to exhibit 3(i) of the Registrant's Form 8-K filed with the SEC on June 26, 2001).

      3.2 By-Laws, as amended, of the Registrant (incorporated by reference to exhibit 3.2 of the Registrant's Registration Statement on Form
            S-4 filed with the SEC on October 25, 2001).

      4.1   Form of Articles Supplementary creating Registrant's 10.0% Series B
            Cumulative Redeemable Preferred Stock (incorporated by reference to exhibit 4.1 of the Registrant's Registration Statement on Form S-4 filed with the SEC on October 25, 2001).

      4.2A  Indenture for the Registrant's 8% Convertible Subordinated
            Debentures due 2003 (incorporated by reference to the Registrant's
            Form 8-K dated May 26, 1993).

      4.2B  First Supplemental Indenture for the Registrant's 8% Convertible
            Subordinated due 2003 (incorporated by reference to exhibit (4) of the Registrant's Form 8-K filed with the SEC on June 26, 2001).

      4.3   Form of Indenture for the Registrant's 9.0% Convertible
            Subordinated Debentures due July 15, 2009 (incorporated by reference to exhibit 4.3 of the Registrant's Registration Statement on Form S-3 filed with the SEC on October 25, 2001).

      5 Opinion of Jaeckle Fleischmann & Mugel, LLP regarding the legality of securities being registered (filed herewith).

      8 Opinion of Jaeckle Fleischmann & Mugel, LLP regarding certain tax matters (filed herewith).

     12 Statement of ratio of earnings to fixed charges (incorporated by reference to exhibit 12 of the Registrant's Registration Statement on Form S-4 filed with the SEC on October 25, 2001).

     23.1   Consent of KPMG LLP (filed herewith).

     23.2 Consent of Jaeckle Fleischmann & Mugel, LLP (incorporated by reference to Exhibit 5).

     24 Powers of Attorney (incorporated by reference to exhibit 24 of the Registrant's Registration Statement on Form S-4 filed with the SEC on October 25, 2001).

     25     Statement of eligibility of Trustee (filed herewith).

     99.1   Form of Letter of Transmittal (filed herewith).

     99.2   Form of Notice to Brokers, Dealers, Commercial Banks, Trust
            Companies and other Nominees (filed herewith).

     99.3   Form of Letter to Clients for use by Brokers, Dealers, Commercial
            Banks, Trust Companies and other Nominees (filed herewith).



Item 22. Undertakings.

    (a) The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act");

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (f) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kenner, State of Louisiana as of the 20th day of November 2001.


                                          Sizeler Property Investors, Inc.

                                                  /s/ Sidney W. Lassen
                                          By: _________________________________
                                                      Sidney W. Lassen
                                              Chairman of the Board and Chief
                                                     Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by Thomas A. Masilla, Jr. individually and as attorney-in-fact for the following persons:



                 Name                                Title
                 ----                                -----

           Sidney W. Lassen                Chairman of the Board and
                                            Chief Executive Officer
                                            (Principal Executive
                                            Officer)

        Thomas A. Masilla, Jr.             Vice Chairman, President
                                            and Director (Principal
                                            Operating Officer)

           Robert A. Whelan                Chief Financial Officer
                                            (Chief Financial and
                                            Principal Accounting
                                            Officer)

           J. Terrell Brown                Director
                                                                             /s/ Thomas A. Masilla, Jr.
                                                                             Thomas A. Masilla, Jr.
                                                                             Individually and as
          Francis L Fraenkel               Director                          Attorney-in-Fact


           Harold B. Judell                Director

         James W. MacFarland               Director

        Richard L. Pearlstone              Director

         Theodore H. Strauss               Director